_________________________________________________________________________________

AMENDED AND RESTATED LOAN AGREEMENT

AMONG

CERTAIN LENDERS,

HSBC BANK USA, AS AGENT

AND

MOOG INC.

_________________________________________________________________________________

DATED AS OF MARCH 3, 2003

Exhibits
Exhibit A	Lenders and Commitment Amounts
Exhibit B	Revolving Loan Note
Exhibit C	Term Loan Note
Exhibit D	Swingline Loan Note

Schedules
Schedule 1.63	Permitted Indebtedness
Schedule 1.64	Permitted Investments
Schedule 1.65	Permitted Liens
Schedule 7.2	Subsidiaries
Schedule 7.4	Control Persons
Schedule 7.6	Environmental Matters
Schedule 9.8	Fictitious Names
-vi-

AMENDED AND RESTATED LOAN AGREEMENT

                   This Agreement is made as of March 3, 2003 among the lenders identified in Exhibit A attached to and made a part of this Agreement, the Swingline Lender, and each bank, financial institution or other entity who becomes a party hereto after the date hereof by permitted assignment or otherwise (collectively the "Lenders" and individually a "Lender"); HSBC Bank USA, a New York banking corporation having an office at One HSBC Center, Buffalo, New York 14203 ("HSBC Bank"), as agent for the Lenders; and Moog Inc., a New York business corporation having its chief executive office at Jamison Road and Seneca Street, East Aurora, New York 14052-0018 ("Borrower").

BACKGROUND

           A.    The Borrower, HSBC Bank as agent, and most of the Lenders under this Agreement are parties to a Corporate Revolving and Term Loan Agreement dated as of November 30, 1998 as amended through Amendment No. 4 thereto dated December 7, 2001 (as so amended, the "1998 Agreement").

           B.    The 1998 Agreement initially provided for a $265,000,000 Revolving Loan Facility ("Initial Revolving Loan Facility") and a $75,000,000 Term Loan Facility ("Initial Term Loan Facility") secured by liens on Borrower's personal property assets, 100% of the stock of certain Domestic Subsidiaries and pledges of 65% of the shares or stock of certain Directly-Owned Foreign Subsidiaries, and a $12,900,000 mortgage on Borrower's New York State Property, an unlimited Deed of Trust on Borrower's California real estate, and an unlimited Deed of Trust on Borrower's Utah real estate.

           C.    Pursuant to Amendment No. 1 to the 1998 Agreement dated October 24, 2001, the Initial Term Loan Facility was re-established at $75,000,000 ("Replacement Term Loan") and the maturity date thereof and of the Initial Revolving Loan Facility was extended to December 31, 2005. The Replacement Term Loan has since been paid down to $41,250,000.

           D.    Borrower has advised the 1998 Lenders and HSBC Bank that Borrower desires to refinance, at the earliest permitted time, Borrower's existing $120,000,000 10% Subordinated Debt ("1996 Subordinated Debt") issued under an Indenture between Borrower and Fleet National Bank dated May 10, 1996 as amended ("1996 Indenture"), and Borrower has advised the 1998 Lenders and HSBC Bank that it would like to borrow additional funds under an amended and restated version of the 1998 Agreement which would reset the Replacement Term Loan at the original $75,000,000 amount and increase the Revolving Loan Facility an additional $50,000,000 above the original $265,000,000 established in the 1998 Agreement and continuously maintained in effect.

           E.    All of the 1998 Lenders and HSBC Bank as agent are willing to amend and restate the 1998 Agreement and to add some additional lenders to the 1998 Lenders, and generally maintain the existing collateral as security for such amended and restated financing, all on the terms and conditions hereinafter set forth.

                   The Lenders, HSBC Bank as agent for the Lenders, and the Borrower agree as follows:

           1.    DEFINITIONS.  For purposes of this Agreement:

                   1.1        "Accumulated Funding Deficiency" has the meaning given to such term in Section 412(a) of the Internal Revenue Code.

                   1.2        "Affiliate" means, other than the Borrower and all Subsidiaries, (i) any Person who or that now or hereafter has Control of or is now or hereafter under common Control with the Borrower or any Subsidiary or over whom or which the Borrower or any Subsidiary now or hereafter has Control, (ii) any Person who is now or hereafter related by blood, adoption or marriage to any Person referred to in clause (i) of this sentence or now or hereafter resides in the same home as any such Person, (iii) any Person who is now or hereafter a director or officer of the Borrower or any Subsidiary or has functions with respect to the Borrower or any Subsidiary similar to those of a director or officer of a corporation, or (iv) any Person who is now or hereafter related by blood, adoption or marriage to any Person referred to in clause (iii) of this sentence or now or hereafter resides in the same home as any such Person or over whom or which any such Person now or hereafter has Control.

                   1.3        "Agent" means (i) HSBC Bank as agent for the Lenders or (ii) any direct or indirect successor to HSBC Bank as agent for the Lenders.

                   1.4        "Applicable Interest Margin" means for each day, the applicable margin corresponding to the ratio of Consolidated Total Debt to Consolidated Adjusted EBITDA for the four completed fiscal quarters of the Borrower immediately preceding the fiscal quarter of the Borrower containing such day, as set forth below:

Ratio of Consolidated Total Debt/Consolidated Adjusted EBITDA	Applicable Margin for Libor Rate Balances	Applicable Margin for HSBC Bank Prime Rate Balances
Greater than 3.0	2.00%	0.00%
Greater than 2.5 and equal to or less than 3.0	1.75%	0.00%
Greater than 2.0 and equal to or less than 2.5	1.50%	0.00%
Equal to or less than 2.0	1.25%	0.00%

The Applicable Interest Margin shall be determined by the Agent on the date of this Agreement based on Borrower's then applicable Ratio of Consolidated Total Debt to Consolidated Adjusted

EBITDA and shall remain in effect until there is a change in such ratio. Changes in the Applicable Margin resulting from changes in Borrower's Ratio of Consolidated Total Debt/Consolidated Adjusted EBITDA shall become effective on each date hereafter that Borrower delivers to each Lending Entity the financial information required by Section 8.8(i), (ii) and (iv) of this Agreement.

                   1.5        "Bankruptcy Law" means any bankruptcy or insolvency Law or any other Law relating to the relief of debtors, the readjustment, composition or extension of indebtedness, liquidation or reorganization.

                   1.6        "Business Day"  means (a) for all purposes other than as covered by clause (b) below, any day other than a Saturday, Sunday or day which shall be in Buffalo, New York a legal holiday or day on which banking institutions are required or authorized to close; (b) with respect to all notices and determinations in connection with the Libor Rate, any date which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. dollar deposits in the London Interbank Eurodollar Market.

                   1.7        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

                   1.8        "Collateral" means any collateral, subordination, guaranty, endorsement or other security or assurance of payment, whether now existing or hereafter arising, that now or hereafter directly or indirectly secures the repayment or payment of or is otherwise now or hereafter directly or indirectly applicable to any of the principal amount of any Loan, any interest payable pursuant to this Agreement or any other amount payable by the Borrower pursuant to any Loan Document.

                   1.9        "Commitment Percentage" means, with respect to any Lender, the percentage obtained by (i) dividing (A) the "Commitment Amount Total" shown opposite the name of such Lender in Exhibit A attached to and made a part of this Agreement by (B) $390,000,000 and (ii) multiplying the result by 100.

                   1.10        "Consolidated Adjusted EBITDA" means, for any period, an amount equal to (i) the sum of the amounts for such period of (A) Consolidated Net Income, (B) Consolidated Interest Expense, (C) provisions for taxes based on income, (D) total depreciation expense, (E) total amortization expense and (F) other non-cash items reducing Consolidated Net Income minus (ii) other non-cash items increasing Consolidated Net Income for such period.

                   1.11        "Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures of the Borrower and all Subsidiaries during such period determined on a consolidated basis that may properly be classified as capital expenditures in conformity with GAAP other than the purchase by Moog GmbH of a portion of its plant with proceeds of a deposit held by Moog GmbH's landlord pursuant to Moog GmbH's lease thereof which deposit as of the date of this Agreement, is approximately 2,900,000 Euros.

                   1.12        "Consolidated Fixed Charges" means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Interest Expense, (ii) provisions for taxes based on income and (iii) regularly scheduled payments of principal of Debt made during such period, all of the foregoing as determined on a consolidated basis for the Borrower and all Subsidiaries in conformity with GAAP.

                   1.13        "Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) of the Borrower and all Subsidiaries on a consolidated basis with respect to all outstanding indebtedness of the Borrower and all Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers, acceptance financing and net costs under interest rate swap agreements, interest rate cap agreements, interest rate insurance or any other agreement designed to provide protection against fluctuation in interest rates entered into by the Borrower or any Subsidiary, but excluding, however, (i) amortization of discount and amortization of debt issuance costs and (ii) any amounts payable on or before the date of this Agreement.

                   1.14        "Consolidated Net Income" means, for any period, (i) the net income (or loss) of the Borrower and all Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, less (ii) (A) the income (or loss) of any Person (other than a Subsidiary) in which any other Person (other than the Borrower or a Subsidiary) has a joint interest, except to the extent of the amount of dividends or other Distributions actually paid to the Borrower or any Subsidiary by such Person during such period, (B) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or that Person's assets are acquired by the Borrower or any Subsidiary, (C) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar Distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order or Law applicable to that Subsidiary, (D) any after-tax gains or losses attributable to asset sales (other than any such gains or losses incurred in the ordinary course of business aggregating less than $500,000 during the fiscal year of the Borrower containing such period) or returned surplus assets of any Pension Plan and (E) (to the extent not included in clauses (A) through (D) above) any net extraordinary gains or net non-cash extraordinary losses.

                   1.15        "Consolidated Net Worth" means, as at any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of the Borrower and all Subsidiaries on a consolidated basis determined in conformity with GAAP.

                   1.16        "Consolidated Total Debt" means, as at any date of determination, the sum of (i) all Debt of the Borrower and all Subsidiaries, determined on a consolidated basis in accordance with GAAP less aggregate net cash balances of the Borrower and all Subsidiaries and (ii) Letters of Credit outstanding (other than that portion of Letters of Credit Outstanding representing the aggregate undrawn face amount of Letters of Credit which are trade letters of credit issued with respect to the purchase and sale of goods by the Borrower or any Subsidiary).

                   1.17        "Control" means, with respect to any Person, whether direct or indirect, (i) the power to vote 20% or more (on a weighted basis) of the outstanding shares of stock of such Person ordinarily having the power to vote for the election of directors of such Person or 20% or more (on a weighted basis) of other ownership interests in such Person ordinarily having the power to vote for the election of, appoint or otherwise designate Persons having functions with respect to such Person similar to those of directors of a corporation or the power to direct or cause the direction of the management and policies of such Person, (ii) the beneficial ownership of 20% or more of the outstanding shares of stock of such Person or 20% or more of other ownership interests in such Person or (iii) the power to direct or cause the direction of the management and policies of such Person, whether by ownership of any stock or other ownership interest, by agreement or otherwise; provided, however, that no Pension Plan or employee stock ownership plan of the Borrower shall be considered to have Control of the Borrower or any Subsidiary.

                   1.18        "Debt" means, with respect to any Person, any Indebtedness resulting from the borrowing of any money or from any deferral of payment for the acquisition or capital lease of any asset.

                   1.19        "Default" means (i) any default by the Borrower described in Sections 10.1a or 10.1c of this Agreement or (ii) the commencement of any case or other proceeding against the Borrower or any Subsidiary described in Sections 10.1e or 10.1f of this Agreement regardless of whether any notice, lapse of time or both notice and lapse of time otherwise required pursuant to such Sections 10.1a, 10.1c, 10.1e and 10.1f.

                   1.20        "Designated Officer" means the President, any Executive Vice President, the Treasurer or the Controller of the Borrower.

                   1.21        "Directly-Owned Foreign Subsidiary" means any Foreign Subsidiary over which the Borrower has direct Control.

                   1.22        "Distribution" means, with respect to any Person, (i) any dividend or other distribution, whether in cash or in the form of any other asset, on account of any of its stock or any other ownership interest therein or (ii) any payment on account of the purchase, redemption, retirement or other acquisition of any of its stock or any other ownership interest therein.

                   1.23        "Domestic Subsidiary" means (i) any Subsidiary, other than the two named Moog Controls Corporation, having any place of business located in the United States or (ii) any Subsidiary that is a foreign sales corporation (including, but not limited to, Moog FSC Ltd.).

                   1.24        "Environmental Law" means any Law relating to public health or safety or protection of the environment, including, but not limited to, (i) CERCLA and (ii) the Resource Conservation and Recovery Act, as amended.

                   1.25        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                   1.26        "Events of Default" has the meaning given to such term in Section 10 of this Agreement.

                   1.27        "Fixed Charge Coverage Ratio" means the ratio as of the last day of any fiscal quarter of the Borrower of (i) Consolidated Adjusted EBITDA for the four-fiscal quarter period then ended minus Consolidated Capital Expenditures for such four fiscal quarter period to (ii) Consolidated Fixed Charges for such four-fiscal quarter period, in each case as set forth in the most recent compliance certificate delivered by the Borrower to the Agent pursuant to Section 8.8 of this Agreement.

                   1.28        "Foreign Subsidiary"  means (i) any Subsidiary not having any place of business located in the United States other than any Subsidiary that is a foreign sales corporation (including, but not limited to, Moog FSC Ltd.) or (ii) Moog Controls Corporation, an Ohio corporation.

                   1.29        "GAAP" means as of the date of any determination, generally accepted accounting principles as promulgated by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants or any successor entity or entities thereto, including, without limitation, any Public Company Accounting Oversight Board established under the Sarbanes-Oxley Act of 2002, consistently applied and maintained throughout the relevant periods and from period to period.

                   1.30        "Governmental Authority" means any government, political subdivision, court, agency, central bank or other entity, body, organization or group exercising any executive, legislative, judicial, fiscal, monetary, regulatory or administrative function of government.

                   1.31        "GHC"  means Moog Holding GmbH, a holding company wholly owned by Moog Europe formed under the laws of Germany and, as of the date of this Agreement, the parent of two direct wholly-owned subsidiaries Moog Hydrolux S.a.r.l. and Moog GmbH.

                   1.32        "Hazardous Material" means (i) any "hazardous substance" as such term is defined in 42 U.S.C. ' 9601(14), (ii) any "hazardous waste" as such term is defined in 42 U.S.C. ' 6903(5), (iii) any pollutant, contaminant or hazardous, dangerous or toxic chemical, material, waste or other substance for purposes of any other Environmental Law relating to or imposing any liability or standard of conduct with respect to any pollutant, contaminant or hazardous, dangerous or toxic chemical, material, waste or other substance or (iv) any petroleum product used for fuel or lubrication.

                   1.33        "HSBC Bank Prime Rate" means the higher of (i) the rate announced by HSBC Bank USA as the prime rate of interest of HSBC Bank USA, whether or not such rate is actually the lowest or best rate charged by HSBC Bank USA in connection with any loan or other extension of credit made by HSBC Bank USA, or (ii) the total of (A) the highest rate for reserves traded among commercial banks in the United States of America for overnight use in amounts of $1,000,000 or more and (B) one-half of one percent.

                   1.34        "Indebtedness" means, with respect to any Person (without duplication), (i) any indebtedness, liability or obligation of such Person that should, in accordance with GAAP, be classified and accounted for as a liability on a balance sheet of such Person, (ii) any indebtedness or other obligation pursuant to any guaranty or other contingent obligation (including, but not limited to, any obligation to (A) maintain the net worth of any other Person, (B) purchase or otherwise acquire or assume any indebtedness or other obligation or (C) provide funds for or otherwise assure the payment of any indebtedness or other obligation, whether by means of any investment, by means of any purchase, sale or other acquisition or disposition of any asset or service or otherwise), (iii) any indebtedness, liability or obligation of such Person pursuant to any conditional sale contract, capital lease or other title retention contract with respect to any asset acquired by such Person even though the seller, lessor or other creditor pursuant to such conditional sale contract, capital lease or other title retention contract is limited to repossession or sale of such asset to satisfy such indebtedness, liability or .obligation or (iv) any indebtedness, liability or obligation secured by any security interest in, or mortgage or other lien or encumbrance upon, any asset of such Person even though such Person is not obligated to pay such indebtedness, liability or obligation.

                   1.35        "Interest Coverage Ratio"  means the ratio as of the last day of any fiscal quarter of the Borrower of (i) Consolidated Adjusted EBITDA for the four fiscal quarter period then ended to (ii) Consolidated Interest Expense for such four-fiscal quarter period, in each case as set forth in the most recent compliance certificate delivered by the Borrower to the Agent pursuant to Section 8.8 of this Agreement.

                   1.36        "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

                   1.37        "Investment" means, with respect to any Person, any loan, advance or other extension of credit (other than unsecured normal trade credit extended upon customary terms in the ordinary course of such Person's business) or capital contribution to, any purchase or other acquisition of any security of or interest in, or any other investment in, any other Person.

                   1.38        "Law" means any statute, ordinance, regulation, rule, interpretation, decision, guideline or other requirement enacted or issued by any Governmental Authority, whether or not having the force of law.

                   1.39        "Lending Entity" means (i) any Lender, (ii) the Swingline Lender, and (iii) the Agent.

                   1.40        "Letter of Credit" means any letter of credit requested by the Borrower and issued by the Agent pursuant to Section 4.1 of this Agreement.

                   1.41        "Letter of Credit Borrowing" means any extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made and shall not have resulted in the making of any Revolving Loan pursuant to Section 4.3 of this Agreement.

                   1.42        "Letter of Credit Drawing Date" means the date on which a Letter of Credit Reimbursement Obligation arises pursuant to Section 4.3 of this Agreement.

                   1.43        "Letter of Credit Participation Advance" means any advance by any Lender to the Agent pursuant to Section 4.4 of this Agreement to acquire a participation interest in any Letter of Credit Borrowing.

                   1.44        "Letter of Credit Reimbursement Obligation" means the obligation of the Borrower to reimburse the Agent for any Letter of Credit drawing under Section 4.3 of this Agreement or pursuant to any Loan Document relating to the issuance of the related Letter of Credit.

                   1.45        "Letters of Credit Outstanding" means at any time the sum of (i) the aggregate undrawn face amount of all outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and outstanding Letter of Credit Reimbursement Obligations (including, but not limited to, Letter of Credit Borrowings).

                   1.46        "Leverage Ratio" means the ratio of (i) Consolidated Total Debt as of the last day of any fiscal quarter of the Borrower to (ii) Consolidated Adjusted EBITDA for the four-fiscal quarter period then ended, in each case as set forth in the most recent compliance certificate delivered by the Borrower to the Agent pursuant to Section 8.8 of this Agreement.

                   1.47        "Libor Rate" means, for any period, the rate of interest rounded upward to the nearest 1/100th of 1% equal to (i) the rate determined by the Agent from any broker, quoting service or commonly available source utilized by the Agent, as the London interbank offered rate for United States dollar deposits in the London interbank eurodollar market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) on the date that is two Business Days before the first day of such period for deposits to be delivered on the first day of such period for a period equal to such period, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Requirements. As used herein, Eurocurrency Reserve Requirements means for any day as applied to a Libor Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board, or other Governmental Authority having jurisdiction with respect thereto, dealing with reserve requirements prescribed for funding in eurodollars or Euros, as the case may be (currently referred to as "Eurodollar Liabilities" in Regulation D of the Federal Reserve Board in the case of funding in eurodollars).

                   1.48        "Libor Rate Election" means any oral (including, but not limited to, telephonic), written or other (including, but not limited to, facsimile) election to have the interest charged for any period on a portion of the aggregate outstanding principal amounts of all Revolving Loans or Term Loans determined by reference to the Libor Rate for such period.

                   1.49        "Libor Rate Period" means any period for which interest is to be charged on any Libor Rate Portion at a rate determined by reference to the Libor Rate for such period pursuant to a Libor Rate Election.

                   1.50        "Libor Rate Period Commencement Date" means the date on which any Libor Rate Period begins.

                   1.51        "Libor Rate Portion" means any portion of the aggregate outstanding principal amounts of all Revolving Loans or Term Loans on which interest is to be charged for any period at a rate determined by reference to the Libor Rate for such period pursuant to a Libor Rate Election.

                   1.52        "Loan" means any Revolving Loan, Swingline Loan or Term Loan.

                   1.53        "Loan Document" means this Agreement or any other agreement or instrument referred to in Sections 4 or 6.4 of this Agreement, as this Agreement or any such other agreement or instrument may be amended, supplemented, extended, renewed, restated, replaced or otherwise modified from time to time.

                   1.54        "Local Time" means the local time in Buffalo, New York.

                   1.55        "Material Adverse Effect" means any set of circumstances or events which (i) has, has had or will have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (ii) is, has been or will be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrower, or of the Borrower and all Subsidiaries taken as a whole or (iii) impairs materially, has impaired materially or will impair materially the ability of any Lending Entity, to the extent permitted, to enforce its rights or remedies pursuant to this Agreement or any other Loan Document.

                   1.56        "Maturity Date" means March 31, 2008 which date may be accelerated in accordance with Section 10.2 hereof.

                   1.57        "Moog Europe" means Moog Europe Holdings, S.L., a holding company formed under the laws of Spain and wholly-owned by the Borrower.

                   1.58        "Net Proceeds" means (i) with respect to any sale or other disposition of any asset or group of assets by the Borrower or any Domestic Subsidiary, except for (A) sales of any of its inventory (including scrappage) in the ordinary course of its business, (B) exchanges of assets for, or sales of assets the net proceeds of which are used for, the acquisition of similar assets and (C) Permitted Dispositions, (ii) with respect to the incurring of any Debt, but not the proceeds of Debt that is Permitted Indebtedness, or the issuance or sale of any equity securities of the Borrower other than through the exercise of any bona fide employee stock option or to any employee stock ownership plan, (iii) with respect to any recovery with respect to insurance or condemnation or any similar recovery except for recoveries that are promptly applied toward repair or replacement of damaged property or to costs incurred in connection with a business interruption, and (iv) with respect to any reversion of assets from a Pension Plan, the net proceeds of such sale or other disposition, incurring of indebtedness, issuance or sale of debt or equity securities, recovery or reversion, after the payment of the direct expenses thereof.

                   1.59        "Pension Plan" means (i) any pension plan, as such term is defined in Section 3(2) of ERISA, (A) that has heretofore been or is hereafter established or maintained by the Borrower, any Subsidiary or any other Person that is, together with the Borrower or any Subsidiary, a member of a controlled group of corporations for purposes of Section 414(b) of the Internal Revenue Code or is under common control with the Borrower or any Subsidiary for purposes of Section 414(c) of the Internal Revenue Code, (B) to which contributions have heretofore been or are hereafter made by the Borrower, any Subsidiary or any such other Person or (C) to which the Borrower, any Subsidiary or any such other Person has heretofore agreed or hereafter agrees or otherwise has heretofore incurred or hereafter incurs any obligation to make contributions or (ii) any trust heretofore or hereafter created under any such pension plan (except for any such plan or trust (I) maintained or previously maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens, within the meaning of Section 4(b)(4) of ERISA, or (II) which is or was unfunded and maintained primarily for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) or 401(a)(1) of ERISA.

                   1.60        "Permitted Acquisition" means (i) any acquisition by the Borrower or any Subsidiary of all or substantially all of the assets or stock of any other Person, or assets constituting all or substantially all of a division or product line of any other Person so long as (A) immediately prior to contracting for or consummating such acquisition there does not exist, and there does not occur as a direct or indirect result of the consummation of such acquisition, (i) any Event of Default or Default, and (ii) immediately prior to contracting for or consummating such acquisition Borrower is in compliance with Sections 8.3, 8.4, 8.5 and 8.6 of this Agreement (collectively, the "Financial Covenants") and Borrower can demonstrate based on pro-forma projections that Borrower will be in compliance with the Financial Covenants upon and after consummation of such acquisition, (B) the aggregate consideration paid (whether by means of transfer of assets, by means of assumption of liabilities or otherwise, other than assumption of trade payables and accrued short-term liabilities in the ordinary course of business) by the Borrower and all Subsidiaries in connection with all acquisitions during the term of this Agreement does not exceed $25,000,000 and no single acquisition exceeds $15,000,000, unless specifically consented to in writing by the Agent and the Required Lenders, and (C) with respect to any assets or stock of any Person acquired directly or indirectly pursuant to any such acquisition, all collateral requirements of the Required Lenders are satisfied.

                   1.61        "Permitted Disposition" means any sale or other disposition of any asset of the Borrower or any Subsidiary which, when aggregated with all other such sales or dispositions made during any fiscal year of the Borrower, does not result in sales and other dispositions by the Borrower and all Subsidiaries during such fiscal year of assets having an aggregate value in excess of, or the receipt of aggregate proceeds in excess of, $5,000,000 (excluding, for purposes of computing such maximum amount, (i) sales of inventory in the ordinary course of business and conveyances of mere record title to any asset to a Governmental Authority to save taxes where the Borrower or any Subsidiary has an option to require reconveyance of such property for a nominal price; (ii) the transfer by the Borrower of approximately $3,000,000 in equipment to a Foreign Subsidiary in the Philippines ("Philippines Transfer"); (iii) the disposition by sale of real property owned by Borrower consisting of two parcels of unimproved land on Evergreen Avenue in Pinellas County, Florida; and (iv) the

disposition by sale of real property owned by the Borrower and commonly known as the "Flickinger Building" situate on Transit Road in West Seneca, New York for an approximate sale price of $1,500,000 ).

                   1.62        "Permitted Distributions" means (i) dividends payable solely in any of its stock, (ii) cash dividends paid by any Subsidiary on a pro rata basis with respect to all of its outstanding shares, and (iii) an aggregate amount of up to $15,000,000 during the term of this Agreement for cash dividends paid in any fiscal year of the Borrower with respect to the Borrower's shares and purchases by the Borrower during the term of this Agreement of shares of stock of the Borrower.

                   1.63        "Permitted Indebtedness" means (i) any Indebtedness pursuant to this Agreement, (ii) any Indebtedness constituting unsecured normal trade debt incurred upon customary terms in the ordinary course of its business or any other accrued liability (except Debt) described in clause (i) of Section 1.34 of this Agreement, (iii) any Indebtedness arising from the endorsement in the ordinary course of its business of any check or other negotiable instrument for deposit or collection, (iv) any Indebtedness fully and accurately described under the heading "Permitted Indebtedness" in Schedule 1.63 as originally attached to and made a part of this Agreement, (v) borrowings between Subsidiaries who are Guarantors and between Borrower and any such Subsidiaries, (vi) borrowings between Foreign Subsidiaries or (vii) any other Indebtedness, the aggregate outstanding amount of which is not more than $25,000,000 at any time.

                   1.64        "Permitted Investment" means (i) any Investment by the Borrower or by any Subsidiary in (A) any readily marketable direct obligation of the United States maturing within one year after the date of its acquisition thereof, (B) any time deposit maturing within one year after the date of its acquisition thereof and issued by any banking institution that is incorporated under any statute of the United States or of any state of the United States and has a combined capital and surplus of not less than $100,000,000, (C) any demand or savings deposit with any such banking institution, (D) any United States dollar deposits in the London interbank eurodollar market with any such banking institution or any subsidiary of any such banking institution, (E) any commercial paper rated at least A-1 by Standard & Poors Ratings Group or P-1 by Moody's Investors Services, Inc. or (F) any security of any Subsidiary if such security is owned by it on the date of this Agreement or acquired as a result of a Permitted Acquisition but only to the extent of such investment on the date of this Agreement or the date of such Permitted Acquisition, (ii) any Investment by any Foreign Subsidiary in (A) any readily marketable direct obligation of the foreign country in which the principal place of business of such Foreign Subsidiary is located maturing within one year after the date of its acquisition thereof, (B) any time deposit maturing within one year after the date of its acquisition thereof and issued by any banking institution that is incorporated under any statute of such foreign country or any political subdivision of such foreign country and has a combined capital and surplus of not less than $100,000,000, (C) any demand or savings deposit with any such banking institution or (D) any other Foreign Subsidiary, (iii) any Investment by the Borrower or any trustee in respect of its Supplemental Retirement Plans, (iv) any loan, advance or other extension of credit made by any Subsidiary to the Borrower or by the Borrower or any Subsidiary to any Subsidiary that (A) is a guarantor, without any limitation as to amount, of the payment of all Indebtedness of the Borrower to the Lenders, whether now existing or hereafter arising or accruing, pursuant to a guaranty agreement in form and substance satisfactory to the Lenders and (B) has granted to the Lenders pursuant to a security agreement in form and substance satisfactory to the Lenders as security for the payment, without any limitation as to amount, of all such Indebtedness a security interest in all of its personal property and fixtures that has been perfected and is subject to no security interest, mortgage or other lien or encumbrance other than Permitted Liens, (v) any deferral of the purchase price of any inventory or service sold by the Borrower or any Subsidiary in the ordinary course of its business to any of its officers and employees for out-of-pocket expenses incurred by such officer or employee on its behalf in the conduct of its business or operations, (vii) any Investment fully and accurately described under the heading "Permitted Investments" in Schedule 1.64 as originally attached to and made a part of this Agreement, (viii) any Permitted Acquisition, (ix) the Philippines Transfer as defined in Section 1.61 of this Agreement, or (x) any other Investments aggregating not more than $20,000,000 during the term of this Agreement.

                   1.65        "Permitted Lien" means (i) any lease of any asset by the Borrower or any Subsidiary as a lessor in the ordinary course of its business and without interference with the conduct of its business or operations, (ii) any pledge or deposit made by the Borrower or any Subsidiary in the ordinary course of its business (A) in connection with any workers, compensation, unemployment insurance, social security or similar Law or (B) to secure the payment of any indebtedness, liability or obligation in connection with any letter of credit, bid, tender, trade or government contract, lease, surety, appeal or performance bond or Law, or any similar indebtedness or obligation, not incurred in connection with the borrowing of any money or the deferral of the payment of the purchase price or capital lease of any asset, (iii) any attachment, levy or similar lien with respect to the Borrower or any Subsidiary arising in connection with any action or other legal proceeding so long as (A) the validity of the claim or judgment secured thereby is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (B) to the extent required by GAAP, adequate reserves have been appropriately established for such claim or judgment, (C) the execution or other enforcement of such attachment, levy or similar lien is effectively stayed and (D) neither such claim or judgment nor such attachment, levy or similar lien has any Material Adverse Effect, (iv) any statutory lien in favor of the United States for any amount paid to the Borrower or to any Subsidiary as a progress payment pursuant to any government contract, (v) any statutory lien securing the payment of any tax, assessment, fee, charge, fine or penalty imposed by any government or political subdivision upon the Borrower, any Domestic Subsidiary or any of the assets, income and franchises of the Borrower or any Domestic Subsidiary but not yet required by Section 8.9 of this Agreement to be paid, (vi) any statutory lien securing the payment of any claim or demand of any materialman, mechanic, carrier, warehouseman, garageman or landlord against the Borrower or any Domestic Subsidiary but not yet required by such Section 8.9 to be paid, (vii) any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or similar title exception or encumbrance affecting the title to any real property of the Borrower or any Subsidiary but not interfering with the conduct of its business or operations, (viii) any security interest, mortgage or other lien or encumbrance imposed or created pursuant to any Loan Document, (ix) any purchase money security interest or similar lien in any asset being acquired or constructed with the proceeds of Permitted Indebtedness to secure that Permitted Indebtedness, (x) any security interest, mortgage or other lien or encumbrance granted by any Subsidiary to the Borrower or another Subsidiary (other than any such grant by a Domestic Subsidiary to a Foreign Subsidiary or by a Directly-Owned

Foreign Subsidiary to a Foreign Subsidiary which is not a Directly-Owned Foreign Subsidiary, or (xi) any security interest, mortgage or other lien or encumbrance existing on the date of this Agreement and fully and accurately described under the heading "Permitted Liens" in Schedule 1.65 as originally attached to and made a part of this Agreement.

                   1.66        "Person" means (i) any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated association, (ii) any Governmental Authority or (iii) any other entity, body, organization or group.

                   1.67        "Prime Rate Loan" means any Loan on which interest is calculated based on the HSBC Bank Prime Rate.

                   1.68        "Prohibited Transaction" (i) has the meaning given to such term in Section 497S(c) of the Internal Revenue Code and (ii) means any transaction prohibited by Section 406(a) of ERISA.

                   1.69        "Release" means any "release" as such term is defined in 42 U.S.C. ' 9601(22).

                   1.70        "Reportable Event" has the meaning given to such term in Section 4043(b) of ERISA.

                   1.71        "Required Lenders" means collectively, as of any time, (i) if at such time there is any outstanding principal amount of any Loan, those of the Lenders to which are owed in excess of 50% of the aggregate outstanding principal amounts of all Loans at such time or (ii) if at such time there is no such outstanding principal amount, those of the Lenders the total of the Commitment Percentages of which exceed 50%.

                   1.72        "Revolving Loan" and "Revolving Credit Loans" means individually and collectively each loan by any Lender to the Borrower of this Agreement whether initially made as a revolving loan under Section 2.1 of this Agreement or arising from the purchase of a Swingline Loan Participating Interest under Section 3.6 of this Agreement, or arising from a Letter of Credit Reimbursement Obligation under Section 4.3 of this Agreement.

                   1.73        "Revolving Loan Extensions of Credit" means with respect to any Lender, at any time, the sum of (i) the aggregate outstanding principal amount of such Lender's Revolving Loans, (ii) the aggregate outstanding principal amount of such Swingline Loans, if such Lender is the Swingline Lender, and Swingline Participating Interests, with respect to the other Lenders, at such time, and (iii) the amount of such Lender's Commitment Percentage of Letters of Credit Outstanding.

                   1.74        "Revolving Loan Maximum Aggregate Principal Amount" means an amount equal to $315,000,000, which is the maximum aggregate permitted amount of all outstanding Revolving Loans, Swingline Loans and Letters of Credit Outstanding, as such amount may be reduced by all amounts by which reductions are made pursuant to Sections 2.5 and 2.8 of this Agreement.

                   1.75        "Revolving Loan Note" or "Revolving Loan Notes" means, individually and collectively, each replacement revolving note in the form annexed hereto as Exhibit B, with all blanks appropriately completed, evidencing the Revolving Loan made by a Lender.

                   1.76        "Solvent" means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                   1.77        "Subordinated Indebtedness" means all subordinated indebtedness of the Borrower or any Subsidiary pursuant to any subordinated indenture, note or other agreement, instrument or other writing, as now existing or hereafter modified, or pursuant to any direct or indirect replacement of any such indenture, note or other agreement, instrument or other writing, as originally existing or thereafter modified.

                   1.78        "Subsidiary" means any Person of which the Borrower now or hereafter has beneficial ownership, whether direct or indirect, of (i) more than 50% of the outstanding shares of any class of stock ordinarily having the power to vote for the election of directors of such Person or more than 50% of any class of other ownership interest ordinarily having the power to vote for the election of, appoint or otherwise designate Persons having functions with respect to such Person similar to those of directors of a corporation or the power to direct or cause the direction of the management and policies of such Person or (ii) such lower percentage of the outstanding shares of any class of such stock or any class of such other ownership interest as is sufficient to render such Person a subsidiary of the Borrower for purposes of GAAP.

                   1.79        "Swap Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate insurance or any other agreement or arrangement designed to provide protection against fluctuations in interest rates entered into by the Borrower or any Subsidiary or Affiliate with any of the Lenders or any affiliate of the Lenders with respect to any Loan.

                   1.80        "Swingline Lender" means HSBC Bank USA in its capacity as the issuer of Swingline Loans under this Agreement, and its successor in such capacity as provided in Section 3 of this Agreement.

                   1.81        "Swingline Loan" and "Swingline Loans" means, individually and collectively, each Loan made by the Swingline Lender and the other Lenders pursuant to Section 3 of this Agreement.

                   1.82        "Swingline Participating Interests" has the meaning set forth in Section 3.6 of this Agreement.

                   1.83        "Swingline Subfacility" has the meaning set forth in Section 3.1 of this Agreement.

                   1.84        "Term Loan" means any loan by any Lender to the Borrower pursuant to Section 5 of this Agreement.

                   1.85        "Term Loan Note" or "Term Loan Notes" means individually and collectively, each replacement term note in the form annexed hereto as Exhibit C, with all blanks completed, evidencing the Term Loan made by a Lender.

           2.        REVOLVING LOANS.

                   2.1        Making and Obtaining Revolving Loans. Upon and subject to each term and condition of this Agreement, at any time and from time to time during the period beginning on the date of this Agreement and ending on the day before the Maturity Date, the Borrower may obtain Revolving Loans from the Lenders, and the Lenders shall make Revolving Loans to the Borrower. Revolving Loans may also be made by the automatic conversion of Swingline Participating Interests as provided in Section 3.6 of this Agreement or by the funding by the Lenders of the Borrower's Letter of Credit Reimbursement Obligation under Section 4.3 of this Agreement. The aggregate principal amounts of all Revolving Loans made on any day shall be at least $2,000,000 and an integral multiple of $1,000,000, and the aggregate principal amounts of all Revolving Loans made by any Lender on any day shall be equal to such Lender's Commitment Percentage of the aggregate principal amounts of all Revolving Loans made on such day. The Borrower shall not at any time permit, and no Lender shall have any obligation to permit, (i) the aggregate outstanding principal amounts of all Swingline Loans, Revolving Loans and Letters of Credit Outstanding to exceed the Revolving Loan Maximum Aggregate Principal Amount at such time or (ii) the aggregate outstanding principal amounts of all Revolving Loan Extensions of Credit of such Lender to exceed such Lender's Commitment Percentage of the Revolving Loan Maximum Aggregate Principal Amount at such time. Each request for Revolving Loans shall be made to the Agent and, shall be irrevocable once made. Each Lending Entity may treat as made by the Borrower and rely upon, and the Borrower shall be bound by, any oral (including, but not limited to, telephonic), written or other (including, but not limited to, facsimile) request for Revolving Loans that the Agent believes in good faith to be valid and to have been made in the name or on behalf of the Borrower by any Designated Officer, and no Lending Entity shall incur any liability to the Borrower or any other Person as a direct or indirect result of making any of such Revolving Loans. Each request for Revolving Loans shall state (i) the amount requested as the aggregate principal amounts of such Revolving Loans and (ii) the Business Day on which such Revolving Loans are requested to be made. Any request for Revolving Loans may be combined with a Libor Rate

Election relating to such Revolving Loans. Any request for Revolving Loans need not be honored by any Lender unless such request is received by the Agent (i) at least three but not more than five Business Days before the date such Revolving Loans are requested to be made if such request is combined with a Libor Rate Election relating to such Revolving Loans or (ii) by 11:00 A.M. (Local Time) on the date such Revolving Loans are requested to be made if such request is not combined with a Libor Rate Election relating to such Revolving Loans. The Agent shall, (i) if such request is combined with a Libor Rate Election relating to such Revolving Loans, not later than the Business Day after the day the Agent receives such request or (ii) if such request is not combined with a Libor Rate Election relating to such Revolving Loans, not later than 1:00 P.M. (Local Time) on the date such Revolving Loans are requested to be made, notify each Lender of such request and the information contained in or derived from such request that such Lender requires to make the Revolving Loan or Revolving Loans to be made by such Lender in response to such request. Not later than 3:00 P.M. (Local Time) time on the date such Revolving Loans are requested to be made, each Lender shall make the principal amount of the Revolving Loan, or the aggregate principal amounts of the Revolving Loans, to be made by such Lender in response to such request available to the Agent in immediately available funds by depositing such principal amount or aggregate principal amounts in such account with the Agent as may at any time and from time to time be specified in any notice given to such Lender by the Agent, and, promptly but not later than 5:00 P.M. (Local Time) on such date, the Agent shall, to the extent received from such Lender, make such principal amount or such aggregate principal amounts available to the Borrower in immediately available funds. The obligation of each Lender to make Revolving Loans as provided in this Section 2.1 shall be a several obligation of such Lender for itself alone. Consequently, (i) the Agent shall not incur any liability to the Borrower or any other Person as a direct or indirect result of the failure of any Lender that is not the Agent to make, or any delay by any Lender that is not the Agent in making, any Revolving Loan, (ii) no Lender shall incur any such liability as a direct or indirect result of any such failure or delay of any other Lender, and (iii) no Lender's obligation to make any Revolving Loan and no obligation of the Agent pursuant to this Agreement shall be affected by any such failure or delay of any other Lender. If any Revolving Loan is not made after the principal amount thereof is received by the Agent from the Lender by which such Revolving Loan is to be made, the Agent shall promptly return such principal amount to such Lender. If any Revolving Loan is nonetheless made prior to the principal amount thereof being received by the Agent from the Lender by which such Revolving Loan is to be made and such Lender thereafter fails to make such Revolving Loan as required pursuant to this Section 2.1, the Borrower shall, upon the request of the Agent, promptly refund the amount of such Revolving Loan to the Agent and, pending such refund, the Borrower shall pay to the Agent solely for the account of the Agent interest on the principal amount of such Revolving Loan at the rate that would otherwise be applicable thereto had such Lender not so failed to make such Revolving Loan.

                   2.2        Revolving Loan Records. Each Lender shall maintain records evidencing (i) the date and principal amount of each Revolving Loan made by such Lender, (ii) the date and amount of each payment applied to the outstanding principal amount of such Revolving Loan, (iii) such outstanding principal amount after each Revolving Loan and each such payment, (iv) each Libor Rate Portion for Revolving Loans made by such Lender, (v) each Libor Rate Period, Libor Rate Period Commencement Date, Libor Rate and rate of interest for each Libor Rate Portion for such Revolving Loans and (vi) the date and amount of each payment applied to any Libor Rate Portion for such Revolving Loans. Each such record shall be presumptively correct. No failure of such Lender to maintain any such record and no error by such Lender in maintaining any such record shall affect the obligation of the Borrower to repay the principal amount of each Revolving Loan, the obligation of the Borrower to pay interest on the outstanding principal amount of each Revolving Loan or any other obligation of the

Borrower pursuant to this Agreement. The Revolving Loans made by each Lender shall also be evidenced by a Revolving Loan Note. Each Revolving Loan Note will be issued in part in replacement of, and substitution for, but not in payment of, the replacement revolving loan notes issued by Borrower on October 24, 2000 under the 1998 Agreement (collectively, the "1998 Revolving Notes") which 1998 Revolving Notes were themselves issued in replacement of, and substitution for, but not in payment of, the original revolving loan notes issued by Borrower on November 30, 1998 under the 1998 Agreement. The first advance under the Revolving Loan shall be made to refinance the 1998 Revolving Notes. Upon making such first advance, each Lender shall be deemed to have acquired a ratable portion of the indebtedness outstanding under the 1998 Revolving Notes equal to such Lender's Commitment Percentage of the aggregate principal amounts of all Revolving Loans used to refinance such 1998 Revolving Notes.

                    2.3        Repayment. The Borrower shall repay the aggregate outstanding principal amounts of all Revolving Loans to the Agent for the accounts of the Lenders on the Maturity Date, when the Borrower shall pay to the Agent for the accounts of the Lenders and the Agent all interest payable pursuant to this Agreement in connection with any Revolving Loan and remaining unpaid and all other amounts payable by the Borrower pursuant to this Agreement in connection with any Revolving Loan and remaining unpaid.

                    2.4        Optional Repayment in Advance. Except during any Libor Rate Period for any Libor Rate Portion for Revolving Loans (during which such option shall only be available upon the payment of each amount required pursuant to Section 11.4 of this Agreement), the Borrower shall have the option of repaying to the Agent for the accounts of the Lenders the aggregate outstanding principal amounts of Revolving Loans in advance in full or in part at any time and from time to time without any premium or penalty; provided, however, that (i) no such repayment shall be made unless at least three but not more than five Business Days before the making thereof the Agent receives a written notice executed by a Designated officer and specifying the date and amount thereof, (ii) the total of all such repayments in part on any day, shall be at least $2,000,000 and an integral multiple of $1,000,000 and (iii) immediately after the making of any such repayment the ratio of the aggregate outstanding principal amounts of all Revolving Loans made by any Lender to the aggregate outstanding principal amounts of all Revolving Loans shall be the same as immediately before the making thereof.

                    2.5        Mandatory Repayment in Advance. If at any time the aggregate outstanding principal amounts of all Revolving Loans and Swingline Loans and Letters of Credit Outstanding exceeds the Revolving Loan Maximum Aggregate Principal Amount, the Borrower shall immediately repay in advance to the Agent for the accounts of the Lenders such aggregate outstanding principal amounts in excess of the Revolving Loan Maximum Aggregate Principal Amount with such repayment to be applied ratably to the Revolving Loans. In addition, upon the receipt by the Borrower or any Subsidiary of any Net Proceeds not requested by the Borrower to be applied to the full or partial repayment of all Term Loans in accordance with Section 5.5 of this Agreement, the Borrower shall repay in advance the aggregate outstanding principal amounts of all Revolving Loans by the amount of such Net Proceeds. Immediately after the making of any such repayment of Revolving Loans, the ratio of the aggregate outstanding principal amounts of all Revolving Loans made by any Lender to the aggregate outstanding principal amounts of all Revolving Loans shall be the same as immediately before the making thereof. The making of any such repayment of Revolving Loans described in the second preceding sentence of this Section 2.5 will permanently thereafter reduce the Revolving Loan Maximum Aggregate Principal Amount by an equal amount.

                    2.6        Interest. Each Revolving Loan Note shall bear interest from the date thereof until maturity (whether by acceleration or otherwise) on the unpaid principal amount at a per annum rate of interest selected by the Borrower from the rate options set forth below:

                                a.     Revolving Loan Prime Rate Option. Unless a Libor Rate Election is validly selected by Borrower and in effect with respect to a Revolving Loan pursuant to this Agreement, a Revolving Loan shall bear interest at the HSBC Bank Prime Rate plus the Applicable Interest Margin for HSBC Bank Prime Rate Balances as set forth in Section 1.4 hereof, from time to time in effect. The rate of interest on all Revolving Loans which are Prime Rate Loans shall change simultaneously with each change in the HSBC Bank Prime Rate.

                                b.     Revolving Loan Libor Rate Option. If Borrower makes a valid and effective Libor Rate Election with respect to a Revolving Loan, the rate of interest on any such Revolving Loan shall be the Libor Rate plus the Applicable Interest Margin for Libor Rate Balances as set forth in Section 1.4 hereof, from time to time in effect.

                                c.     Revolving Loan Computation and Payment of Interest. Interest on the Revolving Loan Notes shall be computed on the basis of (i) a 365 or 366 day year for actual days elapsed for all Revolving Loans which are Prime Rate Loans, and (ii) a 360 day year for actual days elapsed for all Revolving Loans bearing interest based on the Libor Rate, which will result in a higher effective annual rate. In the case of Revolving Loans made as Prime Rate Loans, interest shall be payable monthly in arrears on the first day of each month and on the Maturity Date or such other date as such Revolving Loans are paid in full. In the case of any Libor Rate Portions of Revolving Loans, interest shall be payable on the day after the last day of the applicable Libor Rate Period or, if earlier, every three months after the applicable Libor Rate Period Commencement Date.

                                d.     Libor Events. With respect to any Libor Rate Portion of a Revolving Loan, if before the Libor Period Commencement Date (i) any Governmental Authority asserts that it is unlawful, or such Lender determines that it is unlawful, for such Lender to charge interest with respect to such Libor Rate Portion during such Libor Rate Period at a rate determined by reference to a Libor Rate ("Determination of Illegality"), (ii) such Lender determines that sufficient dollar deposits are not available for such Libor Rate Period to such Lender or any participant in such Libor Rate Portion to the extent of its interest in such Libor Rate Portion or (iii) the Agent determines that information necessary to determine the Libor Rate is unavailable (items (i), (ii) and (iii) are referred to collectively, as the "Libor Events") then interest shall be charged at the HSBC Bank Prime Rate plus the Applicable Margin for Prime Rate Balances as set forth in Section 1.4 hereof, from time to time in effect, during any such Libor Rate Period. However, if any of the Libor Events arise during a Libor Rate Period, only a Determination of Illegality shall cause interest on an originally made Libor Loan to be charged at the HSBC Bank Prime Rate plus the Applicable Margin for Prime Rate Balances as set forth in Section 1.4 hereof, from time to time in effect, rather than based on the Libor Rate.

                                e.     Revolving Loan Default Rate. After maturity of the Revolving Loans, whether by acceleration or otherwise, Borrower shall pay interest at a per annum rate equal to the HSBC Bank Prime Rate plus two percent (2%) on the unpaid principal balance of such Revolving Loans.  In no event shall the rate of interest exceed the maximum rate permitted by applicable law.  If Borrower pays interest in excess of the amount permitted by applicable law, such excess shall be refunded to the Borrower since it is the intention of each Lending Entity and the Borrower that such interest not be payable at a rate in excess of such maximum rate.

                    2.7        Non-Usage Fee. For each period (i) beginning on the date of this Agreement and ending on the last day of the calendar quarter containing such date, (ii) consisting of a calendar quarter beginning after the calendar quarter containing the date of this Agreement and ending before the calendar quarter containing the day before the Maturity Date or (iii) beginning on the first day of the calendar quarter containing the day before the Maturity Date and ending on such day, the Borrower shall on demand made by the Agent pay to the Agent for the account of each Lender a non-usage fee equal to such Lender's Commitment Percentage, on each day during such period, of the product obtained by multiplying (A) the difference between the Revolving Loan Maximum Aggregate Principal Amount on such day and the aggregate outstanding principal amounts of all Revolving Loan Extensions of Credit of all Lenders on such day first by (B) .50% and then by (C) 1/360; provided, however, that (I) in no event shall there be payable any such non-usage fee that would result in interest being payable on the outstanding principal amount of any Revolving Loan Extensions of Credit made by such Lender at a rate in excess of the maximum rate permitted by applicable law and (II) solely to the extent necessary to result in such interest not being payable at a rate in excess of such maximum rate, any amount that would be treated as part of such interest under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled and, if received by the Agent or such Lender, shall be refunded to the Borrower, it being the intention of each Lending Entity and the Borrower that such interest not be payable at a rate in excess of such maximum rate.  Solely for the benefit of the Lenders, the Swingline Lender's share of the non-usage fee set forth above shall be adjusted to reflect the amount of any Swingline Loans outstanding.

                   2.8        Voluntary Reduction of Revolving Loan Maximum Aggregate Principal Amount. The Borrower shall have the right to reduce irrevocably the Revolving Loan Maximum Aggregate Principal Amount at any time or from time to time by an amount of at least $5,000,000 and in integral multiples of $1,000,000 by giving notice to the Agent at least five but not more than eight Business Days before the effective date of such reduction.

                    2.9        General Provisions as to Repayment and Payment. Repayment of the principal amount of each Revolving Loan and each Swingline Loan, payment of all interest payable pursuant to this Agreement in connection with any Revolving Loan and any Swingline Loan and payment of all other amounts payable by the Borrower pursuant to this Agreement in connection with any Revolving Loan or Swingline Loan shall be made in lawful money of the United States and immediately available funds by payment to the Agent for the accounts of the Lenders and the Agent at the banking office of the Agent located at One HSBC Center, Buffalo, New York, or at such other office of the Agent as may at any time and from time to time be specified in any notice given to the Borrower by the Agent.  Such repayment or payment shall be made without any setoff or counterclaim and free and clear of and without any deduction or withholding for any tax, assessment, fee, charge, fine or penalty imposed by any Governmental

Authority; provided, however, that, if such deduction or withholding is required by any Law, (i) such repayment or payment shall include such additional amount as necessary to result in the net amount of such repayment or payment after such deduction or withholding not being less than the amount of such repayment or payment without such deduction or withholding, (ii) the Borrower shall make such deduction or withholding and (iii) the Borrower shall pay the amount of such deduction or withholding as required by such Law. No such repayment or payment shall be deemed to have been received by the Agent until received by the Agent at the office of the Agent determined in accordance with the second preceding sentence, and any such repayment or payment received by the Agent at such office after 11:00 A.M. (Local Time) on any day shall be deemed to have been received by the Agent at the time such office opens for business on the next Business Day. If the time by which any of the principal amount of any Revolving Loan or Swingline Loan is to be repaid is extended by operation of law or otherwise, the Borrower shall pay interest on the outstanding portion thereof during such period of extension as provided in Section 2.6 of this Agreement.

                    2.10        Libor Rate Election. At any time and from time to time, provided no Libor Event as defined in Section 2.6d hereof has occurred and is continuing, the Borrower may irrevocably make a Libor Rate Election relating to Revolving Loans made on that day that specifies (i) the Business Day that is to be the Libor Rate Period Commencement Date for the Libor Rate Period elected pursuant to such Libor Rate Election, (ii) whether a one-month, three-month or six-month option is elected as the length of such Libor Rate Period and (iii) expressed as a dollar amount, (A) any portion of the principal amount of any Revolving Loan requested to be made on such Libor Rate Period Commencement Date to which such Libor Rate Election relates and (B) any portion of the aggregate outstanding principal amounts of all Revolving Loans made or requested to be made prior to such Libor Rate Period Commencement Date to which such Libor Rate Election relates; provided, however, that (I) such Libor Rate Period may not extend beyond the Maturity Date, (II) such Libor Rate Election may not change any election made pursuant to any prior Libor Rate Election and (III) such Libor Rate Election need not be honored by any Lending Entity if (1) such Libor Rate Election is received by the Agent more than five or less than three Business Days before such Libor Rate Period Commencement Date, (2) any Event of Default or Default occurs or exists before or on such Libor Rate Period Commencement Date, (3) the total of the dollar amounts specified in clause (iii) of this sentence is not at least $2,000,000 and an integral multiple of $1,000,000 or (4) such Libor Rate Period would overlap more than twelve other Libor Rate Periods. Each Libor Rate Period shall end on the day before the numerically corresponding day (or, if there is no numerically corresponding day, the last day) of the calendar month that is the number of months (e.g., one month, three months or six months) corresponding to the option elected pursuant to such Libor Rate Election, except that, if such numerically corresponding day (or such last day) is not a Business Day, such Libor Rate Period shall end on the day before the first Business Day following such numerically corresponding day (or such last day) unless such first Business Day does not fall in the same calendar month as such numerically corresponding day (or such last day), in which case such Libor Rate Period shall end on the date before the Business Day immediately preceding such numerically corresponding day (or such last day). The total of the dollar amounts specified in clause (iii)of the first sentence of this Section 2.10 specified in any Libor Rate Election shall be allocated by the Agent among the Lenders so that the ratio, expressed as a percentage, of (i) the aggregate outstanding principal amounts of Revolving Loans made by any Lender included in all

Libor Rate Portions to (ii) the total of all Libor Rate Portions is the same as the Commitment Percentage of such Lender. Each Lending Entity may treat as made by the Borrower and rely upon, and the Borrower shall be bound by, any oral (including, but not limited to, telephonic), written (including, but not limited to, facsimile) or other Libor Rate Election that the Agent believes in good faith to be valid and to have been made on behalf of the Borrower by any Designated Officer, and no Lending Entity shall incur any liability to the Borrower or any other Person as a direct or indirect result of such Libor Rate Election.

            3.        SWINGLINE SUBFACILITY.

                    3.1        The Swingline Loans. Subject to the terms and conditions set forth in this Agreement and relying upon the representations and warranties herein set forth, the Swingline Lender may in its discretion make Swingline Loans to the Borrower from time to time on or after the date hereof and to but not including the Maturity Date. Whenever the Borrower desires that the Swingline Lender make Swingline Loans, the Borrower shall provide notice to the Swingline Lender in the form and manner prescribed from time to time by the Swingline Lender. The Swingline Lender shall not make any Swingline Loans to the extent that the aggregate principal amount of the Swingline Loans at any time outstanding would exceed $10,000,000 or would cause the aggregate amount of all outstanding Revolving Loans, Swingline Loans and Letters of Credit Outstanding to exceed the Revolving Loan Maximum Aggregate Principal Amount ("Swingline Loan Limit"). The obligation of the Borrower to repay the unpaid principal amount of the Swingline Loans made to it by the Swingline Lender and to pay interest thereon shall be evidenced by the Swingline Loan Note of the Borrower to the Swingline Lender.

                    3.2        Nature of Swingline Loans. Within the limits of time and amount set forth in Section 3.1, and subject to the provisions of this Agreement, and so long as the Swingline Lender is willing in its discretion to make Swingline Loans, the Borrower may borrow, repay and reborrow Swingline Loans hereunder, but no Swingline Loan may be borrowed to refinance an existing Swingline Loan and the Swingline Lender shall not make a Swingline Loan if the Swingline Lender has actual notice, or has received notice from the Agent, any Lender or the Borrower, that an Event of Default has occurred and is continuing.

                    3.3        Swingline Account. The Swingline Lender shall maintain in accordance with its usual practice an account evidencing the obligations of the Borrower hereunder to the Swingline Lender resulting from each Swingline Loan owing to the Swingline Lender from time to time, including the amount of principal and interest payable and paid to the Swingline Lender with respect to the Swingline Loans.

                    3.4        Maturity of Swingline Loans. Subject to the provisions of Section 3.2, each Swingline Loan shall be due and payable on demand.

                    3.5        Interest Rates on Swingline Loans. The unpaid principal amount of the Swingline Loans shall bear interest at a rate equal to the HSBC Bank Prime Rate for each day until payment is demanded on such Swingline Loans or such other date as the Swingline Loans are paid in full. After an unsatisfied demand for payment by the Borrower of a Swingline Loan, the unpaid principal amount of the Swingline Loan shall bear interest at a rate equal to two percent (2%) above the HSBC Bank Prime Rate until such Swingline Loan is paid in full. Interest paid on Swingline Loans shall be for the sole account of the Swingline Lender until such time as another Lender acquires a Swingline Participating Interest therein.

                    3.6        Swingline Participating Interests.

                                a.     Generally.  At the discretion of the Swingline Lender, the Swingline Lender may, at any time, require each other Lender to purchase, acquire, accept and assume from such Swingline Lender, without recourse to, or representation or warranty by, the Swingline Lender (except that the Swingline Lender shall represent, without recourse, to the Lenders as to the amount of the Swingline Lender's outstanding Swingline Loans), an undivided interest, in a proportion equal to such Lender's Commitment Percentage thereof, in all of the Swingline Lender's rights and obligations in, to or under the Swingline Lender's outstanding Swingline Loans, together with accrued and unpaid interest thereon, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Lender being referred to herein as a "Swingline Loan Participating Interest"). On the date that a purchasing Lender becomes a party to this Agreement in accordance with Section 14.4, Swingline Loan Participating Interests in any outstanding Swingline Loans held by the Lender from which such purchasing Lender acquired its interest hereunder shall be proportionally reallocated between such purchasing Lender and such transferor Lender (and, to the extent such transferor Lender is the Swingline Lender, the purchasing Lender shall be deemed to have acquired a Swingline Loan Participating Interest from such transferor Lender to such extent).

                                b.     Obligations Absolute. Notwithstanding any other provision hereof, subject to the limitation set forth in Section 3.6a hereof, each Lender hereby agrees that its obligation to participate in each Swingline Loan made in accordance herewith, and its obligation to make the payments specified in Section 3.6c hereof, is each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder.

                                c.     Payment by Lenders on Account of Swingline Loans. If the Swingline Lender desires to sell Swingline Participating Interests to other Lenders, the Swingline Lender will promptly notify the Agent thereof (which notice may be by telephone), and the Agent shall forthwith notify each Lender (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Agent's close of business on the date such notice is given by the Agent (if such notice is given by the Agent before Noon, Local Time, on such date), each such Lender will pay to the Agent, for the account of the Swingline Lender, in immediately available funds, an amount equal to such Lender's Commitment Percentage share of the outstanding principal amount of the Swingline Loans and, if applicable, accrued and unpaid interest thereon. After receipt by the Agent of the funds from the Lenders to purchase Swingline Participating Interests, the Agent shall pay or deliver all such funds to the Swingline Lender whereupon such Swingline Participating Interests shall be automatically converted to a Revolving Loan, and each amount paid by a Lender to the Agent for the account of the Swingline Lender shall constitute a part of such Lender's Commitment Percentage of the Revolving Loan for purposes of this Agreement and the Revolving Loan Note of such Lender.

                                d.     Distributions to Participants. If, at any time, after the Swingline Lender has made a Swingline Loan and has received from any Lender such Lender's share of such Swingline Loan, and the Swingline Lender receives any payment or makes any application of funds on account of such Swingline Loan, the Swingline Lender will pay, on the same day as received or deemed to be received, to the Agent, for the account of such Lender, such Lender's ratable share of such payment. Any payment received by the Swingline Lender after Noon, Local Time, on any day shall be deemed to have been received on the next succeeding Business Day.

                                e.     Rescission. If any amount received by the Swingline Lender on account of any Swingline Loan or interest thereon shall be avoided, rescinded or otherwise returned or paid over by the Swingline Lender for any reason at any time, whether before or after the termination of this Agreement (or the Swingline Lender believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each such Lender will, promptly upon notice from the Agent or the Swingline Lender, pay over to the Agent for the account of the Swingline Lender its ratable share of such amount.

                                f.     Equalization. If any Lender receives (other than from the Swingline Lender) any payment or makes any application on account of its Swingline Participating Interest, such Lender shall forthwith pay over to the Swingline Lender in like kind of funds received or applied by it the amount in excess of such Lender's ratable share of the amount so received or applied.

                    3.7        Certain Provisions Relating to the Swingline Lender.

                                a.     General.  The Swingline Lender shall have no duties or responsibilities except those expressly set forth in this Agreement, and no implied duties or responsibilities on the part of the Swingline Lender shall be read into this Agreement, or any documents executed in connection with this Agreement, or shall otherwise exist. The duties and responsibilities of the Swingline Lender to the Lenders under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Swingline Lender shall not have a fiduciary relationship in respect of any Lender or any other Person. The Swingline Lender shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct. The Swingline Lender shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower or any other Person, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) the existence of any Event of Default or Default. The Swingline Lender shall not be under any obligation, either initially or on a continuing basis, to provide any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be furnished by the Swingline Lender to such Lender.

                                b.     Rights of the Parties. As between the Borrower, on the one hand, and the Swingline Lender, the Agent and the Lenders, on the other hand, the making of any

Swingline Loan is within the discretion of the Swingline Lender. As between the Swingline Lender, on the one hand, and the Agent and the Lenders, on the other hand, the Swingline Lender shall not make any Swingline Loan outside the limitations of time and amount set forth in Section 3.1 hereof, and shall not make any Swingline Loan if the Swingline Lender has actual notice of an Event of Default, or shall have received a notice of the type described in Section 3.2 of this Agreement from the Agent, any Lender or the Borrower, or shall have received, at least two Business Days before making such Swingline Loan, from the Required Lenders an unrevoked written notice requesting that the Swingline Lender cease to make Swingline Loans. Absent such notice, the Swingline Lender shall be justified and fully protected, as against the Agent and the Lenders, in making Swingline Loans, notwithstanding any other knowledge of the Swingline Lender, or any other event, condition or circumstance.

                                c.     Administration. The Swingline Lender may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and the Swingline Lender shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. The Swingline Lender may consult with legal counsel, independent public accountants and any other experts selected by it from time to time, and the Swingline Lender shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever the Swingline Lender shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any Lender or any Agent, such matter may be established by a certificate of the Borrower, such Lender or such Agent, as the case may be, and the Swingline Lender may conclusively rely upon such certificate believed by the Swingline Lender to be genuine and correct and to have been signed, sent or made by the appropriate person (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

                                d.     Indemnification of Swingline Lender by Lenders. Each Lender hereby agrees to reimburse and indemnify the Swingline Lender and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), pro rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Swingline Lender or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Swingline Lender or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Swingline Lender, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part, or directly or indirectly, with the proceeds of any Swingline Loan, provided, that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Swingline Lender or such other Person. Payments under this Section shall be due and payable on demand, such amount shall bear interest for each day from the date of demand until paid (before and after judgment) at a rate per annum (calculated on the basis of a year of 360 days and actual days elapsed) which for each day shall be equal to the HSBC Bank Prime Rate.

                                e.     Replacement of Swingline Lender. The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Swingline Lender and the successor Swingline Lender. From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans to be issued thereafter, and (ii) references in this Agreement to the term "Swingline Lender" shall be deemed to refer to such successor or any replaced Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall cease to be a party hereto in such capacity and shall not have any right, duty or obligation hereunder to issue additional Swingline Loans.

            4.        LETTER OF CREDIT SUBFACILITY.

                    4.1        Issuance of Letters of Credit. From time to time, the Borrower may request the issuance of a Letter of Credit on behalf of itself or any Subsidiary by delivering to the Agent a completed application and agreement for letters of credit in the Agent's standard form by no later than 11:00 A.M. (Local Time) at least three Business Days, or such shorter period as may be agreed to by the Agent, in advance of the proposed date of issuance. Subject to the terms and conditions of this Section 4 and subject to the same conditions of this Agreement as are applicable to the making of Revolving Loans and in reliance on the agreements of the Lenders set forth in this Section 4, the Agent shall issue such Letter of Credit provided that (i) such Letter of Credit shall not expire later than one Business Day prior to the Maturity Date, (ii) such Letter of Credit is issued for a purpose satisfactory to the Agent, (iii) at no time shall the Letters of Credit Outstanding exceed $20,000,000, and (iv) the issuance of such Letter of Credit shall not cause the Revolving Loan Maximum Aggregate Principal Amount at such time to be exceeded.

                    4.2        Letter of Credit Fees. For each period (i) beginning on the date of this Agreement and ending on the last day of the calendar quarter containing such date, (ii) consisting of a calendar quarter beginning after the calendar quarter containing the date of this Agreement and ending before the calendar quarter containing the day before the Maturity Date or (iii) beginning on the first day of the calendar quarter containing the day before the Maturity Date and ending on such day, the Borrower shall on demand made by the Agent pay to the Agent for the account of each Lender a letter of credit fee equal to such Lender's Commitment Percentage, on each day during such period, of the product obtained by multiplying (A) that portion of Letters of Credit Outstanding representing the aggregate undrawn face amount of Letters of Credit on such day first by (B) the Applicable Interest Margin for Libor Rate Loans for such day minus 1/4% and then by (C) 1/360. The Borrower shall also on demand made by the Agent pay to the Agent for its own account the Agent's then customary issuance and miscellaneous fees and administrative expenses payable with respect to letters of credit.

                    4.3        Drawings; Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a participation interest in such Letter of Credit and each drawing thereunder in an amount equal to such Lender's Commitment Percentage of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Agent shall promptly notify the Borrower. The Borrower shall pay its Letter of Credit Reimbursement Obligation to the Agent prior to 11:00 A.M. (Local Time) on the related Letter of Credit Drawing Date in an amount equal to the amount so paid by the Agent. In the event the Borrower fails to reimburse the Agent for the full amount of any drawing under any Letter of Credit by such time, the Agent shall promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Loans without a Libor Rate Election be made by the Lenders to be disbursed on the related Letter of Credit Drawing Date under such Letter of Credit. Each Lender shall upon any notice pursuant to this Section 4.3 make available to the Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon each such Lender shall each be deemed to have made a Revolving Loan without a Libor Rate Election to the Borrower in that amount. If any Lender so notified fails to make available to the Agent for the account of the Agent such amount by no later than 3:30 P.M. (Local Time) on the related Letter of Credit Drawing Date, then such Lender shall pay to the Agent on demand interest on such Lender's obligation to make such amount available from such Letter of Credit Drawing Date to the date on which such Lender makes such amount available, accruing at a rate per annum equal to the HSBC Bank Prime Rate in effect from time to time during such period.

                    4.4        Letter of Credit Borrowings; Letter of Credit Participation Advances. With respect to any unreimbursed drawing that is not for any reason converted into Revolving Loans to the Borrower in whole or in part as contemplated by Section 4.3 of this Agreement, the Borrower shall be deemed to have incurred from the Agent a Letter of Credit Borrowing in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to Revolving Loans without a Libor Rate Election. Each Lender shall upon any notice pursuant to this Section 4.4 make available to the Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the Letter of Credit Borrowing, whereupon each such Lender shall each be deemed to have made a Letter of Credit Participation Advance in that amount. If any Lender so notified fails to make available to the Agent for the account of the Agent such amount by no later than 3:30 P.M. (Local Time) on the related Letter of Credit Drawing Date, then interest shall accrue on such Lender's obligation to make such amount available from such Letter of Credit Drawing Date to the date on which such Lender makes such amount available, at a rate per annum equal to the HSBC Bank Prime Rate in effect from time to time during such period.

                    4.5        Repayment of Letter of Credit Participation Advances. Upon (and only upon) receipt by the Agent for its account of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Agent under any Letter of Credit with respect to which any Lender has made a Letter of Credit Participation Advance to the Agent or (ii) in payment of interest on such a payment made by the Agent under such a Letter of Credit, the Agent shall pay to each Lender, in the same funds as those received by the Agent, the amount of such Lender's Commitment Percentage of such funds, except the Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Letter of Credit Participation Advance in respect of such payment by Agent. If the Agent is required at any time to return to any Person any portion of the payments made by any Lender to the Agent pursuant to this Section 4.5 in reimbursement of a payment made under any Letter of Credit or interest or fee thereon, each Lender shall, on demand of and one Business Day's notice by the Agent, forthwith pay to the Agent the amount of its Commitment Percentage of any amounts so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent, at a rate per annum equal to the HSBC Bank Prime Rate.

                    4.6        Documentation. Each Lender agrees to be bound by the terms of the Agent's application and agreement for letters of credit and the Agent's written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Lender's own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Agent shall not be liable for any error, negligence or mistakes, whether of omission or commission, in administering the Letters of Credit.

                    4.7        Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit.

                   4.8        Nature of Participation and Reimbursement Obligations. Each Lender's obligation in accordance with this Agreement to make the Revolving Loans or Letter of Credit Participation Advances, as contemplated by Sections 4.3 or 4.4 of this Agreement, as a result of a drawing under a Letter of Credit, and the obligations of the Borrower pursuant to a Letter of Credit Reimbursement Obligation or a Letter of Credit Borrowing, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 4.8 under all circumstances, including the following circumstances: (i) any setoff, counterclaim, recoupment, defense or other right which any Lender may have against the Agent, the Borrower or any other Person for any reason whatsoever, (ii) the failure of any Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 6 of this Agreement or as otherwise set forth in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Letter of Credit Participation Advances under Section 4.4 of this Agreement, (iii) any lack of validity or enforceability of any Letter of Credit, (iv) the existence of any claim, setoff, defense or other right which the Borrower or any Subsidiary or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Agent or any Lender or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any Subsidiary and the beneficiary for which any Letter of Credit was procured), (v) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect even if the Agent has been notified thereof, (vi) payment by the Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not strictly comply with the terms of such Letter of Credit, (vii) any Material Adverse Effect, (viii) any breach of this Agreement or any other Loan Document by any party thereto, (ix) the occurrence or continuance of any proceeding pursuant to any Bankruptcy Law with respect to the Borrower or any Subsidiary, (x) the fact that an Event of Default or a Default shall have occurred and be continuing, (xi) the fact that the Maturity Date shall have passed or this Agreement shall have been terminated and (xii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

                    4.9        Indemnity. In addition to amounts payable as provided elsewhere in this Agreement, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent or (B) subject to the following clause (ii), the wrongful dishonor by the Agent of a proper demand for payment made under any Letter of Credit, or (ii) the failure of the Agent to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any Governmental Authority.

                    4.10        Liability for Acts and Omissions. As between the Borrower and the Agent, and except in the case of gross negligence or willful misconduct of the Agent, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Agent shall not be responsible for (unless arising from the gross negligence or willful misconduct of the Agent), (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Agent shall have been notified thereof), (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Lender against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Lender and any beneficiary of any Letter of Credit or any such transferee, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher, (v) errors in interpretation of technical terms, (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof, (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit or (viii) any consequences arising from causes beyond the control of the Agent, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent's rights or powers hereunder. In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, without gross negligence or willful misconduct, shall not render the Agent liable in any respect to the Borrower or any Lender.

            5.        TERM LOANS.

                    5.1        Making and obtaining Term Loans. Upon and subject to each term and condition of this Agreement, on the date that the first Revolving Loan is made, the Lenders shall make Term Loans to the Borrower, and the Borrower shall obtain Term Loans from the Lenders. The aggregate principal amounts of all Term Loans shall be $75,000,000. The principal amount of the Term Loan made by any Lender shall be such Lender's Commitment Percentage of $75,000,000.

                    5.2        Term Loan Records. Each Lender shall maintain records evidencing (i) each Libor Rate Portion for the Term Loan made by such Lender, (ii) each Libor Rate Period, Libor Rate Period Commencement Date, Libor Rate and rate of interest for each Libor Rate Portion for such Term Loan and (iii) the date and amount of each payment applied to any Libor Rate Portion for such Term Loan. Each such record shall be presumptively correct. No failure of such Lender to maintain any such record and no error by such Lender in maintaining any such record shall affect the obligation of the Borrower to repay the principal amount of each Term Loan, the obligation of the Borrower to pay interest on the outstanding principal amount of each Term Loan or any other obligation of the Borrower pursuant to this Agreement. The Term Loans made by each Lender shall also be evidenced by a Term Loan Note. Each Term Loan Note will be issued in part in replacement of, and substitution for, but not in payment of, the replacement term loan notes issued by Borrower on October 24, 2000 under the 1998 Agreement (collectively, the "1998 Term Notes") which 1998 Term Notes were themselves issued in replacement of, and substitution for, but not in payment of, the original term loan notes issued by Borrower on November 30, 1998 under the 1998 Agreement. The first proceeds from each Term Loan shall be used to refinance the 1998 Term Notes. Upon advancing the first proceeds of a Term Loan, each Lender shall be deemed to have acquired a ratable portion of the indebtedness outstanding under the 1998 Term Notes equal to such Lender's Commitment Percentage of the aggregate principal amounts of all Term Loans used to refinance such 1998 Term Notes.

                    5.3        Repayment. The Borrower shall repay the principal amount of each Term Loan to the Agent for the account of the Lender that made such Term Loan in 20 installments, with the first of such installments to become due on June 30, 2003 and one of such installments to become due on each succeeding June 30, September 30, December 31 and March 31 through the earlier of (i) March 31, 2008 or (ii) the Maturity Date, when the Borrower shall repay the outstanding principal amount of all Term Loans to the Agent for the accounts of the Lenders and pay to the Agent for the accounts of the Lenders and the Agent all interest payable pursuant to this Agreement in connection with any Term Loan and remaining unpaid and all other amounts payable by the Borrower pursuant to this Agreement in connection with any Term Loan and remaining unpaid. Each of such installments shall be such Lender's Commitment Percentage of $3,750,000.

                    5.4        Optional Repayment in Advance. Except during any Libor Rate Period for any Libor Rate Portion for Term Loans (during which such option shall only be available upon the payment of each amount required pursuant to Section 11.4 of this Agreement), the Borrower shall have the option of repaying to the Agent for the accounts of the Lenders the aggregate outstanding principal amounts of Term Loans in advance in full or in part at any time and from time to time without any premium or penalty; provided, however, that (i) no such repayment shall be made unless at least five but not more than eight Business Days before the making thereof the Agent receives a written notice executed by a Designated Officer and specifying the date and amount thereof, (ii) the total of all such repayments in part made on any day shall be at least $2,000,000 and an integral multiple of $1,000,000 except when repaying the next regularly scheduled installments of principal of all Term Loans, (iii) immediately after the making of any such repayment the ratio of the total of the outstanding principal amount of the Term Loan made by any Lender to the aggregate outstanding principal amounts of all Term Loans shall be the same as immediately before the making thereof and (iv) upon making any such repayment in full the Borrower shall pay to each Lender all interest payable to such Lender pursuant to this Agreement in connection with the Term Loan made by such Lender and remaining unpaid and pay to each Lending Entity all other amounts payable by the Borrower to such Lending Entity pursuant to this Agreement and remaining unpaid. Each such repayment in part with respect to any Term Loan shall be applied to the installments of the principal amount of such Term Loan in the inverse order of such installments becoming due except when repaying the next regularly scheduled installment of principal of such Term Loan.

                    5.5        Mandatory Repayment in Advance. Upon the receipt by the Borrower or any Subsidiary of any Net Proceeds not applied to the full or partial repayment of all Revolving Loans and Swingline Loans in accordance with Section 2.5 of this Agreement, the Borrower shall repay to the Agent for the accounts of the Lenders in advance the aggregate outstanding principal amounts of all Term Loans by the amount of such Net Proceeds. Immediately after the making of any such repayment of all Term Loans the ratio of the outstanding principal amount of the Term Loan made by any Lender to the aggregate outstanding principal amounts of all Term Loans shall be the same as immediately before the making thereof.

                    5.6        Interest. Each Term Loan Note shall bear interest from the date thereof until maturity (whether by acceleration or otherwise) on the unpaid principal amount at a per annum rate of interest selected by the Borrower from the rate options set forth below:

                                a.     Term Loan Prime Rate Option. Unless a Libor Rate Election is validly selected by Borrower and in effect with respect to a Term Loan pursuant to this Agreement, a Term Loan shall bear interest at the HSBC Bank Prime Rate plus the Applicable Interest Margin for HSBC Bank Prime Rate Balances as set forth in Section 1.4 hereof, from time to time in effect. The rate of interest on all Term Loans which are Prime Rate Loans shall change simultaneously with each change in the HSBC Bank Prime Rate.

                                b.     Libor Rate Option. If Borrower makes a valid and effective Libor Rate Election with respect to a Term Loan, the rate of interest on any such Term Loan shall be the Libor Rate plus the Applicable Interest Margin for Libor Rate Balances as set forth in Section 1.4 hereof, from time to time in effect.

                                c.     Computation and Payment of Interest. Interest on the Term Loan Notes shall be computed on the basis of (i) a 365 or 366 day year for actual days elapsed for all Term Loans which are Prime Rate Loans, and (ii) a 360 day year for actual days elapsed for all Libor Rate Portions of Term Loans, which will result in a higher effective annual rate. In the case of any Term Loans which are Prime Rate Loans, interest shall be payable monthly in arrears on the first day of each month and on the Maturity Date or such other date as such Term Loans are paid in full. In the case of any Libor Rate Portions of Term Loans, interest shall be payable on the day after the last day of the applicable Libor Rate Period or, if earlier, every three months after the applicable Libor Rate Period Commencement Date.

                                d.     Term Loan Libor Events. The occurrence of any of the Libor Events specified in Section 2.6d hereof which arise before the Libor Period Commencement Date, will cause the Libor Rate to be unavailable with respect to any Libor Rate Portion of a Term Loan and interest on any such Libor Rate Portion of a Term Loan shall be charged at the HSBC Bank Prime Rate plus the Applicable Margin for Prime Rate Balances as set forth in Section 1.4 hereof, from time to time in effect rather than the Libor Rate. However, if any of the Libor Events arise during a Libor Rate Period, only a Determination of Illegality, as defined in Section 2.6d hereof, will cause the Libor Rate to be unavailable with respect to any Libor Rate Portion of a Term Loan and, in that event, interest will thereafter be charged at the HSBC Bank Prime Rate plus the Applicable Margin for Prime Rate Balances as set forth in Section 1.4 hereof, from time to time in effect, during any such Libor Period.

                                e.     Term Loan Default Rate. After maturity of the Term Loans, whether by acceleration or otherwise, Borrower shall pay interest at a per annum rate equal to the HSBC Bank Prime Rate plus two percent (2%) on the unpaid principal balance of such Term Loans. In no event shall the rate of interest exceed the maximum rate permitted by applicable law. If Borrower pays interest in excess of the amount permitted by applicable law, such excess shall be refunded to the Borrower since it is the intention of each Lending Entity and the Borrower that such interest not be payable at a rate in excess of such maximum rate.

                    5.7        General Provisions as to Repayment and Payment. Repayment of the principal amount of each Term Loan, payment of all interest payable pursuant to this Agreement in connection with any Term Loan and payment of all other amounts payable by the Borrower pursuant to this Agreement in connection with any Term Loan shall be made in lawful money of the United States and immediately available funds by payment to the Agent for the accounts of the Lenders and the Agent at the banking office of the Agent located at One HSBC Center, Buffalo, New York, or at such other office of the Agent as may at any time and from time to time be specified in any notice given to the Borrower by the Agent. Such repayment or payment shall be made without any setoff or counterclaim and free and clear of and without any deduction or withholding for any tax, assessment, fee, charge, fine or penalty imposed by any Governmental Authority; provided, however, that, if such deduction or withholding is required by any Law, (i) such repayment or payment shall include such additional amount as necessary to result in the net amount of such repayment or payment after such deduction or withholding not being less than the amount of such repayment or payment without such deduction or withholding, (ii) the Borrower shall make such deduction or withholding and (iii) the Borrower shall pay the amount of such deduction or withholding as required by such Law. No such repayment or payment shall be deemed to have been received by the Agent until received by the Agent at the office of the

Agent determined in accordance with the second preceding sentence, and any such repayment or payment received by the Agent at such office after 11:00 A.M. (Local Time) on any day shall be deemed to have been received by the Agent at the time such office opens for business on the next Business Day. If the time by which any of the principal amount of any Term Loan is to be repaid is extended by operation of law or otherwise, the Borrower shall pay interest on the outstanding portion thereof during such period of extension as provided in Section 5.6 of this Agreement.

                    5.8        Libor Rate Election. At any time and from time to time, provided no Libor Event as defined in Section 2.6d hereof has occurred and is continuing, the Borrower may irrevocably make a Libor Rate Election relating to Term Loans that specifies (i) expressed as a dollar amount, the portion of the aggregate outstanding principal amounts of Term Loans to which such Libor Rate Election relates, (ii) the Business Day that is to be the Libor Rate Period Commencement Date for the Libor Rate Period elected pursuant to such Libor Rate Election and (iii) whether a one-month, three-month or six-month option is elected as to the length of such Libor Rate Period; provided, however, that (I) such Libor Rate Period may not extend beyond the earlier of (A) March 31, 2008 or (B) the Maturity Date, (II) such Libor Rate Election may not change any election made pursuant to any prior Libor Rate Election and (III) such Libor Rate Election need not be honored by any Lending Entity if (1) such Libor Rate Election is received by the Agent more than five or less than three Business Days before such Libor Rate Period Commencement Date, (2) any Event of Default or Default occurs or exists before or on such Libor Rate Period Commencement Date, (3) the dollar amount specified in clause (i) of this sentence is not at least $2,000,000 and an integral multiple of $1,000,000 or (4) such Libor Rate Period would overlap more than eight other Libor Rate Periods. Each Libor Rate Period shall end on the day before the numerically corresponding day (or, if there is no numerically corresponding day, the last day) of the calendar month that is the number of months (e.g., one month, three months or six months) corresponding to the option elected pursuant to such Libor Rate Election, except that, if such numerically corresponding day (or such last day) is not a Business Day, such Libor Rate Period shall end on the day before the first Business Day following such numerically corresponding day (or such last day) unless such first Business Day does not fall in the same calendar month as such numerically corresponding day (or such last day), in which case such Libor Rate Period shall end on the date before the Business Day immediately preceding such numerically corresponding day (or such last day). The dollar amount specified in clause (i) of the first sentence of this Section 5.8 specified in any Libor Rate Election shall be allocated by the Agent among the Lenders so that the ratio, expressed as a percentage, of (i) the outstanding principal amount of the Term Loan made by any Lender included in all Libor Rate Portions to (ii) the total of all Libor Rate Portions is the same as the Commitment Percentage of such Lender. Each Lending Entity may treat as made by the Borrower and rely upon, and the Borrower shall be bound by, any oral (including, but not limited to, telephonic), written (including, but not limited to, facsimile) or other Libor Rate Election that the Agent believes in good faith to be valid and to have been made on behalf of the Borrower by any Designated officer, and no Lending Entity shall incur any liability to the Borrower or any other Person as a direct or indirect result of such Libor Rate Election.

            6.        CONDITIONS TO LOAN. The obligation of any Lender to make any Loan shall be conditioned upon the following:

                    6.1        No Default. (i) There not existing at the time such Loan is to be made any Event of Default or Default and (ii) such Lender not reasonably believing that any Event of Default or Default so exists or, if such Loan is made, will occur or exist.

                    6.2        Representations and Warranties. (i) Each representation and warranty made in this Agreement being true and correct as of the date of this Agreement and, except to the extent updated in a certificate executed by a Designated officer and received by each Lending Entity before the time such Loan is to be made, as of such time, (ii) each other representation and warranty made to any Lending Entity by or on behalf of the Borrower pursuant to any Loan Document before the time such Loan is to be made being true and correct as of the date thereof, (iii) each financial statement provided to any Lending Entity by or on behalf of the Borrower pursuant to any Loan Document before the time such Loan is to be made having fairly presented the financial information it purports to reflect as of the date thereof and (iv) such Lender not reasonably believing that (A) any such representation or warranty, except to the extent so updated, was or is other than true and correct as of any date or time of determination of the truth or correctness thereof, (B) any event or condition the occurrence, non-occurrence, existence or non-existence of which is a subject of any such representation or warranty would have any Material Adverse Effect or (C) any such financial statement did not so fairly present such information as of the date thereof.

                    6.3        Proceedings. Such Lender being satisfied as to each corporate or other proceeding of the Borrower or any Subsidiary in connection with any transaction contemplated by this Agreement.

                    6.4        Closing Conditions. The receipt by each Lender on the date of this Agreement, unless otherwise indicated, of the following, in form and substance satisfactory to each Lending Entity:

                                a.     A Revolving Loan Note payable to the order of such Lender, appropriately completed and duly executed by the Borrower;

                                b.     A request for the Revolving Loan determined by the Agent to meet the requirements for such a request set forth in Section 2.1 of this Agreement;

                                c.     A Term Loan Note payable to the order of such Lender, appropriately completed and duly executed by the Borrower;

                                d.     Amended Continuing, Absolute and Unconditional Guaranty Agreements in favor of such Lender appropriately completed and duly executed by each Domestic Subsidiary, unlimited as to amount;

                                e.     (A) Amended General Security Agreements in favor of the Agent, appropriately completed and duly executed by the Borrower and each Domestic Subsidiary, covering, together with all other personal property and fixtures of such Person, all of the issued and outstanding shares of each class of stock and other ownership interests of Borrower in each Domestic Subsidiary and 65% of the issued and outstanding shares of each class of stock and other ownership interests of Borrower in Moog Europe and each other Directly-Owned Foreign

Subsidiary, together with each agreement, instrument and other writing evidencing any security covered thereby, and (B) negative pledge agreements appropriately completed and duly executed by Moog Europe and GHC, respectively, pledging not to make any sale, assignment, contribution, transfer or other disposition of the stock or other ownership interests of any of their direct or indirect Subsidiaries except as otherwise permitted under Sections 9.8(ii) and 9.11 of this Agreement, and pledging not to consent to or permit the creation of any Lien upon the stock or other ownership interests in any of their direct Subsidiaries or consent to or permit the creation of any Lien upon the stock or other ownership interests of any of their indirect Subsidiaries;

                                f.     Amended Patent, Trademark and Copyright Collateral Assignments and Security Agreements in favor of the Agent, appropriately completed and duly executed by the Borrower and each Domestic Subsidiary;

                                g.     Mortgage Modification Agreements or Deeds of Trust Modification Agreements and Modified Assignments of Leases and Rents in favor of the Agent, appropriately completed and duly executed by, as required, the Borrower, limited, as to the maximum principal amount the payment of which is secured thereby, to $12,900,000 with respect to such real property owned or leased by the Borrower located in the State of New York, covering, among other assets, the land and improvements now or hereafter located at such real property;

                                h.     A mortgagee's title insurance policy issued by a title insurer satisfactory to the Agent, limited, as to the maximum principal amount insured thereby to the amounts referred to in Section 6.4g, insuring each mortgage lien or similar encumbrance on the assets covered by the Mortgages, Deeds of Trust and Assignments of Leases and Rents referred to in Section 6.4;

                                i.     Survey affidavits from Borrower and satisfactory to the Agent with respect to the 1998 ALTA surveys of the land and improvements covered by the documents referred to in Section 6.4g together with a copy of such surveys;

                                j.     A copy of the 1998 or more recently obtained, if available, environmental audits and other follow-up reports, if any, of the land and improvements covered by the Mortgages, Deeds of Trust and Assignments of Leases and Rents referred to in Section 6.4g together with Amended and Restated Environmental Indemnity Agreements with respect to the property covered by the Mortgages, Deeds of Trust and Assignment of Leases referred to in Section 6.4g;

                                k.    An opinion of Hodgson, Russ LLP, counsel to the Borrower, addressed to each Lending Entity and counsel to the Agent, and in form and content satisfactory to the Agent;

                                l.     Evidence that each of the Borrower and all Domestic Subsidiaries are (A) in good standing under the Law of the jurisdiction in which it is organized and (B) duly qualified and in good standing as a foreign Person of its type authorized to do business in each jurisdiction in which such qualification is necessary except where the failure to so qualify would not have any Material Adverse Effect;

                                m.     A copy of the certificate or articles of incorporation or organization, by-laws, operating or partnership agreement or other charter, organizational or governing document of each of the Borrower and all Domestic Subsidiaries certified by its Secretary or a Person having functions with respect to it similar to those of the Secretary of a corporation to be complete and accurate;

                                n.     Evidence of the taking and the continuation in full force and effect of each corporate or other action of the Borrower or any other Person necessary to authorize the obtaining of all Loans by the Borrower, the execution, delivery and performance of each Loan Document by each Person other than any Lending Entity and the imposition or creation of each security interest, mortgage and other lien and encumbrance imposed or created pursuant to any Loan Document;

                                o.     Evidence (A) that no asset subject to any mortgage, security interest or other lien or encumbrance pursuant to any Loan Document is subject to any other security interest, mortgage or other lien or encumbrance, except for Permitted Liens, and (B) of the making of each recording and filing, and of the taking of each other action, deemed necessary or desirable by the Agent at the sole option of the Agent to perfect or otherwise establish, preserve or protect the priority of any such security interest, mortgage or other lien or encumbrance;

                                p.     Evidence that each requirement contained in any Loan Document with respect to insurance is being met;

                                q.     Payment on the date of this Agreement of a facility fee to the Agent, on behalf of each Lender, equal for each Lender to the amount provided for in any fee letter or other fee arrangement between the Borrower and such Lender;

                                r.     (A) a copy of each indenture, note or other agreement, instrument or other writing evidencing or otherwise relating to the Subordinated Indebtedness, certified by a Designated Officer to be complete and accurate and (B) evidence of the giving of any notice of this Agreement or any other Loan Document required to be delivered or provided to any trustee or other Person in order for (I) this Agreement to qualify as the "Credit Agreement" for purposes of the 1996 Indenture (as defined in Recital D of the Background Section of this Agreement), and (II) the obligations under this Agreement or any such other Loan Document to qualify for the most preferential treatment accorded to senior indebtedness pursuant to any document referred to in the preceding clause (A);

                            s.     Each additional agreement, instrument and other writing (including, but not limited to, each agreement, instrument and other writing intended to be filed or recorded with any Governmental Authority to perfect or otherwise establish, preserve or protect the priority of any security interest, mortgage or other lien or encumbrance created or imposed pursuant to any Loan Document.

Payment of all costs and expenses payable pursuant to the first sentence of Section 11.1 of this Agreement.

                    6.5        Conditions to Subsequent Borrowing and Issuance. The obligation of the appropriate Lender to make a Loan to Borrower or issue or renew a Letter of Credit (collectively, "Issuance") and the right of the Borrower to request a Loan or Issuance after the date of this Agreement shall each be subject to the further conditions that on the date of the making of such Loan or such Issuance:

                                a.     Each of the conditions listed in Section 6.4 shall have been satisfied or waived in accordance with this Agreement.

                                b.     The following statements shall be true and the Agent shall have received a certificate signed by a Designated Officer dated the date of such Loan or Issuance stating that:

                                            (i)     there does not exist at the time such Loan or Issuance is to be made any Event of Default or Default, and

                                            (ii)     each representation and warranty made in this Agreement is true and correct as of the time such Loan or Issuance is to be made, except to the extent updated in a certificate executed by a Designated Officer and received by the Agent before the time such Loan is to be made.

                                c.     The Agent shall have received such other approvals, opinions or documents as the Agent may reasonably, in both time and scope, request, and all legal matters incident to such Loan or Issuance shall be satisfactory to counsel to the Agent.

            7.        REPRESENTATIONS AND WARRANTIES. Except as fully and accurately described or referred to in the related Schedules attached to and made a part of this Agreement, the Borrower represents and warrants to each Lending Entity, and, except to the extent updated in a certificate executed by a Designated Officer and received by the Agent before the time any Loan is made, the Borrower shall be deemed to represent and warrant to each Lending Entity as of such time, as follows:

                        7.1        Use of Proceeds. The proceeds of the Term Loan and first Revolving Loan made by each Lender will be used only to refinance in full the existing indebtedness of the Borrower under the 1998 Agreement (as defined in Recital A of the Background Section of this Agreement), which 1998 Agreement thereafter shall be automatically and irrevocably replaced by this Agreement. The proceeds of each subsequent Revolving Loan or Swingline Loan will be used only for working capital of the Borrower or any Subsidiary; to repay Borrower's 1996 Subordinated Indebtedness and discharge the 1996 Indenture (each as defined in Recital D of the Background Section of this Agreement); and other cash needs of the Borrower or any Subsidiary arising in the ordinary course of its business or in furtherance of any other act expressly permitted pursuant to this Agreement (not including any corporate or other acquisition other than pursuant to a Permitted Acquisition by the Borrower or any Subsidiary).

                        7.2        Subsidiaries; Affiliates. The Borrower has (i) no Subsidiary and (ii) no Affiliate that is not an individual.

                        7.3        Good Standing; Qualification; Authority. Each of the Borrower and all Domestic Subsidiaries (i) is duly organized, validly existing and in good standing under the law of the jurisdiction in which it is organized, (ii) is duly qualified and in good standing as a foreign Person of its type authorized to do business in each jurisdiction in which such qualification is necessary except where the failure to so qualify would not have any Material Adverse Effect and (iii) has the power and authority to conduct its business and operations as now and as anticipated that its business and operations will hereafter be conducted, own each of its assets and use each of its assets as now and as anticipated that such asset will hereafter be used.

                        7.4        Control. There is no Person other than the Borrower and all Subsidiaries who or that, insofar as the Borrower has knowledge or reason to know in the ordinary course of its business, has (i) Control over the Borrower or any Subsidiary or (ii) the right pursuant to any agreement with any Person having such Control to acquire such Control.

                        7.5        Compliance. The present and anticipated conduct of the business and operations of the Borrower and each Domestic Subsidiary, the present and anticipated ownership and use of each asset of the Borrower and each Domestic Subsidiary, the present and anticipated use of each asset leased by the Borrower or any Domestic Subsidiary as a lessee and the generation, treatment, storage, recycling, transportation and disposal by the Borrower or any Domestic Subsidiary of any Hazardous Material are in compliance in each material respect with each applicable Law (including, but not limited to, each applicable Environmental Law). Each material trademark, service mark, trade name, patent, copyright, license and franchise, and each material authorization, certification, certificate, approval, permit and consent from, registration and filing with, declaration, report and notice to and other act by or relating to any Person, necessary for the present or anticipated conduct of the business or operations of the Borrower or any Domestic Subsidiary, the present or anticipated ownership or use of any asset of the Borrower or any Domestic Subsidiary, the present or anticipated use of any asset leased by the Borrower or any Domestic Subsidiary as a lessee or the generation, treatment, storage, recycling, transportation or disposal by the Borrower or any Domestic Subsidiary of any Hazardous Material has been duly obtained, made, given or done and is in full force and effect. Each of the Borrower and all Domestic Subsidiaries (i) has taken or caused to be taken each action necessary to preserve and protect each such material trademark, service mark, trade name, patent, copyright, license and franchise with respect to it and (ii) is in compliance in each material respect with (A) each such material authorization, certification, certificate, approval, permit and consent with respect to it, (B) each certificate or articles of incorporation or organization, by-laws, operating or partnership agreement or other charter, organizational or governing document of it and (C) each material agreement and instrument to which it is a party or by which it or any of its assets is bound.

                        7.6        Environmental Matters. To the best of the knowledge of the Borrower after due inquiry:

                                    a.     There has not been any Release or threatened Release of any Hazardous Material at, in, on or under any property now or previously owned, leased as a lessee or used by the Borrower or any Domestic Subsidiary that, whether alone or together with any other such Release or threatened Release or other such Releases and threatened Releases, has had or will have any Material Adverse Effect;

                                    b.     No property now or previously owned, leased as a lessee or used by the Borrower or any Domestic Subsidiary and no property to or from which the Borrower or any Domestic Subsidiary has transported or arranged for the transportation of any Hazardous Material has been listed or proposed for listing on the National Priorities List pursuant to CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System or any other list of sites requiring investigation or clean-up that is maintained by any Governmental Authority, except for any such listing that has not had and will not have any Material Adverse Effect;

                                    c.     There is no active or abandoned underground storage tank at, in, on or under any property now or previously owned, leased as a lessee or used by the Borrower or any Domestic Subsidiary that, whether alone or together with any other such storage tank or other such storage tanks, has had or will have any Material Adverse Effect;

                                    d.     There is no polychlorinated biphenyl or friable asbestos present at, in, on or under any property now or previously owned, leased as a lessee or used by the Borrower or any Domestic Subsidiary that, whether alone or together with any other such polychlorinated biphenyl, other such polychlorinated biphenyls or any other friable asbestos, has had or will have any Material Adverse Effect; and

                                    e.     There exists no condition at, in, on or under any property now or previously owned, leased as a lessee or used by the Borrower or any Domestic Subsidiary that, after notice, lapse of time or both notice and lapse of time, would or might reasonably be expected to give rise to any liability under any Environmental Law that will have any Material Adverse Effect.

                    7.7        Legality. The obtaining of each Loan by the Borrower (i) is and will be in furtherance of the purposes of the Borrower and within the power and authority of the Borrower, (ii) does not and will not (A) violate or result in any violation of any Law or any judgment, order or award of any Governmental Authority or arbitrator or (B) violate, result in any violation of, constitute (whether immediately or after notice, lapse of time or both notice and lapse of time) any default under or result in or require the imposition or creation of any security interest in or mortgage or other lien or encumbrance upon any asset of the Borrower pursuant to (I) the certificate or articles of incorporation or other charter document of the Borrower, (II) the by-laws or other organizational document of the Borrower, (III) any shareholder agreement, voting trust or similar arrangement applicable to any stock of the Borrower, (IV) any resolution or other action of record of the shareholders or board of directors of the Borrower or (V) any material agreement or instrument to which the Borrower is a party or by which the Borrower or any material asset of the Borrower is bound and (iii) has been duly authorized by each necessary action of the shareholders or board of directors of the Borrower. The execution, delivery to the Agent and performance of each Loan Document by, other than all Lending Entities, each Person that is contemplated by such Loan Document as a party thereto and the imposition or creation of each security interest, mortgage and other lien and encumbrance imposed or created pursuant thereto (i) are and will be in furtherance of the purposes of such Person and within the power and authority of such Person, (ii) do not and will not (A) violate or result in any violation of any Law or any judgment, order or award of any Governmental Authority or arbitrator or (B) violate, result in any violation of, constitute (whether immediately or after notice, lapse of time or both notice and lapse of time) any default under or, other than pursuant to any Loan Document, result in or require the imposition or creation of any security interest in or mortgage or other lien or encumbrance upon any asset of such Person pursuant to (I) any certificate or articles of incorporation or organization, by-laws, operating or partnership agreement or other charter, organizational or governing document of such Person, (II) any shareholder agreement, voting trust or similar arrangement applicable to any stock of or other ownership interest in such Person, (III) any resolution or other action of record of any such shareholders or members of such Person, any board of directors or trustees of such Person or any other Person responsible for governing such Person or (IV) any material agreement or instrument to which such Person is a party or by which such Person or any material asset of such Person is bound and (iii) have been duly authorized by each necessary action of any such shareholders, members, board of directors or trustees or other Person. Each authorization, certification, certificate, approval, permit, consent, franchise and license from, registration and filing with, declaration, report and notice to and other act by or relating to any Person required as a condition to the obtaining of any Loan by the Borrower, the execution, delivery to the Agent or performance of any Loan Document by, other than all Lending Entities, any Person that is contemplated by such Loan Document as a party thereto or the imposition or creation of any security interest, mortgage or other lien or encumbrance imposed or created pursuant to any Loan Document has been duly obtained, made, given or done and is in full force and effect. Each Loan Document has been duly executed and delivered to the Agent by, other than all Lending Entities, each Person that is contemplated by such Loan Document as a party thereto.

                    7.8        Fiscal Year. The fiscal year of the Borrower and each Domestic Subsidiary is the year ending on the last Saturday in September.

                    7.9        Financial Statements. The Borrower has heretofore delivered to each Lender a copy of each of the following financial statements:

                                a.     Audited consolidated and unaudited consolidating statements of income, and an audited consolidated statement of cash flows, of the Borrower for its fiscal year ended the last Saturday in September, 2002; and

                                b.     An audited consolidated and unaudited consolidating balance sheet of the Borrower dated as of the last Saturday in September, 2002.

Each such financial statement (i) is in accordance with the records of the Borrower and each Subsidiary and (ii) presents fairly taken as a whole the results of the operations and cash flows of the Borrower and all Subsidiaries for the fiscal period covered thereby, or the financial position of the Borrower and all Subsidiaries as of the date thereof, in conformity with GAAP applied consistently with the application of such principles with respect to the preceding fiscal period of the Borrower except to the extent otherwise mandated by GAAP, subject (in the case of unaudited financial statements) to normal year-end audit adjustments.

                    7.10        Projections. The Borrower has heretofore delivered to each Lender a copy of projections contained in a book prepared for a bank meeting held on January 13, 2003. Each such projection presented fairly taken as a whole the Borrower's estimate as of the date of its preparation of the projected results of the operations, and the projected cash flows, of the

Borrower and all Subsidiaries for the fiscal years covered thereby, or the projected financial position of the Borrower and all Subsidiaries as of the date thereof, in conformity with GAAP applied consistently with the application of such principles with respect to the fiscal year of the Borrower ended the last Saturday in September, 2003, subject to the limitations as to assumptions and other matters described in such book.

                    7.11        Material Adverse Effects; Distributions. Since the later of (i) the last Saturday in September, 2002 or (ii) the date of the financial statements most recently provided pursuant to Section 8.8 of this Agreement, (A) there has not occurred or existed any event or condition that has had or will have any Material Adverse Effect and (B) neither the Borrower nor any Subsidiary has declared, paid, made or agreed or otherwise incurred any obligation to declare, pay or make any Distribution other than a Permitted Distribution.

                    7.12        Tax Returns and Payments. Each of the Borrower and all Domestic Subsidiaries has duly (i) filed each tax return required to be filed by it and (ii) paid or caused to be paid each tax, assessment, fee, charge, fine and penalty that has been imposed by any Governmental Authority upon it or any of its assets, income and franchises and has become due, except for any such tax, assessment, fee, charge or penalty (A) the validity of which is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (B) for which adequate reserves have been appropriately established in accordance with GAAP, (C) not resulting in any lien that is not effectively stayed and (D) the nonpayment of which does not have any Material Adverse Effect.

                    7.13        Certain Indebtedness. Neither the Borrower nor any Subsidiary has any Indebtedness except for Permitted Indebtedness.

                    7.14        Pension Obligations. No Pension Plan was or is a multiemployer plan, as such term is defined in Section 3(37) of ERISA. The present value of all benefits vested under any Pension Plan does not exceed the value of the assets of such Pension Plan allocable to such vested benefits by any amount that would have a Material Adverse Effect except as disclosed to the Agent and the Lenders or disclosed in the Company's publicly filed financial statements. Since September 2, 1974, (i) no Prohibited Transaction that could subject any Pension Plan to any tax or penalty imposed pursuant to the Internal Revenue Code or ERISA has been engaged in by any Pension Plan, (ii) there has not occurred or existed with respect to any Pension Plan any Reportable Event or Accumulated Funding Deficiency or any event or condition that (A) but for a waiver by the Internal Revenue Service would constitute an Accumulated Funding Deficiency, (B) after notice, lapse of time or both notice and lapse of time will or might constitute a Reportable Event or (C) constituted or will or might constitute grounds for the institution by the Pension Benefit Guaranty Corporation of any proceeding under ERISA seeking the termination of such Pension Plan or the appointment of a trustee to administer such Pension Plan, (iii) no Pension Plan has been terminated, (iv) no trustee has been appointed by a United States District Court to administer any Pension Plan, (v) no proceeding seeking the termination of any Pension Plan or the appointment of a trustee to administer any Pension Plan has been instituted, and (vi) neither the Borrower nor any Subsidiary has made any complete or partial withdrawal from any Pension Plan.

                    7.15        Capital Leases. Each capital lease pursuant to which the Borrower or any Domestic Subsidiary is obligated (whether as a lessee or otherwise) entitles each lessee thereunder to undisturbed possession of each asset leased thereby during the full term thereof.

                    7.16        Assets; Liens and Encumbrances. Each of the Borrower and all Domestic Subsidiaries and Directly-Owned Foreign Subsidiaries has good and marketable title to each material asset it purports to own, and no such asset is subject to any security interest, mortgage or other lien or encumbrance, except for-Permitted Liens.

                    7.17        Investments. Neither the Borrower nor any Subsidiary has any Investment in any other Person, except for Permitted Investments.

                    7.18        Judgments and Litigation. There is no outstanding judgment, order or award of any Governmental Authority or arbitrator, and no pending or threatened claim, audit, investigation or action or other legal proceeding by or before any Governmental Authority or before any arbitrator, that (i) is against or otherwise involves the Borrower or any Subsidiary or any asset of the Borrower or any Subsidiary and has had or will have any Material Adverse Effect or (ii) renders invalid or questions the validity of any Loan Document or any action taken or to be taken pursuant to any Loan Document. No such outstanding judgment, order or award, and no such audit, investigation or action or other legal proceeding has had or will have any Material Adverse Effect.

                    7.19        Transactions with Affiliates and Foreign Subsidiaries. There exists no agreement, arrangement, transaction or other dealing (including, but not limited to, the purchase, sale, lease, exchange or other acquisition or disposition of any asset and the rendering of any service) between the Borrower or any Subsidiary and any Affiliate or Foreign Subsidiary, except for agreements, arrangements, transactions and other dealings in the ordinary course of business of the Borrower or any Subsidiary upon fair and reasonable terms no less favorable to it than would apply in a comparable arm's length agreement, arrangement, transaction or other dealing with a Person who or that is not an Affiliate or Foreign Subsidiary.

                    7.20        Subordinated Debt. The Borrower has given each notice of this Agreement or any other Loan Document required to be delivered or provided to any trustee or other Person and has taken each other required action in order for (i) this Agreement to qualify as the "Credit Agreement" for purposes of the 1996 Indenture (as defined in Recital D of the Background Section of this Agreement), and (ii) the obligations under this Agreement or any such other Loan Document to qualify for the most preferential treatment accorded to senior indebtedness pursuant to any document referred to in Section 6.4s of this Agreement. Not later than May 15, 2003, Borrower will repay in full all of the indebtedness outstanding under the 1996 Indenture, cause the 1996 Indenture to be discharged, and deliver evidence thereof to the Agent and the Lenders.

                    7.21        Default. There does not exist any Event of Default or Default.

                    7.22        Solvency. Each of the Borrower and the Borrower and all Subsidiaries, taken as a whole, are, and upon the incurrence of any obligation by the Borrower or any Subsidiary on any date on which this representation and warranty is made, will be, Solvent.

                    7.23        Full Disclosure. Neither any Loan Document nor any certificate or other writing heretofore provided to any Lending Entity by or on behalf of the Borrower pursuant to any Loan Document contains any statement of fact that is incorrect or misleading in any material respect or omits to state any fact necessary to make any statement of fact contained therein not incorrect or misleading in any material respect. The Borrower has not failed to disclose to the Agent any fact that has had or will have any Material Adverse Effect.

            8.        AFFIRMATIVE COVENANTS. During the term of this Agreement, the Borrower shall do the following unless the prior written consent of the Required Lenders to not doing so shall have been obtained by the Borrower from the Required Lenders:

                    8.1        Good Standing; Qualification. Cause each of the Borrower and all Domestic Subsidiaries at all times to (i) maintain its corporate, partnership or other existence in good standing and (ii) remain or become and remain duly qualified and in good standing as a foreign Person of its type authorized to do business in each jurisdiction in which such qualification is or becomes necessary except where the failure to so qualify would not have any Material Adverse Effect.

                    8.2        Compliance. (i) Cause each of the Borrower and all Domestic Subsidiaries at all times to (A) conduct its business and operations, own and use each of its assets, use each asset leased by it as a lessee, and generate, treat, store, recycle, transport and dispose of all Hazardous Material in its possession or control, in compliance in each material respect with each applicable Law (including, but not limited to, each applicable Environmental Law), (B) maintain in full force and effect, preserve and protect each material trademark, service mark, trade name, patent, copyright, license and franchise, and obtain, make, give or do and maintain in full force and effect each material authorization, certification, certificate, approval, permit and consent from, registration and filing with, declaration, report and notice to and other act by or relating to any Person, necessary for the conduct of its business or operations, the ownership or use of any of its assets, the use of any asset leased by it as a lessee or the generation, treatment, storage, recycling, transportation or disposal of any Hazardous Material in its possession or control and (C) remain in compliance in each material respect with (I) each such material authorization, certification, certificate, approval, permit, consent, franchise and license, (II) each certificate or articles of incorporation or organization, by-laws, operating or partnership agreement or other charter, organizational or governing document of it and (III) each material agreement and instrument to which it is a party or by which it or any of its material assets is bound, (ii) promptly upon acquiring knowledge or reason to know of any notice or allegation that the Borrower or any Domestic Subsidiary (A) has not complied in any material respect with any applicable Law (including, but not limited to, any Environmental Law) in the conduct of its business or operations, the ownership or use of any of its assets, the use of any asset leased by it as a lessee or the generation, treatment, storage, recycling, transportation or disposal of any Hazardous Material in its possession or control, (B) has not maintained in full force and effect, preserved or protected any such material trademark, service mark, trade name, patent, copyright, license or franchise or obtained, made, given, done or maintained in full force and effect any such material authorization, certification, certificate, approval, permit, consent, registration, filing, declaration, report, notice or act, (C) has not complied in any material respect with any such material license, franchise, authorization, certification, certificate, approval, permit, consent, certificate or articles of incorporation or organization, by-laws, operating or partnership agreement, other charter, organizational or governing document or material agreement or instrument or (D) is or may be liable for any cost associated with or damage resulting from any Release, threatened Release or clean-up of any Hazardous Material, provide to the Agent a certificate executed by a Designated officer and specifying the nature of such notice or allegation and what action the Borrower has taken, is taking or proposes to take with respect thereto and (iii) promptly upon acquiring knowledge or reason to know in the ordinary course of its business of any development with respect to any such notice or allegation theretofore disclosed by the Borrower to the Agent that has or will have any Material Adverse Effect, provide to the Agent a certificate executed by a Designated Officer and specifying the nature of such development and what action the Borrower has taken, is taking or proposes to take with respect thereto.

                    8.3        Consolidated Net Worth. Assure that at as of the end of each fiscal quarter of the Borrower set forth below the Consolidated Net Worth of the Borrower is not less than $250.0 million for each fiscal quarter of the Borrower ending after the date of this Agreement through and including the third fiscal quarter of 2004; $265.0 million as of the end of the fourth fiscal quarter of 2004 through and including the third fiscal quarter of 2005; and $275.0 million as of the end of the fourth fiscal quarter of 2005 and thereafter.

                    8.4        Interest Coverage Ratio. Assure that as of the end of each fiscal quarter of the Borrower the Interest Coverage Ratio is not less than 3.0 to 1.0.

                    8.5        Fixed Charge Coverage Ratio. Assure that as of the end of each fiscal quarter of the Borrower the Fixed Charge Coverage Ratio is not less than 1.20 to 1.0.

                    8.6        Leverage Ratio. Assure that as of the end of each fiscal quarter of the Borrower the Leverage Ratio does not exceed the 3.50 to 1.0.

                    8.7        Accounting; Reserves; Tax Returns. Cause each of the Borrower and all Subsidiaries at all times to (i) maintain a system of accounting established and administered in accordance with GAAP, and (ii) file each tax return it is required to file.

                    8.8        Financial and Other Information; Certificates of No Default. Provide to each Lending Entity, in form satisfactory to the Required Lenders, (i) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, consolidating and consolidated statements of income, and a consolidated statement of cash flows, of the Borrower and all Subsidiaries for, with respect to statements of income, such fiscal quarter and, with respect to statements of income and cash flows, the period from the beginning of such fiscal year to the end of such fiscal quarter and a consolidating and consolidated balance sheet of the Borrower and all Subsidiaries as of the end of such fiscal quarter, each to be in reasonable detail, to set forth to the extent required in securities filings prepared by or on behalf of the Borrower comparative consolidated figures for the corresponding period in the preceding fiscal year of the Borrower, to be certified by the chief financial officer of the Borrower to be in accordance with the records of the Borrower and each Subsidiary and to present fairly taken as a whole the results of the operations and cash flows of the Borrower and all Subsidiaries for, as applicable, such fiscal quarter and the period from the beginning of such fiscal year to the end of such fiscal quarter, and the financial position of the Borrower and all Subsidiaries as of the end of such fiscal quarter, in conformity with subject to normal year-end audit adjustments, (ii) within

120 days after the end of each fiscal year of the Borrower, consolidating and consolidated statements of income, and a consolidated statement of cash flows, of the Borrower for such fiscal year and a consolidating and consolidated balance sheet of the Borrower as of the end of such fiscal year, each to be in reasonable detail, to set forth (A) variances from the budget with respect to such fiscal year previously provided by the Borrower pursuant to clause (iii) of this Section 8.8 and (B) comparative consolidated figures for the preceding fiscal year of the Borrower, to be audited by a firm of independent nationally recognized public accountants and to present fairly taken as a whole the results of the operations and cash flows of the Borrower and all Subsidiaries for such fiscal year, and the financial position of the Borrower and all Subsidiaries as of the end of such fiscal year, in conformity with GAAP and to have been based upon an audit by such accountants that was made in accordance with generally accepted auditing standards, (iii) no later than 45 days after the start of each fiscal year of the Borrower, a budget for each fiscal quarter of such fiscal year, (iv) together with each statement of income and balance sheet required to be delivered by the Borrower to each Lending Entity pursuant to clause (i) or (ii) of this Section 8.8, a certificate (A) executed by a Designated Officer, (B) setting forth in substantially the form attached to and made a part of this Agreement as Exhibit B whatever computations are required to establish whether the Borrower was in compliance with each of the covenants contained in Sections 8.3, 8.4, 8.5, 8.6 and 9.10 of this Agreement during the period covered by such statement of income, (C) stating that the signers of such certificate have reviewed this Agreement and have made or have caused to be made under their supervision a review of the business, operations, assets, affairs and condition (financial or other) of each of the Borrower and all Subsidiaries during the period beginning on the first date covered by such statement of income and ending on the date of such certificate and (D) if during the period described in clause (iii)(C) of this Section 8.8 there did not occur or exist and there does not then exist any Event of Default or Default, so stating or, if during such period any Event of Default or Default occurred or existed or any Event of Default or Default then exists, stating the nature thereof, the date of occurrence or period of existence thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto, (v) as soon as available, (A) each financial statement, report, notice and proxy statement sent or made available by the Borrower to holders of its securities generally and (B) each publicly available periodic or special report, registration statement, prospectus and other written communication other than a transmittal letter filed by the Borrower with and each publicly available written communication received by the Borrower from any securities exchange or the Securities and Exchange Commission, (vi) promptly upon the request of the Agent and subject to any applicable Law that restricts, or any applicable agreement with any Person other than all Subsidiaries and Affiliates that in good faith restricts, the disclosure of information, all additional information relating to the Borrower, any Subsidiary or the business, operations, assets, affairs or condition (financial or other) of the Borrower or any Subsidiary that is reasonably requested by the Agent.

                    8.9        Payment of Certain Indebtedness. Cause each of the Borrower and all Domestic Subsidiaries to pay, before the end of any applicable grace period, each tax, assessment, fee, charge, fine and penalty imposed by any Governmental Authority upon it or any of its assets, income and franchises and each claim and demand of any materialman, mechanic, carrier, warehouseman, garageman or landlord against it; provided, however, that no such tax, assessment, fee, charge, fine, penalty, claim or demand shall be required to be so paid so long as (i) the validity thereof is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (ii) to the extent required by GAAP, adequate reserves have been appropriately established therefor, (iii) the execution or other enforcement of any lien resulting therefrom is effectively stayed and (iv) the nonpayment thereof does not have any Material Adverse Effect.

                    8.10        Maintenance of Title and Assets; Insurance. Cause each of the Borrower and all Subsidiaries to (i) at all times maintain good and marketable title to each material asset it purports to own, (ii) at all times maintain each of its material tangible assets in good working order and condition, (iii) at any time and from time to time make each replacement of any of its tangible assets necessary or desirable for the conduct of its business or operations, (iv) at all times keep each of its insurable tangible assets insured with financially sound and reputable insurance carriers against fire and such other hazards as are insured by prudent companies in similar circumstances carrying on similar businesses and (v) at all times keep similarly adequately insured with financially sound and reputable insurance carriers against business interruption and liability on account of damage to any Person or asset or pursuant to any applicable workers' compensation Law.

                   8.11        Inspections. Upon the reasonable prior request of the Agent or the Required Lenders and subject to (i) any applicable Law that restricts, or any applicable agreement with any Person other than all Subsidiaries and Affiliates that in good faith restricts, the disclosure of any information obtained pursuant to such request and (ii) the maintenance of the confidentiality of any such information by each Lending Entity, promptly permit each officer, employee, accountant, attorney and other agent of each Lending Entity to, without unreasonably disrupting the business or operations of the Borrower or such Domestic Subsidiary, (A) visit and inspect each of the premises of the Borrower and each Domestic Subsidiary, (B) subject to, if reasonably requested by the Borrower, the execution and delivery of a confidentiality agreement similar to those generally used in significant corporate acquisitions and mergers, examine, audit, copy and extract each record of the Borrower and each Domestic Subsidiary and (C) discuss the business, operations, assets, affairs and condition (financial or other) of the Borrower and each Domestic Subsidiary with each responsible officer of the Borrower and each Domestic Subsidiary and each independent accountant of the Borrower and each Domestic Subsidiary.

                    8.12        Pension Obligations. (i) Promptly upon acquiring knowledge or reason to know in the ordinary course of its business of the occurrence or existence with respect to any Pension Plan of any Prohibited Transaction, Reportable Event or Accumulated Funding Deficiency or any event or condition that (A) but for a waiver by the Internal Revenue Service would constitute an Accumulated Funding Deficiency, (B) after notice, lapse of time or both notice and lapse of time will or might constitute a Reportable Event or (C) constitutes or will or might constitute grounds for the initiation by the Pension Benefit Guaranty Corporation of any proceeding under ERISA seeking the termination of such Pension Plan or the appointment of a trustee to administer such Pension Plan, provide to each Lending Entity a certificate executed by a Designated Officer and specifying the nature of such Prohibited Transaction, Reportable Event, Accumulated Funding Deficiency, event or condition, what action the Borrower has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect thereto and (ii) promptly upon acquiring knowledge or reason to know in the ordinary course of its business of (A) the institution by the Pension Benefit Guaranty Corporation or any other Person of any proceeding under ERISA seeking the termination of any Pension Plan or the appointment of a trustee to administer any Pension Plan or (B) the complete or partial withdrawal or proposed complete or partial withdrawal by the Borrower or any Subsidiary from any Pension Plan, provide to each Lending Entity a certificate executed by a Designated Officer describing such proceeding, withdrawal or proposed withdrawal.

                    8.13        Changes in Control. Promptly upon any change in Control of the Borrower or any Subsidiary, provide to the Agent a certificate executed by a Designated Officer and specifying such change.

                    8.14        Judgments. Promptly upon acquiring knowledge or reason to know in the ordinary course of its business of any judgment, order or award of any Governmental Authority or arbitrator that (i) is against or otherwise involves the Borrower or any Subsidiary or any asset of the Borrower or any Subsidiary and has or will have any Material Adverse Effect or (ii) renders invalid any Loan Document or any action taken or to be taken pursuant to any Loan Document, provide to the Agent a certificate executed by a Designated Officer and specifying the nature of such judgment, order or award and what action the Borrower has taken, is taking or proposes to take with respect thereto.

                    8.15        Litigation. (i) Promptly upon acquiring knowledge or reason to know in the ordinary course of its business of the commencement or threat of any claim, audit or investigation (other than a tax audit or any claim, audit or investigation that is a normal part of the review process for any contract of the Borrower or any Subsidiary) or action or other legal proceeding by or before any Governmental Authority or before any arbitrator that (A) is against or otherwise involves the Borrower or any Subsidiary or any asset of the Borrower or any Subsidiary and (I) involves in excess of $3,000,000 beyond applicable insurance coverages, if any, or results in excess of $3,000,000 beyond applicable insurance coverages, if any, in the aggregate for the Borrower and all Subsidiaries being involved in all claims, audits, investigations and actions and other legal proceedings by or before any Governmental Authority or before any arbitrator against or otherwise involving the Borrower or any Subsidiary or any asset of the Borrower or any Subsidiary, (II) seeks injunctive or similar relief which, if granted, would have any Material Adverse Effect or (III) relates or may relate to any Environmental Law and would have any Material Adverse Effect, (B) otherwise has or will have any Material Adverse Effect or (C) questions the validity of any Loan Document or any action taken or to be taken pursuant to any Loan Document, provide to the Agent a certificate executed by a Designated Officer and specifying the nature of such claim, audit, investigation or action or other legal proceeding and what action the Borrower has taken, is taking or proposes to take with respect thereto and (ii) promptly upon acquiring knowledge or reason to know in the ordinary course of its business of any development with respect to any claim, audit, investigation or action or other legal proceeding theretofore disclosed by the Borrower to the Agent, or any settlement of any tax audit, that has or will have any Material Adverse Effect, provide to the Agent a certificate executed by a Designated Officer and specifying the nature of such development or settlement and what action the Borrower has taken, is taking or proposes to take with respect thereto.

                    8.16        Liens and Encumbrances. Promptly upon acquiring knowledge or reason to know in the ordinary course of its business that any asset of the Borrower or any Subsidiary has or may become subject to any security interest, mortgage or other lien or encumbrance other than Permitted Liens, provide to each Lending Entity a certificate executed by a Designated Officer and specifying the nature of such security interest, mortgage or other lien or encumbrance and what action the Borrower has taken, is taking or proposes to take with respect thereto.

                    8.17        Defaults and Material Adverse Effects. Promptly upon acquiring knowledge or reason to know in the ordinary course of its business of the occurrence or existence of (i) any Event of Default or Default or (ii) any event or condition that has or will have any Material Adverse Effect, provide to each Lending Entity a certificate executed by a Designated Officer and specifying the nature of such Event of Default, Default, event or condition, the date of occurrence or period of existence thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto.

                    8.18        Additional Guaranties and Security Agreements. Cause each Person that becomes a Domestic Subsidiary after the date of this Agreement to execute and deliver to the Agent, in form and substance satisfactory to the Required Lenders, (i) a guaranty agreement guaranteeing, without any limitation as to amount, the payment of all indebtedness and other obligations of the Borrower to all Lending Entities, whether then existing or thereafter arising or accruing, and (ii) a security agreement (A) securing, without any limitation as to amount, the payment of all such indebtedness and other obligations and (B) granting a first perfected security interest, subject to Permitted Liens, in all personal property and fixtures of such Person.

                    8.19        Further Actions. Promptly upon the request of the Agent, execute and deliver or cause to be executed and delivered each writing, and take or cause to be taken each other action, that the Agent shall deem necessary or desirable at the sole option of the Agent to perfect or otherwise preserve or protect the priority of any security interest, mortgage or other lien or encumbrance imposed or created pursuant to any Loan Document or to correct any error in any Loan Document.

            9.        NEGATIVE COVENANTS. During the term of this Agreement, the Borrower shall not, without the prior written consent of the Required Lenders, do, attempt to do or agree or otherwise incur, assume or have any obligation to do, and the Borrower shall assure that, without obtaining from the Agent the prior written consent of the Required Lenders, no Subsidiary does, attempts to do or agrees or otherwise incurs, assumes or has any obligation to do, any of the following:

                    9.1        Fiscal Year. Unless a Foreign Subsidiary, change its fiscal year.

                    9.2        Certain Indebtedness. Create, incur, assume or have any Indebtedness other than Permitted Indebtedness.

                    9.3        Pension Obligations. (i) Engage in any Prohibited Transaction with respect to any Pension Plan, (ii) permit to occur or exist with respect to any Pension Plan any Accumulated Funding Deficiency or any event or condition that (A) but for a waiver by the

Internal Revenue Service would constitute an Accumulated Funding Deficiency or (B) constitutes or will or might constitute grounds for the institution by the Pension Benefit Guaranty Corporation of any proceeding under ERISA seeking the termination of such Pension Plan or the appointment of a trustee to administer such Pension Plan, (iii) make any complete or partial withdrawal from any Pension Plan, (iv) fail to make to any Pension Plan any contribution that it is required to make, whether to meet any minimum funding standard under ERISA or any requirement of such Pension Plan or otherwise, or (v) terminate any Pension Plan in any manner, or otherwise take or omit to take any action with respect to any Pension Plan, that would or might result in the imposition of any lien upon any asset of the Borrower or any Subsidiary pursuant to ERISA.

                    9.4        Liens and Encumbrances. Cause or permit, whether upon the happening of any contingency or otherwise, any of its assets to be subject to any security interest, mortgage or other lien or encumbrance, except for Permitted Liens.

                    9.5        Investments. Make any Investment in any Person, except for Permitted Investments.

                    9.6        Transactions with Affiliates and Foreign Subsidiaries. In the ordinary course of its business or otherwise, enter into, assume or permit to exist any agreement, arrangement, transaction or other dealing (including, but not limited to, the purchase, sale, lease, exchange or other acquisition or disposition of any asset and the rendering of any service) between it and any Affiliate or Foreign Subsidiary or otherwise deal with any Affiliate or Foreign Subsidiary, except for (i) reasonable compensation for services actually performed and customary and ordinary levels of severance and benefits packages, (ii) advances made in the ordinary course of its business to any Affiliate who is one of its officers and employees for out-of-pocket expenses incurred by such Affiliate on its behalf in the conduct of its business or operations and (iii) agreements, arrangements, transactions and other dealings in the ordinary course of its business upon fair and reasonable terms no less favorable to it than would apply in a comparable arm's-length agreement, arrangement, transaction or other dealing with a Person who or that is not an Affiliate or Foreign Subsidiary.

                    9.7        Distributions. Declare, pay or make any Distribution, except for Permitted Distributions.

                    9.8        Corporate and Other Changes. (i) Assign, sell, lease as a lessor or otherwise transfer or dispose of all or substantially all of its assets, other than pursuant to a Permitted Disposition, (ii) dissolve or participate in any merger, consolidation or other absorption (other than (A) any such dissolution, merger, consolidation or other absorption of any Domestic Subsidiary or Directly-Owned Foreign Subsidiary that results in all of the assets of such Domestic Subsidiary or Directly-Owned Foreign Subsidiary being transferred to the Borrower or, in the case of a Directly-Owned Foreign Subsidiary, to another Directly-Owned Foreign Subsidiary, or a dissolution of a Subsidiary in the ordinary course of business, (B) any such dissolution, merger, consolidation or other absorption of any Foreign Subsidiary other than a Directly-Owned Foreign Subsidiary that does not have any Material Adverse Effect or (C) pursuant to a Permitted Disposition), (iii) acquire all or substantially all of the assets or stock of any other Person, or assets constituting all or substantially all of a division or product line of any other Person, other than pursuant to a Permitted Acquisition, (iv) do business under or otherwise list any name other than its true name and names listed in Schedule 9.8 as originally attached to and made a part of this Agreement without first having given prior written notice to each Lending Entity, (v) make any change in its corporate or other business structure or its operation of a precision control business that would have any Material Adverse Effect or (vi) have any Subsidiary that is not a Subsidiary on the date of this Agreement other than a Subsidiary that becomes such as a result of a Permitted Acquisition, or as a result of a Permitted Investment, and satisfies the requirements of Section 8.18 of this Agreement.

                    9.9        Sale of Receivables. Unless a Foreign Subsidiary, sell or otherwise transfer or dispose of any of its notes receivable, accounts receivable and chattel paper, whether with or without recourse.

                    9.10        Consolidated Capital Expenditures. Make Consolidated Capital Expenditures, other than for any Permitted Acquisition, exceeding in the aggregate $30,000,000 for the Borrower and all Subsidiaries in any one fiscal year of the Borrower.

                    9.11        Stock of or Ownership Interest in Subsidiary. Issue any stock of or other ownership interest in any Subsidiary, except (i) to the minimum extent required by any applicable Law to enable any individual to serve as a director of such Subsidiary, (ii) as a Distribution to the shareholders of or holders of other ownership interests in such Subsidiary and (iii) to the Borrower or, unless the issuing Subsidiary is a Domestic Subsidiary or a Directly-Owned Foreign Subsidiary, to another Subsidiary.

                    9.12        Subordinated Indebtedness. Prepay, or modify any indenture, note or other agreement, instrument or other writing relating to, the Subordinated Indebtedness or take, or omit to take, any action that would result in (i) this Agreement failing to qualify as the "Credit Agreement" for purposes of the 1996 Indenture (as defined in Recital D of the Background Section of this Agreement), or (ii) the obligations under this Agreement or any other Loan Document failing to qualify for the most preferential treatment accorded to senior indebtedness pursuant to any document referred to in clause (A) of Section 6.4s of this Agreement; provided, however, nothing in this Section 9.12 shall prohibit Borrower from prepaying in full all of the outstanding indebtedness under the 1996 Indenture (as defined in Recital D of the Background Section of this Agreement).

                    9.13        Full Disclosure. Provide to any Lending Entity or permit to be provided to any Lending Entity on its behalf pursuant to this Agreement (i) any certificate or other writing that contains any statement of fact that is incorrect or misleading in any material respect or knowingly omits to state any fact necessary to make any statement of fact contained therein not incorrect or misleading in any material respect or (ii) any financial statement that does not fairly present the financial information that it purports to reflect as of the date thereof.

            10.        EVENTS OF DEFAULT.

                    10.1        Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, an "Event of Default" and collectively, "Events of Default"):

                                a.     Nonpayment. A default by the Borrower in (i) the repayment when due of any of the principal amount of any Loan or the payment of any Letter of Credit Reimbursement Obligation and such default continues uncured for five Business Days, (ii) the payment when due of any interest, non-usage fee or letter of credit fee payable pursuant to this Agreement and such default continues uncured for three Business Days or (iii) the payment when due of any other amount payable by the Borrower pursuant to this Agreement or any other Loan Document and such default continues uncured for twenty Business Days.

                                b.     Other Indebtedness and Agreement. A default by the Borrower or any Subsidiary in the payment when due, whether by acceleration or otherwise, and after giving effect to any applicable grace period, of any sum that is now or hereafter payable by it to any Person other than pursuant to this Loan Agreement or any other Loan Document, whether payable for principal, for interest or otherwise and whether the obligation to make payment thereof now exists or hereafter arises, other than that the nonpayment of which is permitted by Section 8.9 of this Agreement or any other Loan Document, the maturity of any such sum is accelerated or there occurs or exists any event or condition that permits the acceleration of the maturity of any such sum that, in each case described in this Section 10.1b, involves a sum that, when aggregated with all other sums described in this Section 10.1b, exceeds $5,000,000.

                                c.     Other Covenants. A default by the Borrower or any Subsidiary in the performance when due of any obligation owing by it to any Lending Entity pursuant to this Agreement or any other Loan Document other than an obligation to pay money and, if such obligation is not pursuant to clause (ii) or (iii) of Section 8.2 of this Agreement or pursuant to Sections 8.12, 8.13, 8.14, 8.15, 8.16, 8.17, 8.18 or 8.19 or Section 9 of this Agreement, such default continues for thirty days after notice thereof is given by the Agent to the Borrower.

                                d.     Mergers, Cessation of Business. If the Borrower or any Subsidiary is dissolved, ceases to exist, participates or agrees to participate in any merger, consolidation or other absorption (other than (i) any such dissolution, merger, consolidation or other absorption of any Domestic Subsidiary or Directly-Owned Foreign Subsidiary that results in all of the assets of such Domestic Subsidiary or Directly-Owned Foreign Subsidiary being transferred to the Borrower or, in the case of a Directly-Owned Foreign Subsidiary, to another Directly-Owned Foreign Subsidiary, or is the dissolution of a Subsidiary in the ordinary course of business, (ii) any such dissolution, merger, consolidation or other absorption of any Foreign Subsidiary other than a Directly-Owned Foreign Subsidiary that does not have any Material Adverse Effect or (iii)  pursuant to a Permitted Disposition), assigns, sells or otherwise transfers or disposes of all or substantially all of its assets (other than pursuant to a Permitted Disposition), makes or permits a fraudulent transfer or fraudulent conveyance of any of its assets, makes any bulk sale (other than pursuant to a Permitted Disposition), sends any notice of any such intended bulk sale, becomes insolvent (however such insolvency is evidenced), generally fails to pay its debts as they become due, suspends or ceases its present business, has served, filed or recorded against it or against any of its assets any attachment, levy, tax lien, warrant or similar lien other than a Permitted Lien or has entered against it or against any of its assets any judgment, order or award of any Governmental Authority or of any arbitrator.

                                e.     Borrower Insolvency Proceedings. If the Borrower has any receiver, trustee, custodian or similar Person for it or of any of its assets appointed (whether with or without its consent), makes any assignment for the benefit of creditors or commences or has commenced against it any case or other proceeding pursuant to any Bankruptcy Law or any formal or informal proceeding for the dissolution liquidation or winding up of the affairs of, or for the settlement of claims against, it and, in the case of any case or other proceeding commenced against it, such case or other proceeding is not dismissed within 60 days after being commenced.

                                f.     Subsidiary Insolvency Proceedings. If any Subsidiary has any receiver, trustee, custodian or similar Person for it or of any of its assets appointed (whether with or without its consent), makes any assignment for the benefit of creditors or commences or has commenced against it any case or other proceeding pursuant to any Bankruptcy Law or any formal or informal proceeding for the dissolution, liquidation or winding up of the affairs of, or for the settlement of claims against, it and, in the case of any case or other proceeding commenced against it, such case or other proceeding is not dismissed within 60 days after being commenced, other than any such event with respect to a Foreign Subsidiary that does not have any Material Adverse Effect.

                                g.     Representation in Agreement. If  any representation or warranty made in this Agreement proves, as of any time during the period beginning on the date of this Agreement and ending at the time any Loan is made or as of the time any Loan is made, to have been incorrect or misleading in any material respect, except to the extent updated in a certificate executed by a Designated Officer and received by each Lending Entity before the time such Loan is made.

                                h.     Other Representations. If any representation or warranty heretofore or hereafter made to any Lending Entity by or on behalf of the Borrower pursuant to any Loan Document proves, as of the date of such representation or warranty, to have been incorrect or misleading in any material respect, or any financial statement heretofore or hereafter provided to any Lending Entity by or on behalf of the Borrower pursuant to any Loan Document proves, as of the date of such financial statement, to not have fairly presented the financial information it contains.

                                i.     Pension Default. If there occurs or exists with respect to any Pension Plan any Prohibited Transaction, Reportable Event or other event or condition that, in the reasonable opinion of the Required Lenders, constitutes or will constitute grounds for the institution by the Pension Benefit Guaranty Corporation of any proceeding under ERISA seeking the termination of such Pension Plan or the appointment of a trustee to administer such Pension Plan, the Pension Benefit Guaranty Corporation institutes any proceeding under ERISA seeking the termination of any Pension Plan or the appointment of a trustee to administer any Pension Plan, any Person other than the Pension Benefit Guaranty Corporation institutes any proceeding under ERISA seeking the termination of any Pension Plan or the appointment of a trustee to administer any Pension Plan that is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Pension Plan, any trustee is appointed by a United States District Court to administer any Pension Plan, any Pension Plan is terminated or there are vested unfunded liabilities under any Pension Plan that, in the reasonable opinion of the Required Lenders, have or will have any Material Adverse Effect.

                                j.     Change in Control. If there occurs any change in Control of the Borrower or of any Subsidiary (other than (i) a loss of Control by any Person without a gaining of Control by any other Person or (ii) as a result of a Permitted Disposition) that is, in the opinion of the Required Lenders, materially adverse to their interests and is not corrected to their full satisfaction within 30 days after the Agent delivers, gives or sends to the Borrower a notice that they consider such change materially adverse to their interests.

                                k.     Impairment of Loan Documents or Liens. If  any Loan Document is rendered invalid in any material respect or the Borrower or any Subsidiary questions the validity, enforceability or priority of any Loan Document or any security interest, mortgage or other lien or encumbrance imposed or created pursuant to any Loan Document.

                    10.2        Effects of an Event of Default. Upon or at any time or from time to time after the occurrence or existence of any Event of Default other than, with respect to the Borrower, an Event of Default described in Section 10.1e of this Agreement, the aggregate outstanding principal amounts of all Loans, all interest payable pursuant to this Agreement and remaining unpaid and all other amounts payable by the Borrower pursuant to this Agreement and remaining unpaid shall, at the sole option of the Required Lenders and without any notice, demand, presentment or protest of any kind (each of which is knowingly, voluntarily, intentionally and irrevocably waived by the Borrower), become immediately due. Upon the occurrence or existence of, with respect to the Borrower, any Event of Default described in Section 10.1e, such aggregate outstanding principal amounts, all such interest and all such other amounts shall, without any notice, demand, presentment or protest of any kind (each of which is knowingly, voluntarily, intentionally and irrevocably waived by the Borrower), automatically become immediately due. Upon such aggregate outstanding principal amounts, all such interest and all such other amounts becoming immediately due, any obligation of the Lenders to make any additional Loan shall terminate. With respect to all Letters of Credit Outstanding on the date of the occurrence of an Event of Default, the Borrower shall, upon written demand by the Agent, at such time deposit in an interest bearing cash collateral account opened by the Agent an amount equal to the aggregate of the then undrawn and unexpired amount of all such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Agent to payment of drafts drawn under such Letters of Credit, and the unused portion thereof, if any, after all such Letters of Credit shall have expired or been fully drawn upon, shall be applied to repay all Letter of Credit Reimbursement Obligations and other obligations of the Borrowers hereunder and under the other Loan Documents that are then due ("Other Obligations"). After all such Letters of Credit shall have expired or been fully drawn upon, and all Letter of Credit Reimbursement Obligations and Other Obligations that are then due shall have been satisfied or paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower or such other Person as may be lawfully entitled thereto.

            11.        EXPENSES; INDEMNIFICATION

                    11.1        Loan Document Expenses; Agent Fees. The Borrower shall pay to the Agent on demand made by the Agent (i) each out-of-pocket cost and expense (including, but not limited to, the reasonable fees and disbursements of counsel to the Agent and each documentary stamp or other excise or property tax, assessment, fee and charge) incurred by the Agent in connection with (A) the preparation of, entry into or performance of any Loan Document, whether or not any Loan is made, or (B) any modification of or release, consent or waiver relating to any Loan Document, whether or not such modification, release, consent or waiver becomes effective and (ii) each fee payable to the Agent pursuant to any separate fee letter or other fee arrangement between the Borrower and the Agent.

                    11.2        Collection Expenses. The Borrower shall pay to the Agent on demand made by the Agent each cost and expense (including, but not limited to, the reasonable fees and disbursements of counsel to the Agent, whether retained for advice, litigation or any other purpose) incurred by the Agent in endeavoring to (i) collect any of the outstanding principal amount of any Loan, any interest payable pursuant to this Agreement and remaining unpaid or any other amount payable by the Borrower pursuant to this Agreement and remaining unpaid, (ii) preserve or exercise any right or remedy of any Lending Entity relating to, enforce or realize upon any Collateral, (iii) preserve or exercise any right or remedy of any Lending Entity pursuant to any Loan Document or (iv) defend against any claim, regardless of the basis or outcome thereof, asserted against any Lending Entity as a direct or indirect result of the entry into any Loan Document, except for any claim for any tax imposed by any Governmental Authority upon any income of any Lending Entity or any-interest or penalty relating to any such tax.

                    11.3        Expenses Due to Law Changes. The Borrower shall pay to each Lender on demand made by such Lender each amount necessary to compensate such Lender for any liability, cost or expense that is a direct or indirect result of (i) any increase in the amount of capital required or expected to be maintained by such Lender or any bank holding company of such Lender with respect to any Loan or the obligation of such Lender to make any Loan that is due to (A) after the date of this Agreement, the enactment or issuance of or any change in any Law relating to capital adequacy of banks and banking holding companies or (B) the compliance by such Lender or such bank holding company with any request or direction relating to such capital made or issued by any Governmental Authority after the date of this Agreement, (ii) any change in the basis of taxation of repayments of the principal amount of any Loan or the payment of any interest payable pursuant to this Agreement or any other amount payable by the Borrower to such Lender pursuant to this Agreement that is due to, after the date of this Agreement, any such change other than any change in the basis of taxation of the overall net income of such Lender in the jurisdiction in which such Lender has its principal place of business, (iii) any imposition or application of or increase in any reserve or similar requirement applicable to assets or liabilities of, deposits with or credit extended by such Lender, or for the account of such Lender above or in addition to the amount used in determining the rate of interest charged on any Libor Rate Portion, that increases the cost to such Lender of making, funding or maintaining any Loan and is due to, after the date of this Agreement, the enactment or issuance of or any change in any Law, (iv) any imposition or application of, increase in or deduction or withholding for any tax, assessment, fee, charge, fine or penalty imposed by any

Governmental Authority that is due to, after the date of this Agreement, the enactment or issuance of or any change in any Law or (v) without limiting any of clauses (i) through (iv) of this sentence, after the date of this Agreement, any enactment or issuance of or any change in any Law that directly or indirectly (A) results in any increase in the cost to such Lender of making, funding or maintaining any Loan or (B) reduces that amount of, requires such Lender to forego or, except for any tax on the overall net income of such Lender in the jurisdiction in which such Lender has its principal place of business, make any payment with respect to any repayment by the Borrower of any of the principal amount of any Loan or the payment by the Borrower of any interest payable pursuant to this Agreement or any other amount payable by the Borrower to such Lender pursuant to this Agreement except to the extent that such liability, cost or expense results from the gross negligence or willful misconduct of such Lender. Each Lender shall allocate the amounts described in this Section 11.3 among its customers in good faith and on an equitable basis. The determination by such Lender of the amount necessary to compensate such Lender for any such liability, cost or expense shall be presumptively correct, provided that such Lender provides the Borrower a statement setting forth the calculation thereof.

                    11.4        Libor Expenses. The Borrower shall pay to each Lender upon demand made by such Lender each amount necessary to compensate such Lender for any liability, cost or expense that is a direct or indirect result of, whether by reason of any reduction in yield, by reason of the liquidation or redeployment of any deposit or other funds acquired by such Lender, by reason of the fixing of the rate of interest payable on any Libor Rate Portion or otherwise, (i) any attempt by the Borrower to revoke any Libor Rate Election or repay in full or part any Libor Rate Portion during any Libor Rate Period for such Libor Rate Portion, (ii) any failure by the Borrower to fulfill by the date that any Loan the request for which is combined with a Libor Rate Election is to be made by such Lender any condition upon which the making of such Loan is conditioned or (iii) the maturity, whether by acceleration or otherwise, of the aggregate outstanding principal amount of all Loans. The determination by such Lender of the amount necessary to compensate such Lender for any such liability, cost or expense shall be presumptively correct, provided that such Lender provides the Borrower a statement setting forth the calculation thereof.

                    11.5        Environmental Indemnification. The Borrower shall indemnify each Lending Entity and each officer, employee, accountant, attorney and other agent of such Lending Entity on demand made by such Lending Entity against each liability, cost and expense (including, but not limited to, the reasonable fees and disbursements of counsel to such Lending Entity or such officer, employee, accountant, attorney or other agent, whether retained for advice, litigation or any other purpose, and all costs of any investigation, monitoring, removal, remediation or restoration) imposed on, incurred by or asserted against such Lending Entity or such officer, employee, accountant, attorney or other agent as a direct or indirect result of (i) any Release or threatened Release of any Hazardous Material at, in, on or under any property now or previously owned, leased as a lessee or used by the, Borrower or any Subsidiary, (ii) any active or abandoned underground storage tank at, in, on or under any such property, (iii) any polychlorinated biphenyl or friable asbestos at, in, on or under any such property, (iv) the existence of any condition at, in, on or under any such property that gives or might give rise to any liability pursuant to any Environmental Law or (v) the Borrower or any Subsidiary transporting or arranging for the transportation of any Hazardous Material to or from any property except to the extent that such liability, cost or expense results from the gross negligence or willful misconduct of such Lender.

                    11.6        Reasonable Efforts to Mitigate. Each Lender agrees that as promptly as practicable after it becomes aware of any circumstances that would prevent it from making available, or require it to convert, any Libor Rate Portion of any Loan pursuant to Sections 2.6 or 5.6 of this Agreement or that would entitle it to be paid additional moneys pursuant to Sections 2.9, 5.7 or 11.3 of this Agreement, such Lender shall give notice thereof to the Borrower, with a copy to the Agent and, to the extent so requested by the Borrower and not inconsistent with regulatory policies applicable to such Lender, such Lender shall use reasonable efforts and take such actions as are reasonably appropriate (including the changing of its lending office or branch) if as a result thereof the circumstances which would otherwise so prevent or require a conversion of such Loan pursuant would cease to exist or the additional moneys which would otherwise be so required to be paid to such Lender would be reduced (other than for de minimi amounts), in each case if, as determined by such Lender in its sole discretion, the taking of such actions would not adversely affect such Loan.

                    11.7        Replacement of Lenders. If any Lender (an "Affected Lender") (i) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) additional moneys pursuant to Sections 2.9, 5.7 or 11.3 of this Agreement, or (ii) is unable to make or maintain any Libor Rate Portion of any Loan pursuant to Sections 2.6 or 5.6 of this Agreement as a result of any circumstances described therein, the Borrower may, within 90 days of receipt of such demand, by notice (a "Replacement Notice") in writing to the Agent and such Affected Lender (A) request the Affected Lender to cooperate with the Borrower in obtaining a replacement lender satisfactory to the Agent and the Borrower (the "Replacement Lender"), (B) request the Lenders other than such Affected Lender (the "Non-Affected Lenders") to acquire and assume all of such Affected Lender's Loans and obligations pursuant to this Agreement and each other Loan Document, provided, however, that no Lender shall be under any obligations to do so or (C) designate a Replacement Lender which is eligible under Section 14.4 of this Agreement and is reasonably satisfactory to the Agent other than when an Event of Default has occurred and is continuing and absolutely satisfactory to the Agent when an Event of Default has occurred and is continuing. If any satisfactory Replacement Lender shall be so obtained, or any of the Non-Affected Lenders shall agree to acquire and assume all of the Affected Lender's Loans and obligations pursuant to this Agreement and each other Loan Document, then such Affected Lender shall assign, in accordance with Section 14.4 of this Agreement, all of its Loans and rights and obligations under this Agreement and each other Loan Document to such Replacement Lender or Non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other obligations pursuant to this Agreement and each other Loan Document then due and payable to such Affected Lender; provided, however, that (I) such assignment shall be in accordance with the provisions of Section 14.4, shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender or Non-Affected Lenders, as the case may be, and (II) prior to any such assignment, the Borrower shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under this Agreement and each other Loan Document.

                    12.        NOTICES. Each notice and other communication by any Lending Entity to the Borrower or any other Lending Entity or by the Borrower to any Lending Entity relating to this Agreement shall be (i) in writing, (ii) delivered in person or sent by mail, established overnight courier service or facsimile and (iii) directed as follows or as may at any time and from time to time be specified in any notice so sent by the recipient:

                a.     If to Borrower:

                        Moog Inc.                                                                          Fax: 716-687-4457
                        Jamison Road and Seneca Street
                        East Aurora, New York 14052-0018
                        Attention: Timothy P. Balkin, Treasurer

                        With a copy to:

                        Hodgson Russ LLP                                                            Fax: 716-849-0349
                        One M&T Plaza
                        Suite 2000
                        Buffalo, New York 14203
                        Attention: Victoria J. Saxon, Esq.

                b.     If to the Agent:

                        HSBC Bank USA                                                               Fax: 716-855-0384
                        One HSBC Center
                        Buffalo, New York 14203
                        Attention: Commercial Banking Department

                        With a copy to:

                        Phillips, Lytle, Hitchcock,
                            Blaine & Huber LLP                                                       Fax: 716-852-6100
                        3400 HSBC Center
                        Buffalo, New York 14203
                        Attention: Raymond H. Seitz, Esq.

                c.     If to a Lender or the Lenders, at the address or addresses set forth on Schedule 1 for such Lender or Lenders.

Each such notice, demand and other communication shall be deemed to have-been given (i) if delivered in person, when delivered, (ii) if sent by mail, two days after when deposited in the mail, certified postage prepaid, return receipt requested, or two days after when delivered to any post office for sending by registered mail, return receipt requested, directed as described in this Section 12(iii) if sent by established overnight courier service, one day after delivered to any office of such service directed as described in this Section 12 or (iv) if sent by facsimile, upon transmission directed as described in this Section 12.

            13.        AGENT; RELATIONS AMONG LENDING ENTITIES.

                    13.1        Authorization. Each Lender authorizes the Agent to (i) act on behalf of such Lender in connection with the administration and collection of all Loans, in connection with the holding of and realization upon all Collateral and pursuant to and otherwise in connection with each Loan Document and (ii) in so acting, take each action and exercise each right and remedy that is expressly delegated to or expressly required to be taken or exercised by the Agent pursuant to any Loan Document, together with each other action, right and remedy that is reasonably incidental thereto.

                    13.2        Acting at Direction of Required Lenders. At the direction of the Required Lenders, the Agent shall make any request referred to in clause (vi) of Sections 8.8, 8.11 or 8.19 of this Agreement that it is so directed to make.

                    13.3        Non-Relationship. In acting on behalf of any Lender in connection with the administration or collection of any Loan, in connection with the holding of or realization upon any Collateral or pursuant to or otherwise in connection with any Loan Document, the Agent shall not be deemed to be acting in (i) any partnership or fiduciary relationship with respect to such Lender or (ii) any agency, partnership or fiduciary relationship with respect to the Borrower or any Subsidiary.

                    13.4        Rights of Agent. The Agent (i) shall have the right to make any loan, advance, interest or other extension of credit to the Borrower or any Subsidiary, to accept any deposit from the Borrower or any Subsidiary and generally to engage in any kind of banking, trust or other business with the Borrower or any Subsidiary or Affiliate thereof including, without limitation, entering into any kind of Swap Agreement with respect to the Loans, and to accept fees and other consideration from the Borrower or any Subsidiary or any Affiliate in connection therewith, as though the Agent were not the Agent, (ii) shall have the right to treat any payment received by the Agent from the Borrower prior to the aggregate outstanding principal amounts of all Loans becoming due pursuant to Section 10 of this Agreement as having been received in connection with any such loan, advance or other extension of credit, unless such payment is designated by the Borrower as made in connection with Loans, (iii) shall have and may exercise each right and remedy with respect to Loans made by the Agent as a Lender as though the Agent were not the Agent and (iv) shall have the right to accept fees and other consideration from the Borrower or any Subsidiary or any Affiliate in connection with its role as the Agent without having to account therefor to any Lender.

                    13.5        Limitations on Obligations and Liability. The Agent (i) shall not have any obligation to take any action, or to exercise any right or remedy, that is not expressly delegated to or expressly required to be taken or exercised by the Agent pursuant to any Loan Document and (ii) shall not be liable to any Lender or any other Person for omitting to take any action, or to exercise any right or remedy, that is not so expressly delegated or so expressly required to be taken or exercised. without limiting the generality of the preceding sentence, the Agent shall not have any obligation to do and shall not be liable to any Lender or any other Person for failing to do any of the following things, except as expressly required by this Section 13: (i) provide to any Lender any information relating to the Borrower, any Subsidiary or the business, operations, assets, affairs or condition (financial or other) of the Borrower or any Subsidiary, (ii) request any information relating to the Borrower, any Subsidiary or the business, operations, assets, affairs or condition (financial and other) of the Borrower or any Subsidiary, (iii) inspect any of the premises and records of the Borrower or any Subsidiary, (iv) discuss the business, operations, assets, affairs or condition of the Borrower or any Subsidiary with any officer or accountant of the Borrower or any Subsidiary, (v) investigate whether any Event of Default or Default has occurred or existed, (vi) account to any Lender for any money or other asset received by the Agent in connection with any lending, deposit, fiduciary or other relationship now or hereafter existing between the Agent and the Borrower or any Subsidiary, except insofar as required pursuant to any Loan Document, or (vii) disclose to any Lender or other Person any information relating to the Borrower, any Subsidiary or the business, operations, assets, affairs or condition (financial or other) of the Borrower or any Subsidiary if such disclosure would violate any Law or give rise to any claim against the Agent by the Borrower or any Subsidiary or other Person. The Agent shall not be liable to (i) the Borrower or any Subsidiary or other Person on account of any failure of any Lender that is not the Agent to perform or any delay by any Lender that is not the Agent in performing any obligation of such Lender pursuant to any Loan Document, (ii) any Lender or other Person on account of (A) any failure of the Borrower or any Subsidiary to perform or any delay by the Borrower or any Subsidiary in performing any of its obligations pursuant to any Loan Document, (B) the inaccuracy or incompleteness of any certificate, financial statement or other writing, or any information, heretofore or hereafter provided to any Lender, whether through the Agent or otherwise, by or on behalf of the Borrower in connection with the administration of collection of any Loan, in connection with the holding of or realization upon any Collateral or pursuant to or otherwise in connection with any Loan Document or (C) the inaccuracy or incompleteness of any representation or warranty heretofore or hereafter made to any Lender by or on behalf of the Borrower in connection with the administration or collection of any Loan, in connection with the holding of or realization upon any Collateral or pursuant to or otherwise in connection with any Loan Document or (iii) any Lender or other Person for (A) the performance by the Borrower or any Subsidiary of any Loan Document, (B) the existence, validity, enforceability, sufficiency or value of or any title to any Collateral, (C) the legality, validity, binding effect, enforceability, sufficiency or effectiveness of any Loan Document or (D) the collectability of any amount owing by the Borrower or any Subsidiary pursuant to any Loan Document.

                    13.6        Instructions and Advice. If the Agent requests any instruction or advice from any Lender, the Required Lenders or all Lenders with respect to the taking of or omission to take any action in connection with the administration or collection of any Loan, in connection with the holding of or realization upon any Collateral or pursuant to or otherwise in connection with any Loan Document, the Agent (i) shall be entitled to refrain from taking or omitting to take such action until the Agent receives such instruction or advice and (ii) shall not be liable to any Lender or other Person for so refraining.

                    13.7        Failure to Act. The Agent shall be fully justified in omitting to take any action (including, but not limited to, commencing any action or other legal proceeding) in connection with the administration or collection of any Loan, in connection with the holding of or realization upon any Collateral or pursuant to or otherwise in connection with any Loan Document, and shall not be liable to any Lender or other Person for omitting to take such action, if (i) in the opinion of the Agent based upon a written opinion received by the Agent from any attorney, whether or not selected or retained by the Agent, such action would violate any Law or any provision of any Loan Document, (ii) the Agent requests any instruction or advice from any Lender, the Required Lenders or all Lenders with respect to the taking of such action and has not received such instruction or advice or (iii) the Agent is not, upon its request, indemnified to its satisfaction by all Lenders against each liability, cost and expense (including, but not limited to, the reasonable fees and disbursements of counsel to the Agent) imposed on, incurred by or asserted against it as a direct or indirect result of the taking of such action.

                    13.8        Reliance. The Agent shall be fully justified in relying on and shall not be liable to any Lender or other Person for relying in good faith on (i) any oral (including, but not limited to, telephonic), written or other (including, but not limited to, facsimile) notice, request, certificate or other communication that the Agent believes to be genuine and correct and to have been given by the Person or Persons by whom or which it purports to have been given and (ii) any advice or opinion received by the Agent from any professional advisor (including, but not limited to, any attorney, accountant, or other expert), whether or not selected or retained by the Agent.

                    13.9        Defaults. The Agent shall not be deemed to have knowledge of the occurrence or existence of any Event of Default or Default other than (i) an Event of Default described in clause (a) of Section 10 of this Agreement or an Event of Default with respect to any obligation owing by the Borrower pursuant to clause (i), (ii), (iii), (iv) or (vi) of Section 8.8 of this Agreement or (ii) an Event of Default or Default identified as such in a certificate described in clause (iv) of Section 8.8 of this Agreement. Subject to any other provision of this Section 13 (including, but not limited to, Section 13.6 of this Agreement), the Agent shall take such action with respect to any Event of Default or Default as is directed by the Required Lenders; provided, however, that until the Agent receives any such direction, it may, but shall not be obligated to, take or omit to take such action with respect to such Event of Default or Default as it deems to be in the best interests of the Lenders, except pursuant to Section 10 of this Agreement.

                    13.10        Provision of Information. Subject to any other provision of this Section 13, the Agent shall (i) promptly forward to each Lender a copy of any certificate or other writing that is required to be provided to the Agent by the Borrower or any officer of the Borrower pursuant to this Agreement and that is so provided (including, but not limited to, any certificate from any officer of the Borrower referred to in Section 13.9 of this Agreement) and (ii) promptly notify each Lender of any Event of Default described in Section 10.1 of this Agreement.

                    13.11        Non-Reliance. Each Lender represents and warrants to the Agent and each other Lender that it has (i) independently made its own investigation into an appraisal of the business, operations, assets, affairs and conditions (financial or other) of the Borrower and each Subsidiary, (ii) independently made its own analysis and judgment as to the creditworthiness of the Borrower, (iii) independently made its own decision concerning whether to enter into this Agreement and (iv) not relied upon any representation or warranty made, any action taken or omitted to be taken, or any information provided, by the Agent or any other Lender in doing any of the things described in clauses (i) through (iii) of this sentence and shall not rely upon any representation or warranty made, any action taken or omitted to be taken, or any information provided, by the Agent or any other Lender in doing any of such things.

                    13.12        Exculpation. Neither the Agent nor any officer, accountant, attorney or other agent of the Agent shall be liable for any action taken or omitted to be taken by it, him or her in connection with the holding or realization upon any Collateral or pursuant to or otherwise in connection with any Loan Document unless such action directly results from its, his or her gross negligence or willful misconduct.

                    13.13        Expenses. Each Lender shall pay to the Agent on demand made by the Agent each reasonable cost and expense (including, but not limited to, the reasonable fees and disbursements of counsel to the Agent) incurred by the Agent in connection with the Agent's acting on behalf of any Lender in connection with the administration or collection of any Loan, in connection with the holding of or realization upon any Collateral or pursuant to or otherwise in connection with any Loan Document to the extent that the Agent is not reimbursed for such cost or expense by the Borrower; provided, however, that such Lender's liability pursuant to this sentence shall be limited to its Commitment Percentage at the time such cost or expense is so incurred.

                    13.14        Indemnification. Each Lender shall indemnify the Agent against each liability and each reasonable cost and expense (including, but not limited to, the reasonable fees and disbursements of counsel to the Agent) imposed on, incurred by or asserted against the Agent as a direct or indirect result of the Agent's (i) acting on behalf of any Lender in connection with the administration or collection of any Loan, in connection with the holding of or realization upon any Collateral or pursuant to or otherwise in connection with any Loan Document or (ii) in so acting, taking or omitting to take any action unless such acting, taking or omitting to take such action results from the Agent's gross negligence or willful misconduct; provided, however, that such Lender's liability pursuant to this sentence shall be limited to its Commitment Percentage at the time such liability, cost or expense is so imposed, incurred or asserted.

                    13.15        Successor. Any Person serving as the Agent may resign from such service at any time, effective upon giving notice of such resignation to the Borrower and each Lender and the appointment of a successor Agent pursuant to this Section 13.15. Upon any such resignation, the Required Lenders may, after consultation among the Lenders and with the Borrower, appoint another Lender as the Agent. If no other Lender is so appointed and accepts such appointment within 30 days after the date of such resignation, then the Person resigning as the Agent may, on behalf of the Lenders, after consultation with the Lenders and the Borrower, appoint as the Agent another Lender or any other commercial banking institution organized under any Law of the United States or any state of the United States and having a combined capital and surplus of at least $500,000,000. In either case, reasonable efforts shall be made to appoint a successor Agent having an office in Buffalo, New York. Upon accepting appointment as the Agent, (i) any Person shall be entitled to receive from its predecessor as the Agent such documents of assignment or other transfer as such Person reasonably requests and shall succeed to all rights and obligations of such predecessor, and (ii) such predecessor shall be discharged from all obligations as the Agent. After any Person resigns as the Agent, the provisions of this Section 13 (including, but not limited to, Sections 13.13 and 13.14 of this Agreement) shall inure to its benefit as to all actions taken or omitted to be taken by it while it was the Agent.

                    13.16        Cooperation of Lenders. Each Lender shall (i) promptly notify each other Lending Entity of each Event of Default or Default of which such Lender acquires knowledge, (ii) provide each other Lending Entity with all information and documentation that such other Lending Entity reasonably requests in connection with the performance by such other Lending Entity of any obligation of such other Lending Entity pursuant to any Loan Document and (iii) cooperate with the Agent in connection with all matters relating to the administration or collection of any Loan or to any Loan Document.

                    13.17        Sharing of Amounts. If any Lender shall obtain any amount (whether by voluntary or involuntary payment, by operation of law, by realization upon any Collateral, by exercise of any right of setoff or otherwise) on account of any Loan that results in all amounts received by such Lender on account of Loans exceeding its Commitment Percentage, then such Lender shall purchase or repurchase from the rest of the Lenders such participation interests in the Loans made by them as shall be necessary to result in such ratio being the same as immediately before such receipt of such amount.

                    13.18        Benefit. The provisions of this Section 13 are solely for the benefit of each Lending Entity, and the Borrower shall not be entitled to any benefit because of the existence of, to rely on or to assert any claim or defense against any Lending Entity based upon any such provision. Such provisions may be modified without any consent of or notice to the Borrower; provided, however, that, without the written consent of the Borrower, there may not be any such modification that would (i) modify this sentence or (ii) modify the requirement of Section 13.15 of this Agreement of notice to the Borrower of any resignation of any Person serving as the Agent from such service.

                    13.19        Tax Withholding Clause. Each Lender that is not incorporated or organized under the laws of the United States of America or a state thereof or the District of Columbia (a "Non-U.S. Lender") agrees that, prior to the first date on which any payment is due to it hereunder, it will deliver to the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or any successor applicable form, as the case may be, certifying in each case that such Non-U.S. Lender is entitled to receive payments under this Agreement and each other Loan Document, without deduction or withholding of any United States federal income taxes. Each Non-U.S. Lender that so delivers a Form W-8BEN or W-8ECI or any successor applicable form, as the case may be, pursuant to the preceding sentence further undertakes to deliver to each of the Borrower and the Agent two further copies of Form W-8BEN or W-8ECI or such successor applicable form, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Agent, certifying in the case of a Form W-8BEN or W-8ECI or such successor applicable form that such Non-U.S. Lender is entitled to receive payments under this Agreement and each other Loan Document without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it and such Non-U.S. Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. The Borrower shall not be required to pay any additional amounts to any Non-U.S. Lender in respect of United States Federal withholding tax pursuant to Sections 2.9, 5.7 or 11.3 of this Agreement to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement or, with respect to payments to a different lending office designated by the Non-U.S. Lender as its applicable lending office (a "New Lending Office"), the date such Non-U.S. Lender designated such New Lending Office with respect to the Loans (provided, however, that this clause (i) shall not apply to any transferee or New Lending Office as a result of an assignment, transfer or designation made at the request of the Borrower; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any transferee, or Lender through a New Lending Office, would be entitled to receive without regard to this clause (i) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such transferee, or Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, transfer or designation) or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of this Section 13.19.

            14.        MISCELLANEOUS.

                    14.1        Term; Survival. The term of this Agreement shall be the period beginning on the date of this Agreement and ending on the later of (i) the Maturity Date or (ii) the date the principal amount of each Loan, all interest payable pursuant to this Agreement and all other amounts payable by the Borrower pursuant to this Agreement have been fully and indefeasibly repaid, paid or otherwise discharged. The obligation of the Borrower to pay liabilities, costs and expenses described in Section 11 of this Agreement shall survive beyond the term of this Agreement.

                    14.2        Survival; Reliance. Each representation, warranty, covenant and agreement of the Borrower contained in this Agreement shall survive the making of each Loan and the execution and delivery to the Lenders and the Agent of all Loan Documents and shall continue in full force and effect during the term of this Agreement except to the extent modified in accordance with the provisions of this Agreement. Each such representation, warranty, covenant and agreement shall be presumed to have been relied upon by each Lending Entity regardless of any investigation made or not made, or any information possessed or not possessed, by such Lending Entity.

                    14.3        Right of Setoff. Upon and at any time and from time to time after any occurrence or existence of any Event of Default, (i) each Lender shall have the right, at the sole option of such lender and without any notice or demand of any kind (each of which is knowingly, voluntarily, intentionally and irrevocably waived by the Borrower), to place an administrative hold on, and set off against the aggregate outstanding principal amounts of all Loans made by such Lender, all interest payable pursuant to this Agreement and remaining unpaid and all other amounts payable by the Borrower to such Lender pursuant to this Agreement and remaining unpaid, each indebtedness and other obligation of such Lender in any capacity to,, in any capacity and whether alone or otherwise, the Borrower, whether now existing or hereafter arising or accruing, whether or not then due and whether pursuant to any deposit account or otherwise, except pursuant to any payroll or employee benefits account, and (ii) each holder of any participation in any unpaid indebtedness of the Borrower to such Lender pursuant to this Agreement shall have the right, at the sole option of such holder and without any notice or demand of any kind (each of which is knowingly, voluntarily, intentionally and irrevocably waived by the Borrower), to place an administrative hold on, and set off against such unpaid indebtedness, to the extent of such holder's participation in such unpaid indebtedness, each indebtedness and other obligation of such holder in any capacity to, in any capacity and whether alone or otherwise, the Borrower, whether now existing or hereafter arising or accruing, whether or not then due and whether pursuant to any deposit account or otherwise, except pursuant to any payroll or employee benefits account. Such setoff shall become effective at the time such Lender or such holder opts therefor even though evidence thereof is not entered on the records of such Lender or such holder until later.

                        14.4        Assignment or Grant of Participation. No Lender shall assign or otherwise transfer or grant any participation in this Agreement or any other Loan Document, any indebtedness or other obligation of the Borrower pursuant to this Agreement or any other Loan Document or any right or remedy of such Lender pursuant to this Agreement or any other Loan Document unless (i) the amount of the indebtedness that is the subject of such assignment or other transfer or grant of participation is at least the lesser of (A) $5,000,000 or (B) the sum of (I) the product of such Lender's Commitment Percentage multiplied by the Revolving Loan Maximum Aggregate Principal Amount plus (II) the outstanding principal amount of the Term Loans made by such Lender, (ii) except with respect to any such assignment or other transfer or grant of participation to any affiliate of such Lender or another Lending Entity, such Lender obtains with respect thereto the prior written consent, which shall not be unreasonably withheld, of (A) the Agent and (B) provided that there has not occurred any Event of Default or Default that is uncured, the Borrower, and any such assignment or other transfer or grant of participation without any such required prior written consent shall, unless such prior written consent is unreasonably withheld, be void and (iii) such Lender and such assignee, transferee or participant, shall remit to Agent, for the account of the Agent, an administrative fee of Three Thousand Dollars ($3,000) and, promptly upon the request of the Agent, executes and delivers each writing, and takes each other action, that the Agent shall deem necessary or desirable at the sole option of the Agent in connection with such assignment, transfer or participation; provided, however, that any Lender may at any time, and without payment of any such administrative fee, pledge or assign a security interest in all or any portion of its rights pursuant to this Agreement or any other Loan Document to secure obligations to a Federal Reserve Bank, and this Section 14.4 shall not apply to any such pledge or assignment of a security interest; and provided further, however, that no such pledge or assignment of a security interest shall release such Lender from any of its obligations pursuant to this Agreement or any other Loan Document or substitute any such pledgee or assignee for such Lender as a party to this Agreement or any other Loan Document. The Borrower shall not assign or otherwise transfer any right or indebtedness or other obligation of the Borrower pursuant to this Agreement or any other Loan Document without the prior written consent of the Lenders, and any such assignment or other transfer without such prior written consent shall be void. No consent by the Lenders to any such assignment or other transfer shall release the Borrower from any such indebtedness or other obligation.

                    14.5        Binding Effect. This Agreement shall be binding upon the Borrower and each direct or indirect successor and assignee of the Borrower and shall inure to the benefit of and be enforceable by each Lending Entity and each direct or indirect successor and assignee of any Lending Entity.

                    14.6        Entire Agreement, Modifications and Waivers. This Agreement contains the entire agreement among the Lenders, HSBC Bank as agent for the Lenders and the Borrower with respect to the subject matter of this Agreement and supersedes each action heretofore taken or not taken, each course of conduct heretofore pursued, accepted or acquiesced in, and each oral or written agreement and representation heretofore made, by or on behalf of any Lender or HSBC Bank as agent for the Lenders with respect thereto. No action heretofore or hereafter taken or not taken, no course of conduct heretofore or hereafter pursued, accepted or acquiesced in, no oral or written agreement or representation heretofore made, and no oral agreement or representation hereafter made, by or on behalf of any Lending Entity shall modify or terminate this Agreement, impair or otherwise adversely affect any indebtedness or other obligation of the Borrower pursuant to this Agreement or any right-or remedy of any Lending Entity pursuant to this Agreement or arising as a result of this Agreement or operate as a waiver of any such right or remedy. No modification of this Agreement or waiver of any such right or remedy shall be effective unless made in a writing specifically referring to such modification or waiver and duly executed by (i) each Lending Entity if such modification or waiver would (A) change or have the effect of changing this clause (i) or (B) adversely affect any right, remedy or obligation of the Agent with respect to the Lenders, whether pursuant to Section 13 of this Agreement or otherwise, (ii) each Lender if such modification or waiver would (A) modify this clause (ii), (B) release the Amended Continuing, Absolute and Unconditional Guaranty Agreement of any Domestic Subsidiary or release any asset from any security interest, mortgage or other lien or encumbrance imposed or created pursuant to any Loan Document, (C) reduce (I) the rate of interest payable on the outstanding principal amount of any Loan or (II) any fee payable pursuant to any Lender pursuant to this Agreement, (D) extend the due date, or change the amount, of any repayment or payment required to be made to any Lender pursuant to this Agreement or (E) reduce, or have the effect of reducing, the number of Lenders or percentage of the total outstanding principal amounts of all Loans required for any action to be taken pursuant to this Agreement, (iii) the Required Lenders and each Lender directly affected thereby if such modification or waiver would (A) increase the "Commitment Amount" shown opposite the name of such affected Lender in Exhibit A attached to and made a part of this Agreement or (B) decrease such "Commitment Amount" on other than a pro rata basis or (iv) the Required Lenders in any other case; provided, however, no consent of any Lender shall be required for the Agent to terminate or release any lien on Collateral imposed or created pursuant to any Loan Document if such release or termination is in connection with a Permitted Disposition, but the Agent shall promptly notify the Lenders of any such termination or release.

                    14.7        Rights and Remedies Cumulative. All rights and remedies of any Lending Entity pursuant to this Agreement or arising as a result of this Agreement shall be cumulative, and no such right or remedy shall be exclusive of any other such right or remedy.

                    14.8        Requests. Each request of any Lending Entity pursuant to this Agreement may be made (i) at any time and from time to time, (ii) at the sole option of such Lending Entity, whether acting alone or upon the request of the Required Lenders, and (iii) whether or not any Event of Default or Default has occurred or existed.

                    14.9        Extent of Consents and Waivers.  Each consent and waiver of any Lending Entity or the Borrower contained in this Agreement shall be deemed to have been given to the extent permitted by applicable law.

                    14.10        Action Directly or Indirectly. Any provision of this Agreement that prohibits or has the effect of prohibiting the Borrower or any Subsidiary from taking any action shall be construed to prohibit it from taking such action directly or indirectly.

                    14.11        Accounting Terms and Computations. Each accounting term used in this Agreement shall be construed as of any time in accordance with GAAP. Each accounting computation that this Agreement requires to be made as of any time shall be made in accordance with such principles as in effect at such time, except where such principles are incompatible with any requirement of this Agreement.

                    14.12        Reference to Law. Any reference in this Agreement to any Law shall be deemed to be as of any time a reference to such Law as in effect at such time or, if such Law is not in effect at such time, a reference to any similar Law in effect at such time.

                    14.13        Reference to Governmental Authority. Any reference in this Agreement to any Governmental Authority shall be deemed to be as of any time after such Governmental Authority ceases to exist a reference to the successor of such Governmental Authority at such time.

                    14.14        Classified Programs. Notwithstanding any other provision of this Agreement, no provision of this Agreement shall operate to require the disclosure of any information relating to any classified program involving the United States Department of Defense in contravention of any restriction described in clause (vi) of Section 8.8 of this Agreement or to require any party to any contract relating to any such classified program to be performed by the Borrower or any Subsidiary to accept performance by any other Person without any prior consent required under such classified program.

                    14.15        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any such provision shall be prohibited by or invalid under such law, it shall be deemed modified to conform to the minimum requirements of such law, or, if for any reason it is not deemed so modified, it shall be prohibited or invalid only to the extent of such prohibition or invalidity without the remainder thereof or any other such provision being prohibited or invalid.

                    14.16        Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the law of the State of New York and the federal law of the United States without regard to internal principles or conflicts of law.

                    14.17        Headings. In this Agreement, headings of sections are for convenience of reference only and have no substantive effect.

                    14.18        Counterparts. This Agreement may be executed in any number of counterparts and signature pages, but all of such counterparts shall together constitute a single agreement.

            15.        CONSENTS AND WAIVERS RELATING TO LEGAL PROCEEDINGS.

                    15.1        JURISDICTIONAL CONSENTS AND WAIVERS. THE BORROWER KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (i) CONSENTS IN EACH ACTION AND OTHER LEGAL PROCEEDING COMMENCED BY ANY LENDING ENTITY ARISING OUT OF OR OTHERWISE RELATING TO ANY LOAN, ANY LOAN DOCUMENT OR ANY COLLATERAL, TO THE PERSONAL JURISDICTION OF ANY COURT THAT IS EITHER A COURT OF RECORD OF THE STATE OF NEW YORK OR A COURT OF THE UNITED STATES LOCATED IN THE STATE OF NEW YORK, (ii) WAIVES EACH OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR OTHER LEGAL PROCEEDING, (iii) WAIVES PERSONAL SERVICE OF PROCESS IN EACH SUCH ACTION AND OTHER LEGAL PROCEEDING AND (iv) WAIVES IN EACH SUCH ACTION AND OTHER LEGAL PROCEEDING EACH RIGHT TO ASSERT ANY NON-MANDATORY COUNTERCLAIM OR ANY SETOFF WHICH MAY BE ASSERTED AS A SEPARATE CLAIM IN A SEPARATE ACTION IF NOT SO SETOFF.

                    15.2        WAIVER OF TRIAL BY JURY AND CLAIMS TO CERTAIN DAMAGES. EACH OF THE LENDERS, HSBC BANK AS AGENT FOR THE LENDERS AND THE BORROWER KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES EACH RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO, AND EACH RIGHT TO ASSERT ANY CLAIM FOR DAMAGES (INCLUDING, BUT NOT LIMITED TO, PUNITIVE DAMAGES) OTHER THAN ACTUAL AND CONSEQUENTIAL DAMAGES IN, ANY ACTION OR OTHER LEGAL PROCEEDING, WHETHER BASED ON ANY CONTRACT OR NEGLIGENT, INTENTIONAL OR OTHER TORT OR OTHERWISE, ARISING OUT OF OR OTHERWISE RELATING TO (i) ANY LOAN, ANY LOAN DOCUMENT OR ANY COLLATERAL, (ii) ANY TRANSACTION ARISING OUT OF OR OTHERWISE RELATING TO ANY LOAN, ANY LOAN DOCUMENT OR ANY COLLATERAL OR (iii) ANY NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF ANY LOAN DOCUMENT OR ANY COLLATERAL.

                    The Lenders, HSBC Bank, as agent for the Lenders, and the Borrower have caused this Agreement to be duly executed as of the date shown at the beginning of this Agreement.

                                                               HSBC BANK USA

                                                               By ___________________________________________
                                                                       William H. Graser, First Vice President

                                                               MANUFACTURERS AND TRADERS TRUST COMPANY

                                                               By ___________________________________________
                                                                       Sean V. Timms, Vice President

                                                                    FLEET NATIONAL BANK

                                                                    By ___________________________________________
                                                                            John C. Wright, Vice President

                                                                    KEYBANK NATIONAL ASSOCIATION

                                                                    By ___________________________________________
                                                                            David J. Wechter, Vice President

                                                                    BANK OF TOKYO-MITSUBISHI TRUST COMPANY

                                                                    By ___________________________________________
                                                                            Paresh R. Shah, Vice President

                                                                    PNC BANK, NATIONAL ASSOCIATION

                                                                    By ___________________________________________
                                                                            Stephen W. Boyd, Vice President

                                                                    JPMORGAN CHASE BANK

                                                                    By ___________________________________________
                                                                            Michael E. Wolfram, Vice President

                                                                    CITIZENS BANK OF PENNSYLVANIA

                                                                    By ___________________________________________
                                                                            Edward J. Kloecker, Jr., Vice President

                                                                    COMERICA BANK

                                                                    By ___________________________________________
                                                                            Joel S. Gordon, Assistant Vice President

                                                                    SOCIETE GENERALE

                                                                    By ___________________________________________
                                                                            Eric E. O. Siebert, Managing Director

                                                                    HSBC BANK USA, AS AGENT

                                                                    By ___________________________________________
                                                                            William H. Graser, First Vice President

                                                                    MOOG INC.

                                                                    By ___________________________________________
                                                                            Robert R. Banta, Executive Vice President

BBca
BFLO Doc. #1260182.12

Exhibit A

Lenders	Commitment Amount
	Revolving Loan	Term Loan	Total
HSBC Bank USA	$60,576,923.08	$14,423,076.92	$75,000,000
Manufacturers and Traders Trust Company	$60,576,923.08	$14,423,076.92	$75,000,000
Fleet National Bank	$40,384,615.39	$9,615,384.61	$50,000,000
KeyBank National Association	$32,307,692.31	$7,692,307.69	$40,000,000
Bank of Tokyo-Mitsubishi Trust Company	$20,192,307.69	$4,807,692.31	$25,000,000
PNC Bank, National Association	$20,192,307.69	$4,807,692.31	$25,000,000
JPMorgan Chase Bank	$20,192,307.69	$4,807,692.31	$25,000,000
Citizens Bank of Pennsylvania	$20,192,307.69	$4,807,692.31	$25,000,000
Comerica Bank	$20,192,307.69	$4,807,692.31	$25,000,000
Societe Generale	$20,192,307.69	$4,807,692.31	$25,000,000

Lender Notice Addresses                                    Facsimile No.

HSBC Bank USA
One HSBC Center - Lobby Level
Buffalo, NY 14203
Attn: William H. Graser                                        716-855-0384
        First Vice President

Manufacturers and Traders Trust Company
One Fountain Plaza
Buffalo, NY 14203
Attn: Sean V. Timms                                             716-848-7318
        Vice President

Fleet National Bank
10 Fountain Plaza
Buffalo, NY 14202
Attn: John C. Wright                                             716-847-4491
        Vice President

Bank of Tokyo-Mitsubishi Trust Company
1251 Avenue of the Americas
New York, NY 10020-1104
Attn: Paresh R. Shah                                             212-782-6445
        Vice President

KeyBank National Association
Mailcode: OH-01-27-0606
127 Public Square
Cleveland, OH 44114-1306
Attn: David J. Wechter                                         216-689-4442
        Vice President

PNC Bank, National Association
PNC Business Credit
249 Fifth Avenue
One PNC Plaza, 6th Floor
Pittsburgh, PA 15222
Attn: Stephen W. Boyd                                         412-768-4369
        Vice President

JPMorgan Chase Bank
JPMorgan Chase & Co
2300 Main Place Tower
Buffalo, NY 14202
Attn: Michael E. Wolfram                                     716-843-4939
        Vice President

Citizens Bank of Pennsylvania
1128 State Street, Room 165-0300
Erie, PA 16501
Attn: Edward J. Kloecker, Jr.                                814-453-7275
        Vice President

Comerica Bank
U.S. Banking/East
One Detroit Center
500 Woodward Avenue
9th Floor, Mail Code 3279
Detroit, MI 48226
Attn: Joel S. Gordon                                             313-222-3647
        Assistant Vice President

Societe Generale
181 West Madison Street
Suite 3400
Chicago, IL 60602
Attn: Eric E. O. Siebert                                         212-578-5099
        Managing Director

Exhibit B

REVOLVING LOAN NOTE

Buffalo, New York                                     March 3, 2003                                        $_____________

                    For value received, the undersigned, MOOG INC., a New York business corporation having its chief executive office at Jamison Road and Seneca Street, East Aurora, New York 14052-0018 ("Borrower") promises to pay to the order of _____________ ("Lender") at the banking office of the Agent (as defined in the Loan Agreement, as hereinafter defined) provided in the Loan Agreement (as hereinafter defined), in lawful money of the United States and in immediately available funds, (i) the principal amount of ___________________________ Dollars on the Maturity Date (as defined in the Loan Agreement, as hereinafter defined), when the Borrower shall pay to the Lender or any transferee of this Note (the Lender or any such transferee being the "Holder") all interest and other amounts owing by the Borrower to the Holder pursuant to this Note and remaining unpaid, and (ii) interest as provided in the next paragraph. In this Note, any capitalized term not defined in this Note has the meaning defined in the Amended and Restated Loan Agreement, dated as of even date herewith, among the Lender, certain other lenders, HSBC Bank USA, as agent for the Lender and such other lenders, and the Borrower, as the same may hereafter be supplemented, extended, renewed, restated, replaced or otherwise modified from time to time ("Loan Agreement").

                    From and including the date of this Note to but not including the date the outstanding principal amount of this Note is paid in full, the Borrower shall pay to the Agent for the account of the Holder interest on such outstanding principal amount at such interest rates, and payable at such times, as are specified in the Loan Agreement.

                    Each Revolving Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, inscribed on the grid on the reverse side of this Note or any continuation thereof ("Schedule"). Each entry set forth on the Schedule shall be prima facie evidence of the facts so set forth. No failure by the Holder to make, and no error by the Holder in making, any inscription on the Schedule shall affect the Borrower's obligation to repay the full amount advanced on this Note to or for the account of the Borrower, or Borrower's obligation to pay interest thereon at the agreed upon rate.

                    Except during any Libor Rate Period for any Libor Rate Portion of the outstanding principal amount of this Note (during which such option shall only be available upon the payment of each amount required pursuant to Section 11.4 of the Loan Agreement), and subject to the other requirements of Section 2.4 of the Loan Agreement, the Borrower shall have the option of paying to the Agent for the account of the Holder the outstanding principal amount of this Note in advance in full or in part at any time and from time to time without any premium or penalty.

                    The Borrower shall also make certain mandatory payments of the outstanding principal amount of this Note to the Agent for the account of the Holder in advance if required to do so by, and in accordance with the requirements of, Section 2.5 of the Loan Agreement.

                    Upon or at any time or from time to time after the occurrence or existence of any Event of Default other than, with respect to the Borrower, an Event of Default described in Section 10.1e of the Loan Agreement, the outstanding principal amount of this Note and all interest and other amounts owing by the Borrower to the Holder pursuant to this Note and remaining unpaid shall, at the sole option of the Required Lenders and without any notice, demand, presentment or protest of any kind (each of which is knowingly, voluntarily, intentionally and irrevocably waived by the Borrower), become immediately due. Upon the occurrence or existence of, with respect to the Borrower, any Event of Default described in such Section 10.1e, such outstanding principal amount and all such interest and other amounts shall, without any notice, demand, presentment or protest of any kind (each of which is knowingly, voluntarily, intentionally and irrevocably waived by the Borrower), automatically become immediately due.

                    There shall be payable pursuant to this Note only so much of the principal amount hereof as shall have been advanced by the Holder to the Borrower pursuant to the Loan Agreement as a replacement Revolving Loan or Revolving Loans and is outstanding.

                    This Note is one of the Revolving Loan Notes referred to in, and is entitled to the benefits of, the Loan Agreement. The obligations of the Borrower under this Note are secured by the Collateral referred to in the Loan Documents.

                    The Borrower shall pay to the Agent on demand made by the Agent each cost and expense (including, but not limited to, the reasonable fees and disbursements of counsel to the Agent, whether retained for advice, litigation or any other purpose) incurred by the Agent in endeavoring to (i) collect any of the outstanding principal amount of this Note or any interest or other amount owing by the Borrower to the Holder pursuant to this Note and remaining unpaid, (ii) preserve or exercise any right or remedy of the Agent or the Holder relating to, enforce or realize upon any Collateral or (iii) preserve or exercise any right or remedy of the Agent or the Holder pursuant to this Note.

                    This Note may not be assigned or otherwise transferred except in accordance with Section 14.4 of the Loan Agreement.

                    This Note is given in part in replacement of, and substitution for, but not in payment of, the Revolving Loan Notes of the undersigned issued on October 24, 2000 under the Corporate Revolving and Term Loan Agreement dated as of November 30, 1998, as amended (1998 Credit Agreement"), among the Borrower, HSBC Securities (USA) Inc. as arranger, the Agent and certain lenders party thereto ("1998 Indebtedness"), which notes themselves were issued in replacement of, and substitution for, but not in payment of, the original revolving loan notes issued by Borrower on November 30, 1998 under the 1998 Credit Agreement. This Note, in part, evidences the acquisition by the Lender of a ratable portion of the 1998 Indebtedness.

                    This Note shall be governed by and construed, interpreted and enforced in accordance with the law of the State of New York and the federal law of the United States without regard to the law of any other jurisdiction.

                                                                            MOOG INC.

                                                                            By______________________________________
                                                                                Robert R. Banta, Executive Vice President

ACKNOWLEDGEMENT

STATE OF NEW YORK )
                                         ) SS.
COUNTY OF ERIE         )

            On the ____ day of March, in the year 2003, before me, the undersigned, a notary public in and for said state, personally appeared Robert R. Banta, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

                                                                            _________________________
                                                                            Notary Public

REVOLVING LOANS AND PAYMENTS OF PRINCIPAL
DATE	AMOUNT OF REVOLVING LOAN	AMOUNT OF PRINCIPAL PAID OR PREPAID	UNPAID PRINCIPAL BALANCE	NOTATION MADE BY

Exhibit C

TERM LOAN NOTE

Buffalo, New York                                         March __, 2003                              $_____________

                    For value received, the undersigned, MOOG INC., a New York business corporation having its chief executive office at Jamison Road and Seneca Street, East Aurora, New York 14052-0018 ("Borrower") promises to pay to the order of _____________ ("Lender") at the banking office of the Agent (as defined in the Loan Agreement, as hereinafter defined) provided in the Loan Agreement (as hereinafter defined), in lawful money of the United States and in immediately available funds, (i) the principal amount of ___________________________ Dollars in quarterly principal installments as provided in the next paragraph, and (ii) interest as provided in the next two paragraphs. In this Note, any capitalized term not defined in this Note has the meaning defined in an Amended and Restated Loan Agreement, dated as of even date herewith, among the Lender, certain other lenders, HSBC Bank USA, as agent for the Lender and such other lenders, and the Borrower, as the same may hereafter be supplemented, extended, renewed, restated, replaced or otherwise modified from time to time ("Loan Agreement").

                    The Borrower shall pay the principal amount of this Note to the Agent for the account of the Lender or any transferee of this Note (the Lender or any such transferee being the "Holder") in 20 consecutive installments, with the first of such installments to become due on June 30, 2003 and one of such installments to become due on each succeeding September 30, December 31, March 31 and June 30 through March 31, 2008, when the Borrower shall pay to the Agent for the account of the Holder the outstanding principal amount of this Note and all interest and other amounts owing by the Borrower to the Holder pursuant to this Note and remaining unpaid. Each of such installments shall be the Lender's Commitment Percentage of $3,750,000.

                    From and including the date of this Note to but not including the date the outstanding principal amount of this Note is paid in full, the Borrower shall pay to the Agent for the account of the Holder interest on such outstanding principal amount at such interest rates, and payable at such times, as are specified in the Loan Agreement.

                    Except during any Libor Rate Period for any Libor Rate Portion of the outstanding principal amount of this Note (during which such option shall only be available upon the payment of each amount required pursuant to Section 11.4 of the Loan Agreement), and subject to the other requirements of Section 5.4 of the Loan Agreement, the Borrower shall have the option of paying to the Agent for the account of the Holder the outstanding principal amount of this Note in advance in full or in part at any time and from time to time without any premium or penalty. Each such payment in part shall be applied to the installments of the principal amount of this Note in the inverse order of such installments becoming due except when paying the next regularly scheduled installment of the principal amount of this Note.

                    The Borrower shall also make certain mandatory payments of the outstanding principal amount of this Note to the Agent for the account of the Holder in advance if required to do so by, and in accordance with the requirements of, Section 5.5 of the Loan Agreement.

                    Upon or at any time or from time to time after the occurrence or existence of any Event of Default other than, with respect to the Borrower, an Event of Default described in Section 10.1e of the Loan Agreement, the outstanding principal amount of this Note and all interest and other amounts owing by the Borrower to the Holder pursuant to this Note and remaining unpaid shall, at the sole option of the Required Lenders and without any notice, demand, presentment or protest of any kind (each of which is knowingly, voluntarily, intentionally and irrevocably waived by the Borrower), become immediately due. Upon the occurrence or existence of, with respect to the Borrower, any Event of Default described in such Section 10.1e, such outstanding principal amount and all such interest and other amounts shall, without any notice, demand, presentment or protest of any kind (each of which is knowingly, voluntarily, intentionally and irrevocably waived by the Borrower), automatically become immediately due.

                    This Note is one of the Term Loan Notes referred to in, and is entitled to the benefits of, the Loan Agreement. The obligations of the Borrower, and the obligations of the Guarantors, are secured by the Collateral referred to in the Loan Documents.

                    The Borrower shall pay to the Agent on demand made by the Agent each cost and expense (including, but not limited to, the reasonable fees and disbursements of counsel to the Agent, whether retained for advice, litigation or any other purpose) incurred by the Agent in endeavoring to (i) collect any of the outstanding principal amount of this Note or any interest or other amount owing by the Borrower to the Holder pursuant to this Note and remaining unpaid, (ii) preserve or exercise any right or remedy of the Agent or the Holder relating to, enforce or realize upon any Collateral or (iii) preserve or exercise any right or remedy of the Agent or the Holder pursuant to this Note.

                    This Note may not be assigned or otherwise transferred except in accordance with Section 14.4 of the Loan Agreement.

                    This Note is given in part in replacement of, and substitution for, but not in payment of, the Term Loan Notes of the undersigned issued on October 24, 2000 under the Corporate Revolving and Term Loan Agreement dated as of November 30, 1998, as amended (1998 Credit Agreement"), among the Borrower, HSBC Securities (USA) Inc. as arranger, the Agent and certain lenders party thereto ("1998 Indebtedness"), which notes themselves were issued in replacement of, and substitution for, but not in payment of, the original term loan notes issued by Borrower on November 30, 1998 under the 1998 Credit Agreement. This Note, in part, evidences the acquisition by the Lender of a ratable portion of the 1998 Indebtedness.

                    This Note shall be governed by and construed, interpreted and enforced in accordance with the law of the State of New York and the federal law of the United States without regard to the law of any other jurisdiction.

                                                                          MOOG INC.

                                                                      By______________________________________
                                                                          Robert R. Banta, Executive Vice President

ACKNOWLEDGMENT

STATE OF NEW YORK )
                                        : SS.
COUNTY OF ERIE         )

            On the ____ day of March, in the year 2003, before me, the undersigned, a notary public in and for said state, personally appeared Robert R. Banta, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

                                                                            ______________________________
                                                                            Notary Public

Exhibit D

SWINGLINE LOAN NOTE

Buffalo, New York                                     March 3, 2003                                                     $10,000,000

                    For value received, the undersigned, MOOG INC., a New York business corporation having its chief executive office at Jamison Road and Seneca Street, East Aurora, New York 14052-0018 ("Borrower") promises to pay, ON DEMAND, to the order of HSBC BANK USA ("Lender") at the banking office of the Agent (as defined in the Loan Agreement, as hereinafter defined) at One HSBC Center, Buffalo, New York 14203, in lawful money of the United States and in immediately available funds, the lesser of (i) the principal amount of Ten Million Dollars ($10,000,000) or (ii) the aggregate amount of all unpaid Swingline Loans made by Lender to Borrower as shown on the schedule on the reverse side of this Note or any continuation schedule ("Schedule") together with interest as provided in the next paragraph. In this Note, any capitalized term not defined in this Note has the meaning defined in the Amended and Restated Loan Agreement, dated as of even date herewith, among the Lender, certain other lenders, HSBC Bank USA, as agent for the Lender and such other lenders, and the Borrower, as the same may hereafter be supplemented, extended, renewed, restated, replaced or otherwise modified from time to time ("Loan Agreement").

From and including the date of this Note to but not including the date the outstanding principal amount of this Note is paid in full, the Borrower shall pay to the Agent for the account of the holder of this Note ("Holder") interest on such outstanding principal amount at a rate per year that shall on each day prior to demand be equal to the HSBC Bank Prime Rate from time to time in effect. After an unsatisfied demand for payment, this Note shall bear interest at a per annum rate of interest equal to 2% in excess of the HSBC Bank Prime Rate from time to time in effect. In no event shall such interest be payable at a rate in excess of the maximum rate permitted by applicable law and solely to the extent necessary to result in such interest not being payable at a rate in excess of such maximum rate, any amount that would be treated as part of such interest under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Agent or the Holder, shall be refunded to the Borrower, it being the intention of the Lender and the Borrower that such interest not be payable at a rate in excess of such maximum rate. A payment of such interest shall become due on the first day of each calendar month, beginning on April 1, 2003 and on the date this Note is repaid in full. Interest shall be calculated on the basis of a 365-day year or 366-day year, as applicable, for the actual number of days elapsed.

                    The Holder is authorized to inscribe on the Schedule the date of each Swingline Loan made hereunder, each repayment of principal and the aggregate unpaid principal balance of this Note. Each entry set forth on the Schedule shall be prima facie evidence of the facts so set forth. No failure by the Holder to make, and no error by the Holder in making, any inscription on the Schedule shall affect the Borrower's obligation to repay the full amount advanced on this

Note to or for the account of the Borrower, or Borrower's obligation to pay interest thereon at this agreed upon rate.

                    This Note is the Swingline Loan Note referred to in the Loan Agreement and is secured by the Collateral referred to in the Loan Agreement, and is otherwise entitled to the benefits of the Loan Agreement.

                    The Borrower shall pay to the Agent on demand made by the Agent each cost and expense (including, but not limited to, the reasonable fees and disbursements of counsel to the Agent, whether retained for advice, litigation or any other purpose) incurred by the Agent in endeavoring to (i) collect any of the outstanding principal amount of this Note or any interest or other amount owing by the Borrower to the Holder pursuant to this Note and remaining unpaid, (ii) preserve or exercise any right or remedy of the Agent or the Holder relating to, enforce or realize upon any Collateral or (iii) preserve or exercise any right or remedy of the Agent or the Holder pursuant to this Note.

                    This Note shall be governed by and construed, interpreted and enforced in accordance with the law of the State of New York and the federal law of the United States without regard to the law of any other jurisdiction.

                                                                          MOOG INC.

                                                                         By______________________________________
                                                                             Robert R. Banta, Executive Vice President

ACKNOWLEDGEMENT

STATE OF NEW YORK )
                                         ) SS.
COUNTY OF ERIE         )

            On the ____ day of March, in the year 2003, before me, the undersigned, a notary public in and for said state, personally appeared Robert R. Banta, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

                                                                                    _________________________
                                                                                    Notary Public

SCHEDULE

SWINGLINE LOANS AND PAYMENTS OF PRINCIPAL
DATE	PRINCIPAL AMOUNT	AMOUNT OF PRINCIPAL PAID OR REPAID	AGGREGATE UNPAID PRINCIPAL BALANCE	INSCRIPTION MADE BY

BFLO Doc. 1260182.13

Schedule 1.63

Permitted Indebtedness
(Note - Numbers Represent 12/31/02 Balances)
1.	10% Subordinated Notes Due May 2006, to be redeemed in accordance with Section 7.20 of the Loan Agreement				$120,000,000

2.	Existing loans from Borrower to any Foreign Subsidiary

		- Moog do Brasil			$1,100,000
		- Moog Controls Corp. (Philippines) (extended payment terms on net Trade Accounts Payable) intercompany advance to be booked as a result of Philippines Transfer		$ $	23,816,460 3,000,000
		- Moog Controls India Private LTD.			$1,292,340

3.	Existing Obligations under Capital Leases				$696,199

4.	Existing Bank Facilities other than with the Lenders:

		- Moog GmbH	5,556,461	EUROS
		- Moog Italiana S.r.l.	6,204,423	EUROS
		- Moog Italiana S.r.l. (Casella)	10,000,046	EUROS
		- Microset S.r.l.	1,394,438	EUROS
		- Moog Sarl	405,414	EUROS
		- Moog Japan Ltd.	933,180,086	YEN
		- Moog Australia Pty. Ltd.	422,297	A$
		- Moog AG (Ireland)	291,241	EUROS
		- Moog Controls Ltd. (UK)	885,000	USD
		- Moog Hydrolux Sarl (Luxembourg)	239,464	EUROS
		- Moog IFSC Ltd.	1,000,000	USD

5.	Existing Stand-by Letter of Credit issued by HSBC Bank USA with expiry date of June 30, 2003				$2,500,000

6.	Customer Advances received in the ordinary course of business

7.	Income Taxes Payable and Deferred Income Tax Liabilities incurred in the ordinary course of business

8.	Pension Obligations incurred in the ordinary course of business

9.	Accrued payroll, vacation, benefits and payroll tax liabilities

	-2-

10.	Contingent Liabilities

	A.	Hedging Activity (consistent with the Company's past practice)

		- Hedging of equity in, and advances to, Foreign Subsidiaries

		- Contingent liabilities created related to interest rate caps, collars, swaps or similar derivative instruments and guarantees of same.

		- Hedging related to any Borrower or Subsidiary contracts denominated in foreign currencies and any related guarantees.

	B.	Other

		- Guarantees by any Foreign Subsidiary of Permitted Indebtedness or Operating Leases.

		- Moog Controls Limited guarantees the share capital of $30,000 of Moog Norden.

		- Moog Inc. provides a surety on the building leases of MHP Ltd. in the United Kingdom. The building is subleased and exposure is not considered likely.

-   Certain Foreign Subsidiaries discount customers' promissory notes with various banks from time to time. The terms of such agreements provide that the Foreign Subsidiary guarantee the promissory notes.

		- Unassessed Environmental clean up costs where the Borrower or any Subsidiary has or may be named a potentially responsible party (PRP).

		- Liabilities arising from fixed prices development and production contracts in the ordinary course of business representing reserves for losses, and performance guaranties relating thereto.

		- Retrofit and recall exposure in the ordinary course of business.

		- Comfort letters to customers, lessors or financial institutions with respect to contracts, leases, and Permitted Indebtedness in the ordinary course of business.

		- Existing guarantee by Borrower of GE Capital Services (EEF) Ltd. Lease to Moog Controls Ltd. for equipment costing GBP 697,868.

Schedule 1.64

Permitted Investments
(Note - Numbers Represent 12/31/02 Balances)

1.	SimEx Inc.	$1,000,000

Schedule 1.65

Permitted Liens
(Note - Numbers Represent 12/31/02 Balances)

Foreign Liens	Lienholders	Amount

Moog Japan Ltd. Buildings	Bank of Tokyo Mitsubishi	49,989,960 YEN
	Bank of Yokahama	28,190,022 YEN
	UFG Bank	149,999,970 YEN

Moog Australia Proprietary Limited Building	ANZ Bank	357,297 A$

Schedule 7.2

Subsidiaries of the Borrower

1.          Moog AG, Incorporated in Switzerland, wholly-owned subsidiary with branch operation in Ireland.

2.          Moog Australia Pty. Ltd., Incorporated in Australia, wholly-owned subsidiary.

3.          Moog do Brasil Controles Ltda., Incorporated in Brazil, wholly-owned subsidiary

                  A.          Moog de Argentina Srl, Incorporated in Argentina, wholly-owned subsidiary of Moog do Brasil Controles Ltda.

4.          Moog Controls Corporation, Incorporated in Ohio, wholly-owned subsidiary with branch operations in the Republic of the Philippines.

5.          Moog Controls Corporation, Incorporated in New York, wholly-owned inactive subsidiary.

6.          Moog Controls Hong Kong Ltd., Incorporated in People's Republic of China,
             wholly-owned subsidiary.

7.          Moog Controls (India) Private Ltd., Incorporated in India, wholly-owned subsidiary.

8.          Moog Controls Ltd., Incorporated in the United Kingdom, wholly-owned subsidiary with a branch operation in India.

                  A.          Moog Norden A.B., Incorporated in Sweden, wholly-owned subsidiary of Moog Controls Ltd.

                  B.          Moog OY, Incorporated in Finland, wholly-owned subsidiary of
                                Moog Controls Ltd.

                  C.          Moog Whitton Ltd., Incorporated in the United Kingdom,
                                wholly-owned subsidiary of Moog Controls, Ltd.

9.          Moog Control System (Shanghai) Co. Ltd., Incorporated in People's Republic of
             China, wholly-owned subsidiary.

10.        Moog Europe Holdings. S.L., Incorporated in Spain, wholly-owned subsidiary with a branch operation in Switzerland.

                  A.          Moog Holding GmbH, Incorporated in German, wholly-owned
                                subsidiary of Moog Europe Holdings. S.L.

                                    i.        Moog GmbH, Incorporated in German, wholly-owned
                                              subsidiary of Moog Holdings GmbH

                                             a.         Moog Italiana S.r.l., Incorporated in Italy,
                                                         wholly-owned subsidiary of Moog GmbH

                                                       1.         Microset S.r.l., Incorporated in Italy, wholly-owned
                                                                   subsidiary of Moog Italiana S.r.l.

                                    ii.         Moog Hydrolux Sarl, Incorporated in Luxembourg,
                                                wholly-owned subsidiary of Moog Holding GmbH.

11.         Moog FSC Ltd., Incorporated in the Virgin Islands, wholly-owned subsidiary.

12.         Moog IFSC Ltd., Incorporated in the United Kingdom, wholly-owned subsidiary.

13.         Moog Industrial Controls Corporation, Incorporated in New York, wholly-owned subsidiary.

14.         Moog Japan Ltd., Incorporated in Japan, wholly-owned subsidiary.

15.         Moog Korea Ltd., Incorporated in South Korea, wholly-owned subsidiary.

16.         Moog Properties, Inc., Incorporated in New York, wholly-owned subsidiary.

17.         Moog Sarl, Incorporated in France, wholly-owned subsidiary, 95% owned by
              Moog Inc.; 5% owned by Moog Gmbh.

18.         Moog Singapore Pte. Ltd., Incorporated in Singapore, wholly-owned subsidiary.

Schedule 7.6

Environmental Matters

1.         Any matters disclosed in:

a.         Phase I Environment Assessment, Raytheon Aircraft-Montek facility, dated November 4, 1999, as updated by Addendum to Report dated
           February 3, 1999;

b.         Phase I Environmental Site Assessment Update, 20263 Western Avenue,
            Torrance, California, dated October 26, 1998, and Phase I Environmental
            Site Assessment, dated December 5, 2002;

c.         Phase I Environmental Assessment, Moog Inc., Jamison Road and Seneca
            Street Complexes, Elma, New York, dated November 19, 1998;

d.         Phase I Environmental Site Assessment, 21339 Nordhoff Avenue, Chatsworth,
            California, dated December 2, 2002; and

e.         Schedule 3.16 to the Stock Purchase Agreement, dated as of October 20, 1998, by and between Raytheon Aircraft Company and Moog Inc.; and

2.         The Borrower has been identified as a Potentially Responsible Party (PRP) with respect to the Envirotek/Roblin inactive hazardous waste sites in Tonawanda, New York.

1260182.13